UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Motorola Solutions, Inc.

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NOTICE OF
2015 ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2015

March 31, 2015

Dear Fellow Motorola Solutions Stockholders:

On behalf of the Motorola Solutions Board of Directors, it is my pleasure to invite you to attend our 2015 Annual Stockholders Meeting. This year’s meeting will be held on Monday, May 18, 2015 at 5 p.m., EDT, at the Fairmont Washington, D.C., Georgetown, 2401 M Street NW, Washington, D.C. 20037.

As a Motorola Solutions stockholder, your vote is important. Even if you are planning to attend the annual meeting in person, you are strongly encouraged to vote your shares through one of the methods described in the enclosed proxy statement. The Board and I would appreciate your support on our recommendations for the following proposals:

•	Election of the eight nominated directors;

•	Advisory approval of the Company’s executive compensation;

•	Approval of the Amendment and Restatement of our Omnibus Incentive Plan;

•	Approval of the Amendment and Restatement of our Employee Stock Purchase Plan; and

•	Ratification of KPMG LLP as our appointed, independent, registered public accounting firm.

2014 was a transformational year for our Company as we set a solid foundation for growth and profitability. We divested our Enterprise business, significantly improved our risk profile through pension de-risking actions and achieved substantial operating expense savings. We prioritized our services business, simplified key Company processes and focused more on our research and development spending on growth areas. We also returned $2.9 billion to stockholders through share repurchase and dividends while reaffirming our commitment to a more efficient capital structure. As a result, we believe we’re in a better position to grow, deliver strong cash flow and drive stockholder value for years to come.

Motorola Solutions now is singularly focused on serving the mission-critical communications needs of our public safety and commercial customers. I take great personal pride in knowing that our solutions and services make a difference in the world. Through the power of technology, cities can become safer, citizens more engaged and public safety agencies more empowered. Safer cities are the engines for success, driving economies to flourish and communities to thrive.

On behalf of your Board of Directors, thank you for your confidence in Motorola Solutions. I look forward to your continued support.

Gregory Q. Brown

Chairman and CEO

Motorola Solutions, Inc.

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196

March 31, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date: Monday, May 18, 2015

Time: 5:00 P.M., EDT

Location: Fairmont Washington, D.C., Georgetown, 2401 M Street NW, Washington, DC 20037

A live webcast (audio only) of the meeting will be available at www.motorolasolutions.com/investors.

The purpose of the meeting is to:

1.	elect eight directors for a one-year term;
2.	hold a stockholder advisory vote to approve the Company’s executive compensation;
3.	approve the Amendment and Restatement of our Omnibus Incentive Plan;
4.	approve the Amendment and Restatement of our Employee Stock Purchase Plan;
5.	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015;
6.	consider and vote upon the stockholder proposal described in the enclosed proxy statement, if properly presented at the meeting; and
7.	act upon such other matters as may properly come before the meeting.

By order of the Board of Directors,

Michelle M. Warner

Secretary

Only Motorola Solutions stockholders of record at the close of business on March 20, 2015 (the “record date”) will be entitled to vote at the meeting. The Notice, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2014 Annual Report, is being mailed to stockholders on or about March 31, 2015.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA SOLUTIONS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring your bank or broker statement evidencing your beneficial ownership of Motorola Solutions stock on the record date to gain admission to the meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

2015 ANNUAL MEETING OF STOCKHOLDERS

•	Date and Time: May 18, 2015, 5:00 p.m., EDT

•	Location: Fairmont Washington, D.C., Georgetown, 2401 M Street, Washington, DC 20037

•	Record Date: March 20, 2015

•

Voting: Stockholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

•	Meeting Webcast (audio only): www.motorolasolutions.com/investors

•	Common Stock Outstanding as of Record Date: 211,273,136

•	Stock Symbol: MSI

•	Registrar & Transfer Agent: Wells Fargo Shareowner Services

ITEMS TO BE VOTED ON

Our Board’s Recommendation
Election of Directors (page 4)	FOR
Advisory Vote to Approve Executive Compensation (page 19)	FOR
Approval of the Amendment and Restatement of our Omnibus Incentive Plan (page 55)	FOR
Approval of the Amendment and Restatement of our Employee Stock Purchase Plan (page 62)	FOR
Ratification of Independent Registered Public Accounting Firm (page 65)	FOR
Stockholder Proposal on Lobbying Disclosure (page 69)	AGAINST

DIRECTOR NOMINEES

					Board Committees (as of December 31, 2014)
Name	Director Since	Indep.	Other Public Co. Boards	Position	Audit	Comp.	Gov. & Nom.	Exec.
Gregory Q. Brown	2007		0	Chairman and CEO, Motorola Solutions, Inc.
Kenneth C. Dahlberg	2011		1	Former Chairman and CEO, Science Applications International Corporation
Gen. Michael V. Hayden	2011		0	Principal, Chertoff Group
Clayton M. Jones	Nom.		2	Former Chairman, CEO and President, Rockwell Collins, Inc.
Judy C. Lewent	2011		2	Former EVP and CFO, Merck & Co., Inc.
Anne R. Pramaggiore	2013		0	President and CEO, Commonwealth Edison
Samuel C. Scott	1993		2	Former Chairman, President and CEO, Corn Products International
Bradley E. Singer	2012		0	Partner, ValueAct Capital

(i)

BUSINESS HIGHLIGHTS

PERFORMANCE AND ACCOMPLISHMENTS 2011 – 2014

(ii)

EXECUTIVE COMPENSATION

2014 CEO Total Direct Compensation

2014 was a transformational year with the completion of the sale of our Enterprise business to Zebra Technologies Corporation (“Zebra”) in October. However, 2014 was a challenging year overall and our 2014 business performance was below our operating plan. This performance resulted in a below target payout under our Executive Officer Short-Term Incentive Plan. Our three-year performance ended December 31, 2014 also resulted in lower returns to our stockholders relative to our comparator group, resulting in a zero payout under the 2012-2014 cycle of our Long Range Incentive Plan. As a result, total direct compensation for 2014 was lower than in 2013 by $4.7 million.

Base Salary*	$1,287,500
Executive Officer Short Term Incentive	$558,370

Total Short-term Cash Compensation	$1,845,870
Long-term Incentive Cash Payment (2012- 2014 Long Range Incentive Plan)	$0
Long-term Incentives (grant date fair value)	$5,765,580

Total Compensation (excluding perquisites)	$7,611,450

* Actual wages reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

GOVERNANCE HIGHLIGHTS

As part of our commitment to high ethical standards, our Board follows sound governance practices. These practices are described in more detail in the Corporate Governance section of our web site.

Independence	• Seven out of our eight nominees are independent • Our CEO is the only management director • All Board committees that met during 2014 are comprised of independent directors
Independent Lead Director	• We have a Lead Independent Director, selected by the independent directors • The Lead Independent Director serves as liaison between management and the other non-management directors
Executive Sessions	• The independent directors regularly meet in private without management • The Lead Independent Director presides at these executive sessions
Accountability

•       All directors stand for election annually

•       In uncontested elections, directors must be elected by a majority of votes cast

•        Holders of 20% or more of our common stock have the ability to request a special meeting of stockholders

Board Oversight of Risk Management

•       Our Board reviews the Company’s approach to identifying and assessing risks

•       The Audit Committee reviews the risk exposure of the Company, including our internal audit assessment of risk and our material risk disclosures, and meets periodically with senior management to discuss our risk assessment and risk management policies

•       The Compensation and Leadership Committee reviews the annual compensation risk assessment and retains an independent compensation consultant

•       The Governance and Nominating Committee reviews all related party transactions

•       We have a recoupment or “clawback” policy to recover certain executive pay

•        We have a policy prohibiting trading in derivative securities of the Company, and no NEOs or Directors have pledged any Company stock

Stock Ownership Requirements

•       Our independent directors must hold at least five times the annual retainer, or $500,000, of our common stock within five years of joining the Board

•       Directors are required to hold all shares paid or awarded by the Company until their termination of service

•       Our CEO must hold our common stock equal to six times his annual salary within five years of attaining the position

•       Members of the management executive committee must hold our common stock valued at three times their annual salary within five years of joining the group

(iii)

PROXY STATEMENT

ABOUT THE 2015 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $0.01 par value per share (the “Common Stock”), of Motorola Solutions, Inc. (“we,” “our,” “Motorola Solutions,” or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Fairmont Washington, D.C., Georgetown, 2401 M Street NW, Washington, DC 20037 on Monday, May 18, 2015 at 5:00 P.M., EDT, for the purposes set forth in the Notice of 2015 Annual Meeting of Stockholders. This Proxy Statement is dated March 31, 2015 and is being distributed to stockholders on or about March 31, 2015.

All stockholders may view and print Motorola Solutions’ Proxy Statement and the 2014 Annual Report at the Company’s website at www.motorolasolutions.com/investors. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission (the “SEC”).

Stockholders Entitled to Vote at the Annual Meeting

Only stockholders of record at the close of business on March 20, 2015 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were 211,273,136 shares outstanding of Common Stock. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Solutions, Inc., 1303 E. Algonquin Road, Door 51, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

Voting Without Attending the Annual Meeting

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

•

Vote by Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M., EDT on Sunday, May 17, 2015. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M., EDT on Sunday, May 17, 2015. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating, signing, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Your Proxy at the Annual Meeting

If you do not vote in person at the Annual Meeting, but have voted your shares by Internet, telephone, or mail, you have authorized certain members of Motorola Solutions’ senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed. All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions with respect to one or more items, the shares represented by that proxy will be voted as recommended by the Board with respect to those items:

Proposal		The Board Recommended Vote
Proposal 1 –	Election of eight Directors	FOR
Proposal 2 –	Advisory Approval of the Company’s Executive Compensation	FOR
Proposal 3 –	Approval of the Amendment and Restatement of our Omnibus Incentive Plan	FOR
Proposal 4 –	Approval of the Amendment and Restatement of our Employee Stock Purchase Plan	FOR
Proposal 5 –	Ratification of Independent Registered Public Accounting Firm for Fiscal Year 2015	FOR
Proposal 6 –	Stockholder Proposal on Lobbying Disclosure	AGAINST

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	1

Holding Shares in the Name of a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone. If you do not give instructions to your broker, your broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the appointment of KPMG LLP is the only “discretionary” item. The election of directors, the advisory approval of the Company’s executive compensation, the approval of the amendment and restatement of our omnibus incentive plan, the approval of the amendment and restatement of our employee stock purchase plan and the stockholder proposal are “non-discretionary” items.

Voting At the Annual Meeting as a Beneficial Owner

If you are a beneficial owner of shares held in “street name” by a bank, broker or other nominee and want to vote your shares in person at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be provided to you. You will not be able to vote your shares at the Annual Meeting without a legal proxy. If you are provided a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

If you do not have a legal proxy, you can still attend the Annual Meeting with evidence of your stock ownership as of the record date; however, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote or instruct your broker to vote your shares in advance, even if you plan to attend.

Changing Your Vote

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196; or

•	Attending the Annual Meeting and voting in person.

Notice of Internet Availability

The SEC has adopted rules for the electronic distribution of proxy materials. We have elected to provide our stockholders access to our proxy materials and 2014 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs and lessen the environmental impact of our Annual Meeting by mailing most of our stockholders a Notice. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them by following the instructions for requesting such materials included in the Notice. The Notice instructs you on how to access and review all of the information contained in the 2015 Proxy Statement and 2014 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone.

The Notice, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2014 Annual Report, is being mailed to stockholders on or about March 31, 2015.

Other Matters at the Annual Meeting

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those other matters for you. As of the date we filed this Proxy Statement, the Board did not know of any other matter to be raised at the Annual Meeting.

2	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Votes Required to Conduct Business at the Annual Meeting or Approve Proposals

In order for business to be conducted, a quorum of a majority of the shares entitled to vote must be represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote for the election of directors. Abstentions will have the same effect as a vote “Against” the other proposals.

Proposal		Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1 –	Election of eight Directors	More “For” votes than “Against” votes cast at the Annual Meeting in person or by proxy (for non-contested election)	No
Proposal 2 –	Advisory Approval of the Company’s Executive Compensation	Majority of shares present and entitled to vote; abstentions will count as votes “Against”	No
Proposal 3 –	Approval of the Amendment and Restatement of our Omnibus Incentive Plan	Majority of shares present and entitled to vote; abstentions will count as votes “Against”	No
Proposal 4 –	Approval of the Amendment and Restatement of our Employee Stock Purchase Plan	Majority of shares present and entitled to vote; abstentions will count as votes “Against”	No
Proposal 5 –	Ratification of Independent Registered Public Accounting Firm for Fiscal Year 2015	Majority of shares present and entitled to vote; abstentions will count as votes “Against”	Yes
Proposal 6 –	Stockholder Proposal on Lobbying Disclosure	Majority of shares present and entitled to vote; abstentions will count as votes “Against”	No

With respect to each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Broker non-votes will have no effect on the outcome of any of the proposals.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

The number of directors of the Company to be elected at the Annual Meeting is eight. The directors elected at the Annual Meeting will serve a one-year term ending at the 2016 Annual Meeting until their respective successors are elected and qualified or until their earlier death, resignation or removal. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. However, if any nominee named below is not available to serve as a director for any reason at the time of the Annual Meeting, the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors. The Board is currently comprised of eight directors. Immediately following the Annual Meeting, if all nominees are elected, the Board will consist of eight directors. The Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies between Annual Meetings.

2015 DIRECTOR NOMINEES

Each of the nominees named below, other than Mr. Jones, is currently a director of the Company, elected at the Annual Meeting of Stockholders held on May 5, 2014. The ages shown are current as of the date of this Proxy Statement.

GREGORY Q. BROWN

Mr. Brown joined the Company in 2003 and since May 2011 has been the Chairman and Chief Executive Officer of Motorola Solutions, Inc. He served as President and Chief Executive Officer from January 2011 until May 2011, Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Broadband Mobility Solutions from August 2008 until January 2011.

Other Public Company Boards: Mr. Brown served on the board of Cisco Systems, Inc. from January 2013 to July 2014

Board Committees: Executive (Chair)

Director Qualifications:

—      Public company CEO, relevant industry and technology experience as Chairman and CEO of the Company, former CEO of Micromuse, Inc.

—      International and global business, developing markets, government, public policy and regulatory experience as Chairman and CEO of the Company, Chair of the Federal Reserve Bank of Chicago, former Vice Chair of the U.S. – China Business Council, former member of the President of the United States’ Management Advisory Board

—      Public company board experience

Principal Occupation: Chairman and Chief Executive Officer, Motorola Solutions, Inc.
Age: 54 Director since: 2007 Chairman since: 2011

4	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

KENNETH C. DAHLBERG

Mr. Dahlberg served as Chief Executive Officer of SAIC, a research and engineering firm specializing in information systems and technology, from November 2003 through September 2009. Mr. Dahlberg also served as Chairman of the Board of Directors of SAIC from July 2004 until his retirement in June 2010.

Other Public Company Boards: Teledyne Technologies Incorporated

Board Committees: Compensation and Leadership (Chair), Audit, Executive

Director Qualifications:

—      Public company CEO, international and global business experience as former CEO of SAIC

—      Relevant industry and technology experience as former CEO of SAIC, and as a former executive officer of General Dynamics Corp and Raytheon Systems

—      Government, public policy and regulatory experience as a former member of the Board of Governors at Aerospace Industries Association, the National Defense Industrial Association and a former member of the President of the United States’ National Telecommunications Security Advisory Council

—      Public company board experience

Principal Occupation: Retired; Formerly Chairman of the Board and Chief Executive Officer of Science Applications International Corporation (“SAIC”)
Age: 70 Director since: 2011 Independent

GEN. MICHAEL V. HAYDEN

General Hayden has been a principal at the Chertoff Group, a security consultancy company since April 2009. General Hayden served as the director of the Central Intelligence Agency from May 2006 until his retirement in February 2009.

Other Public Company Boards: None

Board Committees: Governance and Nominating

Director Qualifications:

—      Relevant industry, government, public policy and regulatory experience as a retired United States Air Force four-star general, former director of the Central Intelligence Agency, former Principal Deputy Director of National Intelligence and former director of the National Security Agency

—      International and global business and developing markets experience as a principal at Chertoff Group

Principal Occupation: Principal, Chertoff Group
Age: 70 Director since: 2011 Independent

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	5

CLAYTON M. JONES

Mr. Jones served as Chairman of the Board of Rockwell Collins, Inc. from 2002 through July 2014, and Chief Executive Officer from June 2001 until his retirement in July 2013. Mr. Jones also served as President of Rockwell Collins and Corporate Officer and Senior Vice President of Rockwell International which he joined in 1979.

Other Public Company Boards: Deere & Company, Cardinal Health, Inc.

In the last five years, Mr. Jones served on the board of Rockwell Collins from March 2001 to July 2014.

Board Committees: None

Director Qualifications:

—      Public company CEO, international and global business experience as former CEO of Rockwell Collins, Inc.

—      Relevant industry and technology experience as former CEO of Rockwell Collins, Inc., and Corporate Officer and Senior Vice President of Rockwell International.

—      Government, public policy and regulatory experience as a member of The Business Council, President’s National Security Telecommunications Advisory Committee.

—      Public company board experience

Principal Occupation: Retired; Formerly Chairman, Chief Executive Officer and President, Rockwell Collins, Inc. (“Rockwell Collins”)
Age: 65 Director since: Nominee Independent

JUDY C. LEWENT

Ms. Lewent served as Executive Vice President and Chief Financial Officer of Merck, a pharmaceutical company, from 1990 until her retirement in 2007.

Other Public Company Boards: GlaxoSmithKline plc and Thermo Fisher Scientific, Inc.

In the last five years, Ms. Lewent served on the board of directors of Motorola, Inc. from May 1995 to May 2010, and on the board of Dell, Inc. from May 2001 to July 2011.

Board Committees: Audit (Chair), Executive

Director Qualifications:

—      Public company CFO, financial and accounting expertise, and international business experience as the former CFO of Merck

—      Technology experience as a life member of the Massachusetts Institute of Technology

—      Public company board experience

Principal Occupation: Retired; Formerly Executive Vice President & Chief Financial Officer, Merck & Co., Inc. (“Merck”)
Age: 66 Director since: 2011 Independent

6	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

ANNE R. PRAMAGGIORE

Ms. Pramaggiore has been the President and Chief Executive Officer of ComEd, an electric utility company and a business unit of Exelon Corporation, and a member of the ComEd board of directors since February 2012. She served as ComEd’s President and Chief Operating Officer from May 2009 until February 2012.

Other Public Company Boards: Ms. Pramaggiore served on the board of The Babcock & Wilcox Company from January 2011 to May 2014

Board Committees: Compensation and Leadership, Governance and Nominating

Director Qualifications:

—      Government, public policy and regulatory and technology experience as CEO of ComEd, Executive Vice President, Customer Operations, Regulatory and External Affairs of ComEd, and as a licensed attorney

—      International and global business experience as Deputy Chair of the Federal Reserve Bank of Chicago and board member of the Chicago Council on Global Affairs and The Chicago Urban League

—      Public company board experience

Principal Occupation: President and Chief Executive Officer, Commonwealth Edison Company (“ComEd”)
Age: 56 Director since: 2013 Independent

SAMUEL C. SCOTT III

Mr. Scott served as Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business, from February 2001 until his retirement in May 2009.

Other Public Company Boards: Abbott Laboratories, Bank of New York Mellon

Board Committees: Governance and Nominating (Chair), Executive

Director Qualifications:

—      Public company CEO experience as former chairman and CEO of Corn Products International, Inc.

—      International and global business and developing markets experience as former chairman and CEO of Corn Products International, Inc., a board member of the Chicago Council on Global Affairs, World Business Chicago, The Chicago Urban League, and Northwestern Memorial HealthCare, and as Chairman of Chicago Sister Cities International

—      Public company board experience

Principal Occupation: Retired; Formerly Chairman of the Board, President and Chief Executive Officer, Corn Products International
Age: 70 Director since: 1993 Independent

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	7

BRADLEY E. SINGER

Mr. Singer has been a partner at ValueAct Capital an investment management company since May 2012. Mr. Singer was the Senior Executive Vice President and Chief Financial Officer of Discovery Communications, Inc., a media company, from July 2008 to March 2012 and also served as its Treasurer from February 2009 to September 2011. He served as Chief Financial Officer and Senior Executive Vice President of Discovery Communications Holding, LLC from July 2008 to March 2012 and as its Treasurer from February 2009 to September 2011.

Other Public Company Boards: None

Board Committees: Audit, Compensation and Leadership

Director Qualifications:

—      Public company CFO, financial and accounting expertise, and technology and international and global business experience as former CFO and Treasurer of Discovery Communications, Inc., Discovery Communications Holdings LLC and American Tower Corporation, a wireless and broadcast communications infrastructure company

—      Private equity and investment banking experience as a partner with ValueAct Capital and as a former investment banker with Goldman, Sachs & Co

—      Public company board experience

Principal Occupation: Partner, ValueAct Capital
Age: 48 Director since: 2012 Independent

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH EIGHT NOMINEES AS DIRECTORS.

8	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

CORPORATE GOVERNANCE

The Board’s Corporate Governance Principles

The Board adheres to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members bring a fresh perspective to understanding the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the opportunities and challenges facing Motorola Solutions and its industries and markets so that the Board members can exercise their fiduciary responsibilities to Motorola Solutions stockholders.

GOVERNANCE HIGHLIGHTS

The Board recognizes the importance of evolving corporate governance practices and is committed to regularly reviewing specific elements of the Company’s corporate governance. Key governance practices of the Company are:

Seven of eight director nominees are independent

Board Committees comprised of independent directors

Compensation and Leadership Committee retains independent compensation consultant

Lead Independent Director

Independent directors regularly meet in private without management

Risk assessment process with Audit and Compensation and Leadership Committees

Hold annual advisory vote on executive compensation

No gross-up for excise taxes

Recoupment or “clawback” policy

Stock Ownership Guidelines

Board and Committee self assessment process

Annual election of all directors

Majority vote for directors in uncontested elections

Holders of 20% or more of our Common Stock have the ability to request a special meeting of stockholders

Active stockholder engagement process

Anti-hedging policy

Motorola Solutions encourages you to visit our corporate governance page on our website at
www.motorolasolutions.com/investors which provides information about our corporate governance practices and includes the following documents:

• Board Governance Guidelines

• Director Independence Guidelines

• The Principles of Conduct for Members of the Board of Directors

• Code of Business Conduct

• Audit Committee, Compensation and Leadership Committee and Governance and Nominating Committee charters

• Restated Certificate of Incorporation, as amended

• Amended and Restated Bylaws

Amendments to the above documents, or waivers applicable to its directors, chief executive officer, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, will be posted on the Motorola Solutions website within four business days following the date of the amendment or waiver. The Amended and Restated Bylaws were amended on November 13, 2014. There were no waivers in 2014.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	9

DIRECTORS QUALIFICATIONS

The Board believes it should be comprised of individuals with appropriate skills and experiences to meet its board governance responsibilities and contribute effectively to the Company. Our Governance and Nominating Committee carefully considers the skills and experiences of current directors and new candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees also are reviewed when considering nominees to the Board. The Board has a deep working knowledge of matters common to large companies and is comprised of a mix of skills and qualifications which includes:

•	Public company CEOs and CFOs

•	Financial and accounting expertise

•	Relevant industry experience

•	Technology experience, including in information technology and cyber security

•	Global business experience

•	Developing markets experience

•	Government, public policy and regulatory experience

•	Academia

•	Private equity and investment banking experience

•	Public company board experience

•	Gender and ethnic diversity

•	Independence

Specific experience, qualifications, attributes or skills of our nominees are listed in the biographies above.

IDENTIFYING AND EVALUATING DIRECTOR CANDIDATES

As stated in our Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board’s needs; leadership qualities; ability to exercise sound judgment; existing time commitments; years to retirement age; and independence from management. They also consider ethical standards and integrity. While the Company does not have a formal policy regarding diversity, diversity is one of several factors considered by the Board and the Governance and Nominating Committee when selecting director nominees. The Board and the Governance and Nominating Committee strive to nominate directors with a variety of complementary skills, backgrounds and perspectives so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s businesses. The Governance and Nominating Committee annually assesses the effectiveness of its director nomination process and the Board Governance Guidelines.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders, provided that the recommendation contains sufficient information (as required by the Company’s Bylaws), including the candidate’s qualifications, to assess the suitability of the candidate, and is timely received in accordance with the Company’s Bylaws. Stockholder-recommended candidates that comply with these procedures will receive the same consideration that other candidates receive.

The Governance and Nominating Committee considers recommendations from many sources, including members of the Board, management and search firms. From time to time, Motorola Solutions hires search firms to help identify and facilitate the screening and interview process of director candidates. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Governance and Nominating Committee’s review and helps arrange interviews. The Governance and Nominating Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. In connection with identifying Mr. Jones, we retained a third-party search firm to review his qualifications. The Chairman of the Board and members of the Governance and Nominating Committee interviewed Mr. Jones and as a result, Mr. Jones was included in this proxy statement as a nominee for election by the stockholders. The Governance and Nominating Committee has full discretion in considering potential candidates and making its nominations to the Board.

10	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

COMMITTEES OF THE BOARD

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following standing committees: (1) Audit, (2) Compensation and Leadership, (3) Governance and Nominating, and (4) Executive. The charters for each of the Audit Committee, Compensation and Leadership Committee and Governance and Nominating Committee are available on our website at www.motorolasolutions.com/investors. Committee membership as of December 31, 2014, the number of meetings of each committee during 2014, and the functions of each committee are described below:

AUDIT COMMITTEE	• Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance.

•        Engage the independent registered public accounting firm.

2014 Meetings: 9
Judy C. Lewent (Chair) Kenneth C. Dahlberg Bradley E. Singer

•        Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

•        Maintain, through regularly scheduled meetings, a line of communication between the Board and the
Company’s financial management, internal auditors and independent registered public accounting firm.

•        Oversee compliance with the Company’s policies for conducting business, including ethical business standards.

•         Review the Company’s overall financial position, asset utilization and capital structure.

•         Review the need for equity and/or debt financing and specific outside financing proposals.

•         Review and approve certain major transactions, such as restructurings, acquisitions, divestitures, joint ventures and equity investments.

•        Monitor the performance and investments of employee retirement and related funds.

•        Review the Company’s dividend payment plans and practices.

•        Prepare the report of the Audit Committee included in this Proxy Statement.

COMPENSATION AND LEADERSHIP COMMITTEE	• Assist the Board in overseeing the management of the Company’s human resources, including:

•        compensation and benefits programs;

•        CEO performance and compensation;

•         executive development and succession; and

•        diversity efforts.

•         Oversee the evaluation of the Company’s senior management.

•         Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this Proxy Statement.

•        Prepare the report of the Compensation and Leadership Committee included in this Proxy Statement.

2014 Meetings: 6
Kenneth C. Dahlberg (Chair) Bradley E. Singer Anne R. Pramaggiore

GOVERNANCE AND NOMINATING COMMITTEE	• Identify individuals qualified to become Board members, consistent with the criteria approved by the Board.

•        Recommend director nominees and individuals to fill vacant positions and to serve on committees.

•        Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct
and any other similar governance documents adopted by the Board.

•         Oversee the evaluation of the Board and its committees.

•         Review the independence of directors and evaluate and/or approve related party transactions.

•         Generally oversee the governance and compensation of the Board.

2014 Meetings: 4
Samuel C. Scott III (Chair) Gen. Michael V. Hayden Anne R. Pramaggiore

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	11

EXECUTIVE COMMITTEE	• Act for the Board between meetings on matters already approved in principle by the Board. • Exercise the authority of the Board on specific matters assigned by the Board from time to time.
2014 Meetings: 0
Gregory Q. Brown (Chair) Kenneth C. Dahlberg David W. Dorman (Lead Independent Director)* Judy C. Lewent Samuel C. Scott III

    * Mr. Dorman is not standing for reelection; his term will expire on May 18, 2015.

Attendance

The Board held fifteen meetings during 2014. Overall attendance at Board and committee meetings was 92%. Each incumbent director attended over 89% of the combined total meetings of the Board and the committees on which he or she served during 2014, except for one director that attended 86% of the meetings and one director that attended 75% of the meetings. At the Board meetings, independent directors of the Company meet regularly in executive session without management as required by the Motorola Solutions, Inc. Board Governance Guidelines and NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. In 2014, the non-employee independent members of the Board met in executive session eight times. In addition, Board members are expected to attend the Annual Meeting as provided in the Motorola Solutions, Inc. Board Governance Guidelines. Six of the eight directors who stood for election at the 2014 Annual Meeting attended that meeting.

Leadership Structure of the Board

At the Annual Board meeting held in May 2011, the Board combined the roles of Chairman and Chief Executive Officer and appointed Gregory Q. Brown to serve as both Chief Executive Officer and Chairman of the Board and Mr. Dorman to serve as Lead Independent Director. The Board reappointed Mr. Brown as Chairman of the Board and Mr. Dorman as Lead Independent Director at the Annual Board meetings held in May 2012, 2013 and 2014. The Board determined that Mr. Brown’s thorough knowledge of Motorola Solutions business, strategy, people, operations, competition and financial position coupled with his leadership and vision made him well positioned to chair Board meetings and bring key business and stakeholder issues to the Board’s attention. As Lead Independent Director, Mr. Dorman chairs the executive sessions of the Board and acts as a liaison between our Chairman and independent directors. Mr. Dorman’s term on the Board will end at the 2015 Annual Meeting. The Board will appoint a new Lead Independent Director at its next regularly scheduled Board meeting.

Communicating with the Board

All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@MotorolaSolutions.com. Our Secretary reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that she otherwise determines requires the Board’s or any Board committee’s attention.

The Board’s Role in the Oversight of Risks

The Board oversees the business of the Company, including CEO and senior management performance and risk management, to assure that the long-term interests of the stockholders are being served. Each committee of the Board is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management on such risks.

Management and our Board have a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. Our CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee’s review of Company-wide compensation-related risks. While each committee is responsible for reviewing significant risks in the committee’s area of responsibility, the entire Board is regularly informed about such risks through committee reports. The oversight of specific risks by board committees enables the entire Board to oversee risks facing the Company more effectively and develop strategic direction taking into account the effects and magnitude of such risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management. Our audit services department has a very important role in the risk management program. The role of this department is to provide management and the Audit Committee with an overarching and objective view of the risk management activity of the Company. This department’s engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. This department identifies and conducts engagements utilizing an enterprise risk management model. The director of the department reports directly to the Audit Committee as well as the Chief Financial Officer and meets regularly with the committee and the committee chairperson, including in executive session.

12	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

INDEPENDENT DIRECTORS

On March 9, 2015, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with our Director Independence Guidelines, that the former non-employee director, Dr. White, and the current non-employee directors, Mr. Dahlberg, Mr. Dorman, General Hayden, Ms. Lewent, Ms. Pramaggiore, Mr. Scott, and Mr. Singer, were independent during the periods in 2014 and 2015 that they were members of the Board. Mr. Brown does not qualify as an independent director because he is the Chief Executive Officer of the Company. On March 24, 2015, the Board, on the recommendation of the Governance and Nominating Committee, determined that Mr. Jones would qualify as an independent director. See Motorola Solutions’ Relationship with Entities Associated with Independent Directors for further details.

Determining Independence

The Director Independence Guidelines include both the NYSE independence standards and additional independence standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. We have adopted a stricter application of the NYSE independence standards requiring a look-back of four years when assessing independence in connection with a director’s (i) status as an employee of the Company, (ii) direct compensation in excess of $120,000, (iii) relationship with our internal or external auditor, and (iv) employment with a company that has made payments to, or received payments from, the Company for property or services.

A complete copy of the Director Independence Guidelines is available on the Company’s website at www.motorolasolutions.com/investors.

Motorola Solutions’ Relationship with Entities Associated with Independent Directors

When assessing independence, each of Mr. Dorman, Mr. Jones, Ms. Pramaggiore, Mr. Scott, Mr. Singer and Dr. White had relationships with entities that were reviewed by the Board under independence standards covering contributions or payments to charitable or similar not-for-profit organizations. In addition, each of Mr. Dahlberg, General Hayden, Mr. Jones, Ms. Pramaggiore, Mr. Scott and Mr. Singer had relationships with entities that were reviewed by the Board under independence standards covering payments to, or received from, other entities. In each case, the payments or contributions were significantly less than the NYSE independence standards or the Director Independence Guidelines adopted by the Board or did not constitute a disqualifying event under such standards and were determined by the Board to be immaterial.

Independent Members of the Audit, Compensation and Leadership and Governance and Nominating Committees

The Board has determined that all of the current members of the Audit Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Director Independence Guidelines, applicable rules of the SEC and the NYSE listing standards for independence.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established a written related person transaction policy and procedures (the “RPT Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). The RPT Policy supplements our other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors and the Code of Business Conduct for employees and our other internal procedures.

For purposes of the RPT Policy, a Related Person includes directors, director nominees and executive officers of the Company since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of voting securities of the Company and members of their respective immediate family. The Governance and Nominating Committee reviews all RPT Policy matters.

The RPT Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s Secretary. The Secretary will assist with gathering important information about the Transaction and present the information to the Governance and Nominating Committee. The Governance and Nominating Committee will determine if the Transaction is a Related Person Transaction and, if so, approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the Governance and Nominating Committee will consider such information as it deems important to conclude if the transaction is fair to the Company and its subsidiaries.

Through October 2014, when his role was transitioned to Zebra, Paul Czerwinski, our CEO’s son-in-law, was employed by the Company. Mr. Czerwinski was an executive account manager and his total compensation in 2014 was approximately $282,000, which includes salary and bonus. Mr. Czerwinski also participated in the Company’s general welfare plans and received benefits comparable to those received by persons in similar positions within the Company. The Governance and Nominating Committee reviewed and pre-approved this relationship in 2014.

On November 4, 2014 the Company entered into a stock purchase agreement with ValueAct Capital Master Fund L.P. (“ValueAct”), a greater than 5% stockholder, to buy from ValueAct 11,319,047 shares of the Company’s common stock with a value totaling approximately $750,000,000. This purchase was made as part of the Company’s existing stock repurchase program and was approved by the Board.

Motorola Solutions had no other Related Person Transactions in 2014.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	13

SECURITY OWNERSHIP INFORMATION

Management and Directors

The following table sets forth information as of the close of business on March 2, 2015 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, the persons named in the Summary Compensation Table, and all current directors, nominees and Section 16 Officers of the Company as a group. Except for Mr. Brown, who owns 1.4% of the outstanding Common Stock, each other director, nominee and named executive officer (“NEO”) owns less than 1% of the outstanding Common Stock based on 213,288,177 shares of Common Stock outstanding on March 2, 2015. All current directors, nominees, NEOs and current executive officers as a group own 1.8% of the outstanding Common Stock.

Name	Shares Owned(1)	Shares Under Exercisable Options and SARs(2)	Stock Units(3)	Total Shares Beneficially Owned(4)(5)
Gregory Q. Brown	451,474	2,477,533	41,985	2,970,993	(6)
Gino A. Bonanotte	6,012	41,754	3,513	51,279
Mark S. Hacker	9,886	33,211	2,509	45,606
Mark F. Moon	28,332	335,553	3,513	367,398
Robert C. Schassler	0	37,659	1,882	39,541
Kenneth C. Dahlberg	8,388	0	4,569	12,957
David W. Dorman	10,300	0	53,766	64,066
Michael V. Hayden	0	0	11,892	11,892
Clayton M. Jones	0	0	0	0
Judy C. Lewent	18,455	3,571	6,059	28,085
Anne R. Pramaggiore	0	0	6,958	6,958
Samuel C. Scott	5,034	3,571	28,490	37,095	(7)
Bradley E. Singer	0	0	6,140	6,140
All current directors, nominees, NEOs and current executive officers as a group (14 persons)	562,108	3,114,575	223,272	3,899,956	(8)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes the shares listed under “Shares Under Exercisable Options and SARs” and “Stock Units.”
(2)	Includes shares under options and SARs exercisable on March 2, 2015 and which may become exercisable within 60 days thereafter (assuming all performance measures are satisfied).
(3)	Includes stock units which are deemed to be beneficially owned on March 2, 2015 or within 60 days thereafter (assuming all performance measures are satisfied). Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of one share of Common Stock.
(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.
(5)	Includes the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.”
(6)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include: 266,775 shares subject to exercisable stock settled stock appreciation rights (“SARs”). The number of shares subject to the stock settled SARs, assumes the exercise of 134,297 shares of stock settled SARs at an exercise price of $40.33 and the exercise of 471,398 stock settled SARs at an exercise price of $38.04, on March 2, 2015. The closing price of the Company stock on March 2, 2015 was $68.89. Mr. Brown has shared voting and investment power over 83,220 shares, included under “Total Shares Beneficially Owned”. He disclaims beneficial ownership over 81,000 shares held in a trust of which his wife is trustee and 2,220 shares held by his wife, except to the extent of his pecuniary interest in these shares.
(7)	Mr. Scott does not have investment power over 2,038 of these shares.
(8)	All directors, nominees and current executive officers as a group have sole voting and investment power over 3,772,713 of these shares and shared voting and/or investment power over 127,243 of these shares.

No directors, nominees or current executive officers have pledged shares of Common Stock pursuant to any loan or arrangement.

14	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of Common Stock as of December 31, 2014.

Name and Address	Number of Shares of Motorola Solutions, Inc. and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Orbis Investment Management Limited Orbis House, 25 Front Street Hamilton, Bermuda HM11	18,161,243 shares of Common Stock	(2)	8.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	18,051,444 shares of Common Stock	(3)	8.5%
ValueAct Capital Master Fund, L.P. and related entities One Letterman Dr., Building D, Fourth Floor San Francisco, California 94129	17,588,576 shares of Common Stock	(4)	8.2%
Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	11,597,115 shares of Common Stock	(5)	5.4%

(1)	The percentage calculations set forth above are based on 213,288,177 shares of Common Stock outstanding as of March 2, 2015 rather than the percentages set forth on various stockholders’ Schedule 13D and 13G filings.
(2)	Solely based on information in a Schedule 13G dated February 17, 2015 filed with the SEC jointly by Orbis Investment Management Limited, Orbis Asset Management Limited, and Orbis Investment Management (U.S.) LLC whose address is 600 Montgomery Street, Suite 3800, San Francisco, CA 94111 (collectively “Orbis”). The Schedule 13G indicates that as of December 31, 2014, Orbis was the beneficial owner with shared voting power as to 18,161,243 shares and shared dispositive power as to 18,161,243 shares.
(3)	Solely based on information in a Schedule 13G/A Amendment No. 1 dated January 12, 2015 filed with the SEC by BlackRock, Inc. The Schedule 13G/A indicates that as of December 31, 2014, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 15,332,013 shares and sole dispositive power as to 18,051,444 shares.
(4)	Solely based on information in a Schedule 13D/A Amendment No. 6 dated November 6, 2014 filed with the SEC jointly by ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC (collectively “ValueAct”). The Schedule 13D/A indicates that as of November 4, 2014, ValueAct was the beneficial owner with shared voting power as to 17,588,576 shares and shared dispositive power as to 17,588,576 shares.
(5)	Solely based on information in a Schedule 13G/A Amendment No. 1 dated February 11, 2015 filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company. The Schedule 13G/A indicates that as of December 31, 2014, Capital Research Global Investors was the beneficial owner with sole voting power and sole dispositive power as to 11,597,115 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the SEC, by a specified date, his or her transactions related to our Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2014 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	15

DIRECTOR COMPENSATION

DETERMINING DIRECTOR COMPENSATION

The Governance and Nominating Committee recommends to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and takes into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendations. The charter of the Governance and Nominating Committee does not permit it to delegate director compensation matters to management, and management has no role in recommending the amount or form of director compensation.

HOW THE DIRECTORS ARE COMPENSATED

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Annual Cash Retainer	$100,000
Lead Independent Director Fee	$25,000
Audit Committee Chairperson Fee	$20,000
Compensation and Leadership Committee Chairperson Fee	$15,000
Governance and Nominating Committee Chairperson Fee	$15,000
Audit Committee Member Fee	$5,000
Equity Compensation	Annual Compensation (paid annually)
Annual Equity Grant	$140,000

During 2014, a director could elect to receive all or a portion of his or her annual cash retainer and other cash fees in the form of (i) deferred stock units (“DSUs”) that settle when the director terminates service, (ii) DSUs that settle after one year (unless service is earlier terminated), or (iii) outright shares. Directors could also elect to receive the annual equity grant in the form of (i) DSUs that settle when the director terminates service, or (ii) DSUs that settle after one year (unless service is earlier terminated). These choices allow directors to engage in tax planning appropriate for their circumstances. Notwithstanding earlier settlement or receipt of shares, directors must hold all shares awarded or paid to them until termination of service from the Board.

On May 6, 2014, each then non-employee director received a DSU award of 2,109 shares of Common Stock. The number of DSUs awarded was determined by dividing $140,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant. For a non-employee director who becomes a member of the Board of Directors after the annual grant of deferred stock units, the award will be prorated based on the number of full months to be served until the next annual meeting of stockholders ($11,666.67 per month) divided by the closing price of the Common Stock on the day of election to the Board.

Non-employee directors are not eligible to participate in the Motorola Solutions Management Deferred Compensation Plan. Motorola Solutions does not have a non-equity incentive plan or pension plan for non-employee directors. Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees, or for additional work done on behalf of the Board or a committee. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola Solutions. Mr. Brown, who was an employee during 2014, received no additional compensation for serving on the Board or its committees.

16	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

The following table further summarizes compensation paid to the non-employee directors during 2014.

Director Compensation for 2014
Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)		All Other Compensation ($)(4) (g)		Total ($) (h)
Kenneth C. Dahlberg	60,000	200,213	–		–		260,213
David W. Dorman(5)	0	265,154	–		–		265,154
Michael V. Hayden	70,000	170,125	–		–		240,125
Judy C. Lewent	120,000	140,038	–		–		260,038
Anne R. Pramaggiore	50,000	190,163	–		–		240,163
Samuel C. Scott III	115,000	140,038	–		5,000	(6)	260,038
Bradley E. Singer	105,000	140,038	–		10,000	(6)	255,038
Former Director:
John A. White(7)	15,750	36,827	1,332	(8)	10,000	(6)	63,909

(1)	During 2014, directors could elect to receive all or a portion of their annual cash retainer or other cash fees in the form of (i) DSUs that settle when the director terminates service, (ii) DSUs that settle after one year (unless service is earlier terminated), or (iii) outright shares (in each case, rounded up to the next whole share). The amounts in column (b) are the portion of the annual cash retainer and any other fees the non-employee director has elected to receive in cash. With respect to annual cash compensation, Mr. Dorman elected to receive DSUs that settle after one year with respect to $125,000; Mr. Dahlberg elected to receive outright shares of stock with respect to $60,000; Mr. Hayden, Ms. Pramaggiore and Dr. White elected to receive DSUs that settle at termination of service with respect to $30,000, $50,000 and $36,750, respectively.
(2)	Certain directors have elected to receive DSUs or common stock for all or a portion of their annual cash retainer or other cash fees as described in footnote 1 above. In addition, all non-employee directors received an annual grant of DSUs on May 6, 2014. With respect to the annual grant of equity, Messrs. Dahlberg, Hayden, Scott, Singer and White and Ms. Pramaggiore elected to receive DSUs that settle at termination of service, and Mr. Dorman and Ms. Lewent elected to receive DSUs that settle on the first anniversary of the date of grant, and these amounts are included in column (c). All amounts in column (c) are the aggregate grant date fair value of DSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), including dividend equivalents, as applicable. The number of DSUs or shares of common stock received and the fair value on each date of grant are as follows:

	March 31	May 6	June 30	September 30	December 31
Directors	Common Stock*/ Deferred Stock Units	Annual Grant of Deferred Stock Units (Award Date May 6)	Common Stock*/ Deferred Stock Units	Common Stock*/ Deferred Stock Units	Common Stock*/ Deferred Stock Units
Kenneth C. Dahlberg	234	2,109	226	238	224
Fair Value	$15,044	$140,038	$15,045	$15,061	$15,026
David W. Dorman	487	2,109	470	494	466
Fair Value	$31,309	$140,038	$31,288	$31,260	$31,259
Michael V. Hayden	117	2,109	113	119	112
Fair Value	$7,522	$140,038	$7,522	$7,530	$7,513
Judy C. Lewent	–	2,109	–	–	–
Fair Value		$140,038
Anne R. Pramaggiore	195	2,109	188	198	187
Fair Value	$12,537	$140,038	$12,515	$12,529	$12,544
Samuel C. Scott III	–	2,109	–	–	–
Fair Value		$140,038
Bradley E. Singer	–	2,109	–	–	–
Fair Value		$140,038
Former Director:
John A. White	286	–	277	–	–
Fair Value	$18,387	–	$18,440	–	–

    * Common Stock was issued to Mr. Dahlberg only. All other directors received DSUs.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	17

(3)	As of December 31, 2014, the aggregate stock and option awards outstanding for the directors were as set forth below. For each director, the options to purchase Common Stock listed below were exercisable at year end. The aggregate number of Motorola Solutions DSUs and Restricted Stock includes accrued dividend equivalents or shares, as applicable.

Directors	Options	Deferred Stock Units	Restricted Stock
Kenneth C. Dahlberg	–	4,569	–
David W. Dorman	–	53,766	–
Michael V. Hayden	–	11,982	–
Judy C. Lewent	3,571	6,059	–
Anne R. Pramaggiore	–	6,958	–
Samuel C. Scott III	3,571	28,490	2,038
Bradley E. Singer	–	6,140	–
Former Director:
John A. White*	3,571	38,000	77

    * The total for Dr. White is as of his retirement from the Board on May 5, 2014, inclusive of the shares paid in lieu of compensation on June 30, 2014.

(4)	The aggregate amount of perquisites and personal benefits given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000 for each director. Accordingly, no such amounts are reported in this column.
(5)	Mr. Dorman is not standing for reelection; his last day on the Board will be May 18, 2015.
(6)	These amounts represent matching gift contributions made by the Motorola Solutions Foundation at the request of the director to charitable institutions in the director’s name pursuant to the Company’s charitable matching gift program that is available to all U.S. employees and directors.
(7)	Dr. White did not stand for reelection; his last day on the Board was May 5, 2014.
(8)	This amount consists of earnings under the Motorola Solutions Management Deferred Compensation Plan in excess of the threshold for 2014 above-market earnings established pursuant to SEC rules. As of January 1, 2006, new non-employee directors were not eligible to participate in the plan. Dr. White was the only non-employee director participating in this plan.

Director Stock Ownership Guidelines

Our Board stock ownership guidelines provide that non-employee directors are expected to own Common Stock with a value equivalent to at least five times the annual cash retainer fee for directors within five years after the date of joining the Board. In addition, directors are required to hold all shares paid or awarded by the Company until their termination of service, other than shares acquired through the exercise of options awarded to directors. For the purposes of these guidelines, Common Stock includes deferred stock units. Until such time as the obligation to own five times the annual cash retainer has passed, the previous requirement of four times the annual cash retainer within five years of joining the Board will remain in effect for all members of the Board as of November 9, 2011. As of December 31, 2014, all non-employee directors were in compliance with the stock ownership guidelines.

DIRECTOR RETIREMENT PLAN AND INSURANCE COVERAGE

In 1996, the Board terminated its director retirement plan and no current non-employee directors are entitled to receive retirement benefits. In 1998, Mr. Scott and Dr. White, the only directors with interests in the plan, converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola Solutions until such directors are no longer members of the Board because: (1) they do not stand for re-election or are not re-elected, or (2) of their disability or death. Dr. White’s 77 shares ceased to be restricted upon his departure from the Board on May 5, 2014.

Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2014 were $1,780.

18	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL NO. 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. The Board has adopted a policy providing for annual “say-on-pay” advisory votes. Although the vote is non-binding, the Board and Compensation and Leadership Committee will review and consider the outcome of the vote when considering future executive compensation arrangements. In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis, below, for a detailed description of our executive compensation philosophy and programs. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:

•	We actively engage our stockholders on their views and consider this input when designing our executive compensation programs.

•	Our programs are designed to pay for performance, so a majority of the NEOs’ total compensation is based on the performance of the Company.

•	Our executive compensation program incorporates many leading practices to ensure ongoing good governance, including eliminating the excise tax gross-up for our CEO on March 10, 2014.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and other related tables and disclosures in this Proxy Statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

Our Compensation Discussion and Analysis (the “CD&A”) describes Motorola Solutions’ executive compensation philosophy and programs which are governed by the Compensation and Leadership Committee (the “Committee”). The CD&A includes 2014 total compensation for our NEOs who are listed below.

Named Executive Officer	Title
Gregory Q. Brown	Chairman and Chief Executive Officer
Gino A. Bonanotte	Executive Vice President and Chief Financial Officer
Mark F. Moon	Executive Vice President and President, Sales & Product Operations
Mark S. Hacker	Executive Vice President, General Counsel and Chief Administrative Officer
Robert C. Schassler	Executive Vice President, Solutions and Services

EXECUTIVE SUMMARY

In 2014, we transformed Motorola Solutions into a singularly focused business to deliver innovative mission-critical communications solutions by completing the sale of our Enterprise business in October. In spite of the success of this significant divestiture, 2014 was a challenging year overall and our 2014 business performance was below our operating plan. Our three-year performance ending in 2014 also resulted in lower returns to our stockholders due to challenging years in both 2013 and 2014 following a strong 2012. As a result of our performance, and consistent with our pay for performance philosophy, our incentive plans paid out as follows:

•	Our 2014 Executive Officer Short Term Incentive Plan (“STIP”) resulted in a significantly below target payout reflecting our operating earnings and free cash flow results below our operating plan; and

•

Our 2012-2014 Long Range Incentive Plan (“LRIP”), which is based on Motorola Solutions’ total shareholder return (“TSR”) relative to our comparator group, resulted in no payout due to below threshold performance.

The combination of these two incentive plan payouts resulted in 2014 total compensation for our NEOs that is lower than their 2013 total compensation.

Our compensation program is a critical component to support our ability to attract, retain and motivate key talent necessary to deliver on our purpose to help people be their best in the moments that matter. As part of our continuous review of our compensation program and consideration of ongoing feedback from investors, changes were made to the CEO’s compensation and employment agreement in 2014. In addition, a reassessment of our executive pay programs resulted in a decision to introduce a new long-term incentive program for our management executive committee, which includes all NEOs, in 2015.

2014 Actions

•	On March 10, 2014, the CEO’s employment agreement was amended to remove the gross-up for excise taxes.

•

The CEO’s pay mix was adjusted to better align with market while maintaining a similar level of target total direct compensation. This was achieved by increasing the CEO’s base salary from $1,200,000 to $1,250,000, decreasing the STIP target from 220% to 150% of base salary, and increasing the target long-term incentive (“LTI”) grant from $8,000,000 to $9,000,000 effectively putting more “at risk” compensation into the LTI component of pay to more effectively align payouts with long-term returns to stockholders.

2015 Actions

•

Following the sale of our Enterprise business, the comparator group used to assess the market competitiveness of pay and performance for our NEOs was reviewed and modified to reflect the new composition and size of our Company. Removal of Danaher, Eaton and NCR and the addition of ARRIS Group, Amphenol, Juniper Networks and Roper Industries will provide a comparator group that is more appropriate for our business mix and size with median revenue and market capitalization consistent with our current business. The Committee considered this new comparator group when making pay decisions for 2015.

•

A new long-term incentive plan (“New LTI”) for our management executive committee was introduced in 2015. The New LTI is 100% performance-based with a focus on sustained long-term performance. The New LTI links one-third of the total LTI to absolute stock price performance and two-thirds to relative TSR and only provides a target payout once performance exceeds the median of the S&P 500 companies comparator group.

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2015 New LTI Program

The New LTI program modifies our long-term incentive portfolio by aligning a larger percentage of the program value to the achievement of relative performance. Under the new program two-thirds of the total LTI opportunity is based on relative TSR and one-third is based on absolute stock price, making the program 100% performance-based. The program maintains a similar pay mix of one-third cash and two-thirds equity but delivers the equity component through two new vehicles; performance stock options (“POs”) and Market Stock Units (“MSUs”). For both POs and MSUs, the number earned increases/decreases in relation to performance and unearned POs and MSUs are forfeited. The payout scale for the POs is detailed below. For MSUs, each 1% increase/decrease in stock price results in a 1% increase/decrease in the number of MSUs earned at the end of the performance period with a maximum payout at 200% stock price appreciation and a threshold of 40% stock price depreciation, below which no MSUs are earned. To further reinforce the performance-nature of the program, the payout scale for the LRIP and POs requires performance to exceed median performance of the group before a target payout is earned. The comparator group used to measure relative performance is the S&P 500 which we believe is the broader industry group that we compete with for investment. The LRIP component of the program will apply to all eligible participants to ensure alignment to the same long-term performance across the organization.

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Our 2014 Performance Did Not Meet Our Operating Plan;

Our 2012-2014 Performance Delivered Lower Returns To Our Stockholders

2014 was a challenging year for our end markets, but a transformational year for our Company. Overall, 2014 sales and operating earnings were both down for the year at $5.9 billion and $1.1 billion, respectively. The decline in sales was primarily a result of first-half weakness in our North America business due to the impact of narrowbanding. Although demand was challenged, the Company took a number of important actions to better position itself for operating leverage and free cash flow generation in future years. The Company divested its Enterprise business during the year for $3.45 billion, which transformed our Company into a singularly focused pure play leader in mission critical communications. In addition, the Company achieved over $200 million of cost reductions for the year, while making critical investments in growth areas such as Public Safety LTE and our Services businesses. The Company also significantly improved its risk profile and cash flow in future periods through pension de-risking actions, while reaffirming our commitment to capital return and more efficient capital structure with $2.9 billion of stock buybacks and dividends and a new $5 billion repurchase authorization. Total stockholder return lagged our comparator companies in 2014 and over the three-year period ending 2014, but the actions taken in 2014 build a foundation for growth, significant operating leverage and strong cash flow generation for years to come.

2014 Compensation Program Overview

Our compensation program included a mix of the following fixed and variable elements:

Our Incentives Compensation Program Based On 2014 Performance Resulted In Below Target Payouts;

Our Incentives Compensation Program Based On 2012-2014 Total Shareholder Return Resulted In No Payouts

To support our pay for performance philosophy, the 2014 executive compensation program used a mix of fixed and at-risk elements and provided alignment to short- and long-term business goals through short- and long-term incentives.

Our STIP is tied to achieving operating earnings and free cash flow targets that measure profits from sales and provide a clear view of our ability to generate cash to both invest in future growth and in the current year appropriately return capital to stockholders. These two measures are commonly tracked by investors and we believe also drive long-term, sustainable stockholder value.

22	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Our 2014 operating earnings and free cash flow were below our expectations and the Committee approved a Business Performance Factor of 0.30 (30% of target) under the 2014 STIP. See Short-term Incentives for additional details on the Business Performance Factor under the 2014 STIP.

Our long-term incentive program incorporated stock price appreciation hurdles for vesting of both stock options and RSUs and a relative TSR measure in our LRIP to reward both long-term stock price appreciation and value delivered to our stockholders that exceeds that of our comparator companies. The stock price hurdle for our 2014 grants has not yet been achieved, so none of the grants will time-vest until after the15% stock price appreciation requirement is met. See Stock Options and Restricted Stock Units for additional details.

In connection with our LRIP, our 2012 to 2014 total return to stockholders (stock price appreciation plus dividends) was 48% over the three-year period, which resulted in a #13 rank in the comparator group. This rank was below threshold performance resulting in a 0% of target payout. See Long Range Incentive Plan for comparator group details.

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Response to 2014 Stockholder Vote and Stockholder Engagement Process

At the 2014 Annual Meeting, our stockholders approved the advisory vote on our executive compensation with 98% support. This result was a significant improvement from the 68% favorable vote received in 2013. We believe this is due in large part to significant compensation program changes implemented since 2011 which introduced more leading practices in an effort to align with changes in market and governance practices. These program changes have been maintained over time creating a fundamentally sound program aligned with stockholder interests.

During our November/December 2014 stockholder engagement we contacted stockholders holding approximately 51% of our shares, some of whom noted they had no issues and declined our request for engagement. Those investors we spoke with expressed no major concerns about the current executive compensation program, including pay programs, approach and overall governance. Through this engagement, investors raised two key themes: (1) a desire to ensure we continue to assess the alignment between pay and performance and adapt our programs appropriately and (2) a continued focus on management of stock expense, burn rate and total dilution. These key themes were considered when developing the 2015 LTI program and management proposals for approval of our 2015 Omnibus Incentive Plan and Employee Stock Purchase Plan presented in this proxy for stockholder approval. In addition, through our stockholder engagement process last year, we had received feedback that our elimination of excise tax gross-ups for the broader population was well received, and that elimination of excise tax gross-ups for the CEO would be similarly well received. Therefore, we evaluated our position on excise tax gross-ups and on March 10, 2014 the employment agreement with Mr. Brown was amended to remove the excise tax gross-up provision. See Employment Contracts for more information.

Our stockholder engagement is not just a one-time event, but supplements our ongoing investor relations efforts including monitoring best practices, engaging investors and stockholder groups on pay topics and seeking ongoing feedback on pay practices and corporate governance. We actively engage our stockholders on their views of our program design and individual pay actions and take that information into consideration when assessing program design. Stockholder views are solicited on an ongoing basis, with specific outreach efforts conducted two times a year that are focused on institutional investors with larger stockholdings and stockholder advocates and proxy advisory firms. Our November/December outreach is designed to gain feedback on the results of the previous Annual Meeting and input on our pay programs and disclosures.

24	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Our March/April outreach is designed to answer questions and provide clarifications, if necessary, leading up to the Annual Meeting and ensure stockholders are effectively informed about our programs in advance of the advisory vote on executive compensation.

We continue to focus on sustained engagement efforts each year and remain committed to taking into account the results of future stockholder votes and ongoing dialogues with our stockholders when reviewing our compensation program and practices.

Our Executive Compensation Program is Aligned to our Business Strategy and Features Many Leading Practices

A significant percentage of target total direct compensation, 90% for the CEO, is “at risk” and linked to actual performance.

Performance measures are linked to near-term operating objectives and delivery of long-term value to stockholders through both relative and absolute stock price performance.

Our 2015 New LTI program is 100% performance-based.

The Committee retains an independent compensation consultant to review the Company’s compensation program and practices.

The independent compensation consultant reviews our pay and performance relationship annually and the Committee validates the alignment.

There are maximum payout caps in the STIP and LRIP.

In the event of a change-in-control, long-term equity incentives have a double trigger; that is, outstanding equity awards will not vest in the event of a change-in-control unless also accompanied by a qualifying termination of employment. Accelerated vesting at a change-in-control is only provided if the acquirer does not assume or replace the outstanding equity awards.

The Company provides limited executive perquisites and no excise tax gross-ups (including for the CEO, whose contract was amended to eliminate the excise tax gross-up on March 10, 2014).

Executives are required to hold stock equal to 6x salary for the CEO and 3x salary for each of the NEOs.

Compensation is subject to claw-back in the event of certain financial restatements.

Hedging of Company securities is prohibited.

No NEOs have pledged any Company equity.

We conduct regular risk assessments of our compensation programs and practices.

We Focus on Talent Management and Link Talent and Pay Decisions

Our talent programs foster the development of globally diverse executives from within our own organization. This philosophy encourages our key talent to adopt a long-term focus on our business and avoids lengthy and disruptive transitions associated with extensive external hiring. Our pay decisions support our talent objectives by not only considering individual and Company performance, but also long-term potential, key retention needs and organizational succession plans. We use a multi-faceted process to develop our executives which includes new and expanded job assignments, formal learning, and coaching and engagement with our management executive committee, our CEO and the Board. This approach drives increased engagement and retention by demonstrating investment in our executives that builds their long-term value to the organization.

Program Development is Guided by Independent Experts

The Committee engages an independent consultant, Compensation Advisory Partners LLC (“CAP”), to advise on the Company’s executive compensation strategy and program design and to provide regulatory and market trend updates. CAP carries out compensation reviews as directed by the Committee and provides recommendations on specific compensation for our CEO and input on specific compensation recommendations for our other executive officers.

In 2014, the Committee continued to engage CAP as its independent compensation consultant. CAP participates in Committee meetings, including regular discussions with the Committee without management present to ensure impartiality on certain decisions. During 2014, the Committee also reviewed the independence of CAP using assessment criteria that aligned with the SEC and related New York Stock Exchange rules adopted in 2012. The Committee concluded that CAP was independent and had no conflicts of interest.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	25

2014 EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy, Practices and Program Design Inputs

Our philosophy is to provide reward programs that attract, retain and motivate the right people, in the right place, at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices in the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance. Program design is guided by these principles:

Principle	Description
Business Driven	Incentives are aligned with the Company’s business goals and avoid excessive risk taking
Performance Differentiated	Programs create an effective link between pay and performance at both the Company and individual level
Market Competitive	Total compensation package is competitive to attract, retain and motivate top talent needed to successfully execute our business strategy
Ownership Oriented	Compensation is aligned with stockholder interests by delivering meaningful equity awards and maintaining robust stock ownership guidelines
Simplicity	Employee engagement is driven through simple, cost-efficient plan design

The Committee reviews the executive compensation program design and executive pay levels annually. As part of this annual review, CAP provided executive compensation market data, information on current market practices and trends, and alternatives to consider for determining compensation for our Section 16 Officers including the NEOs. The Committee benchmarked our compensation program design, executive pay and performance against a group of comparator companies that are publicly traded and comparable to Motorola Solutions in market segment, product offerings, revenue and market value. The Committee believes Motorola Solutions competes against these companies for executive talent and stockholder investment. The Committee reviews the composition of the comparator group annually with the assistance of CAP. For 2014, Emerson Electric Co., Honeywell Int’l Inc. and JVC Kenwood were removed from the comparator group and Agilent Technologies, Inc., Dover Corp. and Rockwell Automation Inc. were added to the comparator group to position Motorola Solutions closer to the median revenue of the group. The same comparator group used for pay and performance benchmarking is also used for relative TSR measurement comparisons in the LRIP for the 2014-2016 cycle.

2014 Comparator Group

Agilent Technologies, Inc.	Harris Corp.	Parker-Hannifin Corp.	Rockwell Collins, Inc.
Danaher Corp.	Ingersoll-Rand PLC	Raytheon Company	TE Connectivity Ltd.
Dover Corp.	NCR Corp.	Rockwell Automation Inc.	Tyco International Ltd.
Eaton Corp.

To supplement our comparator group data, the Committee also considers data from compensation surveys that include data from companies of similar size and business segments to Motorola Solutions. Surveys considered in the 2014 review included:

Survey	Publisher
Radford Global Technology Survey	Radford, an Aon Hewitt consulting company
IPAS Global High Technology Survey	Salary.com

26	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

While the Committee uses the 50th percentile of our comparator group as a guideline for establishing target total compensation for our NEOs, each NEO’s target total compensation position relative to market varies due to the Committee’s consideration of additional factors such as role scope and accountabilities, experience, individual performance and market practices when setting total target compensation. The Committee evaluated each NEOs’ pay relative to market compensation when setting 2014 compensation in the first quarter of the year and confirmed the following market positioning at that time:

NEO	Competitive Market Position
Brown and Moon	Target total compensation between the 50th percentile and 75th percentile of market
Hacker	Target total compensation at the 50th percentile of market
Schassler	Target total compensation between the 25th percentile and the 50th percentile of market (reflects 2014 review after promotion)
Bonanotte	Target total compensation at the 25th percentile of market

A significant portion of our NEOs’ compensation is delivered through both short- and long-term incentives linked to financial and stock price performance, some of which is based on relative and not just absolute performance.

Base Salary

Base salaries are set by the Committee with the Board’s concurrence for the CEO. When setting the base salary level for each NEO, the Committee references the 50th percentile of the comparator group, as well as considering external market conditions, and each NEO’s individual performance, experience, internal comparisons, and succession plans.

Short-term Incentives

The STIP is an annual cash incentive award based on Motorola Solutions’ achievement of performance measures and assessment of individual performance.

Actual awards are based on the executive’s target incentive award opportunity, achievement of performance results (“Business Performance Factor”) and assessment of individual performance (“Individual Performance Factor”). The payout range for both the Business Performance Factor and the Individual Performance Factor is from 0% to 140% resulting in a total plan maximum payout opportunity of 196% of target. The incentive target opportunity for each NEO was determined based on market data.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	27

For 2014, the Business Performance Factor was designed to be determined based on achievement of operating earnings (weighted 65%) and free cash flow (weighted 35%) goals. Operating earnings measures our profits from sales and free cash flow measures the cash available after capital expenditures. The two measures are common performance measures inside and outside of our industry, are fundamental inputs we use to measure profitability, business liquidity and rates of return for the business, and we believe appropriately measure our annual business performance, and ultimately long-term stockholder value.

A rigorous process is used at the start of each year to determine the range of performance for each measure and includes analysis of factors such as: prior year financial results, market share, projected revenue growth, margins and operating expenditures and other macroeconomic and industry considerations. The operating earnings and free cash flow targets and performance ranges for the 2014 STIP were linked to the 2014 operating plan that was approved by the Board in the first quarter of 2014 and contemplated a full year of our Government and Enterprise business segments. Once the sale of our Enterprise business was announced, the results from our Enterprise business were classified as discontinued operations for 2014. Under the plan definitions and terms of the 2014 STIP, the actual results from the discontinued operations of the Enterprise business were to be excluded for purposes of the 2014 STIP, which caused the calculated Business Performance Factor to be zero. Since our operating earnings and free cash flow targets included the full year results for the Enterprise business segment, but the results excluded those for the Enterprise business, the Committee determined this was an inequitable comparison. In light of the inequitable comparison, the Committee considered the results of the Government business for the full year and ten months of Enterprise business results to derive and approve the Business Performance Factor of 0.30 (30% of target). The range of performance that was approved by the Board in the first quarter of 2014 is shown in the following table:

Business Performance Measure	Minimum	Target	Maximum
Operating Earnings[1] (in millions)	$1,411	$1,660	$1,909
Free Cash Flow[2] (in millions)	$724	$965	$1,158
[1]	Operating Earnings is our reported Non-GAAP operating earnings which does not include reorganization of business, stock based compensation, and intangible amortization.
[2]	Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

The Individual Performance Factor for each NEO is discussed in more detail below in Compensation Decisions for 2014.

Long-term Incentives

The Long-term Incentives (“LTI”) are delivered through a portfolio of three different vehicles all of which are performance-based and designed to achieve a balancing of objectives within the overall program. The objective of our LTI design is to create a program that incents our NEOs to:

¡	Focus on long-term performance that drives value for stockholders.

¡	Outperform comparator companies in the market.

¡	Achieve absolute stock price appreciation over a set period of time.

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Maximum value is only realized through these programs when the Company achieves stock price appreciation and relative performance that exceeds that of our comparators.

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Long Range Incentive Plan

The LRIP is a performance-based, multi-year incentive plan for our senior executives, including the NEOs. We maintain overlapping three-year cycles with a grant made annually and currently have three active cycles (2013-2015 and 2014-2016 under the current plan and 2015-2017 under the new LTI program). The 2015-2017 cycle has a different comparator group and payout scale as described previously. Our NEOs’ LRIP targets were designed to deliver one-third of the total LTI value. The Committee determines the total LTI value with reference to market levels determined through the benchmarking completed by CAP. Each performance cycle uses a comparator group for that cycles’ pay and performance analysis and for relative TSR measurement. The TSR calculation uses a three-month average stock price at the beginning (three months preceding performance cycle start) and ending (final three months in performance cycle plus value of reinvested dividends) of the period for measurement purposes. This approach minimizes the impact of a single beginning and ending point stock price for each performance cycle. A TSR factor is then determined with reference to the Company’s ranking within the comparator group of companies based on the approved payout scale for the respective cycle.

If the resulting TSR performance for Motorola Solutions is negative, the Committee will have discretion to reduce the calculated payout by up to 25%.

Comparator companies are reviewed annually and are not changed for any established performance cycle once they are approved by the Committee.

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Stock Options and Restricted Stock Units

In 2014, the Committee granted stock options and RSUs under the Motorola Solutions Omnibus Incentive Plan of 2006 (the “2006 Plan”) to the NEOs that had performance-contingent vesting based on the achievement of a 15% stock price appreciation hurdle over a set period of time (as described below). These equity awards delivered two-thirds of the total LTI value and were a combination of stock options (50% of equity value) and RSUs (50% of equity value).

The performance-contingent stock options and RSUs granted to all the NEOs in 2014 will vest on the later of:

•	One-third on each of the first, second and third anniversaries of the date of grant; and

•	When the average closing price of our Common Stock for any fifteen consecutive trading days is greater than $75.63 (the 15% stock price appreciation hurdle).

The stock price hurdle has not yet been achieved, so none of the grants will time-vest until after the15% stock price appreciation requirement is met.

Timing and Grant Practices of Global Equity Awards

In 2012, we implemented significantly reduced eligibility for our Company-wide annual equity grant and maintained eligibility for special grants on a highly selective basis to align our stock-based compensation programs to market and reduce our annual share usage rate and stock-based compensation expense.

As a result of these changes, our share usage (equity grants as a percentage of common shares outstanding) since 2012 was significantly reduced. This reduced share usage has also caused a decrease in our stock-based compensation expense since 2012 as the expense from previous grants made to a broader population become fully recognized. We plan to continue to closely manage our equity granting practices to ensure our share usage and stock-based compensation expense remain in line with competitive levels.

In 2014, our annual equity awards were made in the first quarter of the year to allow the Company to better align the receipt of equity awards with the assessment of prior year performance and achievement of business goals. We do not structure the timing of equity awards to precede or coincide with the disclosure of material non-public information. All equity grants made to Section16 officers are approved by the Committee, with concurrence by the Board for grants to the CEO.

The Committee has also delegated authority to the most senior human resources executive to make off-cycle equity grants to newly hired or promoted employees, in recognition of outstanding achievement or for retention. Grants are made on the first trading day of the month following the date of hire, promotion, recognition or retention.

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Executive Benefits and Perquisites

To enhance our ability to attract and retain talented executives in a highly competitive talent market, we provide the benefits and perquisites detailed in the following table:

Benefit or Perquisite	Named Executives	Other Executives and Managers	All Eligible Full-Time Employees
Retirement[1], Saving and Stock Purchase Plans
Health and Welfare Benefits[2]
Deferred Compensation
Financial Planning		AVPs & Above
Executive Physicals		SVPs & Above
Security Services	CEO
Personal Use of Corporate Aircraft[3]		CEO direct reports

1 Pension provided to US-based eligible employees hired prior to Jan 1, 2005.

2 Includes medical, dental, vision, group life insurance, business travel accident insurance, short- and long-term disability and work life programs.

3 In limited circumstance, and approved by the CEO, other employees are permitted to use our corporate aircraft for personal purposes.

COMPENSATION DECISIONS FOR 2014

Gregory Q. Brown, Chairman and Chief Executive Officer

Mr. Brown’s total target compensation was adjusted in 2014 to better align his pay mix to market. This was achieved through a modest increase in base salary from $1,200,000 to $1,250,000, decreasing his short-term incentive target from 220% to 150% and increasing his target LTI grant from $8,000,000 to $9,000,000. Mr. Brown’s actual compensation reflects a challenging performance year in 2014. Mr. Brown’s total compensation decreased in 2014 due to a $0 payout under the 2012-2014 LRIP and a below target payout under the STIP based on Company performance.

	ELEMENT	TARGET COMPENSATION	ACTUAL COMPENSATION[1]	FACTORS INFLUENCING AMOUNT
	BASE SALARY	$1,250,000	$1,287,500	In March 2014, the Committee and Board approved a base salary increase of $50,000 for Mr. Brown.
	STIP AWARD	$1,875,000	$558,370	Annual Salary	x	Target	x	BPF	x	IPF	=	STIP Award
				$1,240,822		150%		0.30		1.0		$558,370
				Mr. Brown continued to transform the company into a singularly focused leader in mission-critical communications and took important actions to better position the company for operating leverage and free cash flow generation in future years. The company divested its Enterprise business for $3.45B, returned $2.9B in capital to shareholders, decreased U.S. pension liabilities by $4.2B, made critical investments in key growth areas including Public Safety LTE and our Services business, and ended the year with a record $5.8B in backlog.
	TOTAL CASH COMPENSATION	$3,125,000	$1,845,870
	LTI CASH PAYMENT (2012-2014 LRIP)	$3,000,000	$0	2012 Cycle Base Salary	x	Target	x	TSR Payout Factor				= LRIP Award
				$1,200,000		250%		0%				$0
				Relative TSR rank of #13 resulted in 0% of target payout
LTI	2014- 2016 LRIP	$3,000,000	–	Base Salary	x	Target	=	LRIP Target
				$1,200,000		250%		$3,000,000
				Payout based on relative TSR performance through 2016
	STOCK OPTIONS	$3,916,667	$3,916,657	Represents grant date fair value pursuant to ASC Topic 718; actual value realized will be based on stock price when/if the vested options are exercised and when the vested RSUs are sold. As of the record date, the performance hurdle has not been met.
	RSUs	$1,958,333	$1,848,923
	2014 TOTAL COMPENSATION	$12,000,000	$7,611,450	Actual Total Compensation is listed in Summary Compensation Table

1 Actual base salary reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

32	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Gino A. Bonanotte, Executive Vice President and Chief Financial Officer

Mr. Bonanotte’s positioning at the 25th percentile of market was taken into account for pay action decisions in 2014 designed to move Mr. Bonanotte toward a more competitive market position. These pay actions included a 16.2% base salary increase and an additional $500,000 equity award delivered $300,000 in stock options and $200,000 in RSUs to recognize Mr. Bonanotte’s promotion to the Chief Financial Officer role late in 2013.

	ELEMENT	TARGET COMPENSATION	ACTUAL COMPENSATION[1]	FACTORS INFLUENCING AMOUNT
	BASE SALARY	$610,000	$615,481	In March 2014, the Committee approved a base salary increase from $525,000 to $610,000.
	STIP AWARD	$579,500	$175,412	Eligible Earnings	x	Target	x	BPF	x	IPF	=	STIP Award
				$615,481		95%		0.30		1.0		$175,412
				Mr. Bonanotte successfully executed our 2014 capital allocation strategy, resulting in the return of $2.9B in capital to shareholders. He also managed the sale of our Enterprise business, led the initiative to de-risk our pension liability by $4.2B, drove $200M of company-wide cost reductions and re-designed our forecasting process.
	TOTAL CASH COMPENSATION	$1,189,500	$790,893
	LTI CASH PAYMENT (2012-2014 LRIP)	$193,648	$0	2012 Cycle Base Salary	x	Target	x	TSR Payout Factor				= LRIP Award
				$280,000		69.16%		0%				$0
				Relative TSR rank of #13 resulted in 0% of target payout
LTI	2014-2016 LRIP	$500,000	–	Base Salary	x	Target	=	LRIP Target
				$525,000		95.24%		$500,000
				Payout based on relative TSR performance through 2016
	STOCK OPTIONS[2]	$800,000	$799,987	Represents grant date fair value pursuant to ASC Topic 718; actual value realized will be based on stock price when/if the vested options are exercised and when the vested RSUs are sold. As of the record date, the performance hurdle has not been met.
	RSUs[2]	$700,000	$660,818
	2014 TOTAL COMPENSATION	$3,189,500	$2,251,698	Actual Total Compensation is listed in Summary Compensation Table

1 Actual base salary reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

2 Target and actual stock option and RSU amounts reflect value of annual and promotional equity.

Mark F. Moon, Executive Vice President and President, Sales &  Product Operations

In March 2014, Mr. Moon received a 4.0% base salary increase.

	ELEMENT	TARGET COMPENSATION	ACTUAL COMPENSATION[1]	FACTORS INFLUENCING AMOUNT
	BASE SALARY	$650,000	$669,712	In March 2014, the Committee approved a base salary increase from $625,000 to $650,000.
	STIP AWARD	$682,500	$210,959	Eligible Earnings	x	Target	x	BPF	X	IPF	=	STIP Award
				$669,712		105%		0.30		1.0		$210,959
				Mr. Moon made leadership and organizational changes which enhanced our focus and operational efficiency. He achieved product share gains and ended the year with record backlog. He also executed on key aspects of the company’s strategy to strengthen our core business and expand into adjacent markets, including the development of our industry-leading Public Safety LTE position.
	TOTAL CASH COMPENSATION	$1,332,500	$880,671
	LTI CASH PAYMENT (2012-2014 LRIP)	$603,750	$0	2012 Cycle Base Salary	x	Target	x	TSR Payout Factor				= LRIP Award
				$525,000		115%		0%				$0
				Relative TSR rank of #13 resulted in 0% of target payout
LTI	2014-2016 LRIP	$700,000	–	Base Salary	x	Target	=	LRIP Target
				$625,000		112%		$700,000
				Payout based on relative TSR performance through 2016
	STOCK OPTIONS	$700,000	$699,991	Represents grant date fair value pursuant to ASC Topic 718; actual value realized will be based on stock price when/if the vested options are exercised and when the vested RSUs are sold. As of the record date, the performance hurdle has not been met.
	RSUs	$700,000	$660,881
	2014 TOTAL COMPENSATION	$3,432,500	$2,241,543	Actual Total Compensation is listed in Summary Compensation Table

1 Actual base salary reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	33

Mark S. Hacker, Executive Vice President, General Counsel and Chief Administrative Officer

Key Talent Management Actions Promoted in 2015 to include Chief Administrative Officer

In March 2014, Mr. Hacker received a 10.3% base salary increase.

	ELEMENT	TARGET COMPENSATION	ACTUAL COMPENSATION[1]	FACTORS INFLUENCING AMOUNT
	BASE SALARY	$480,000	$488,942	In March 2014, the Committee approved a base salary increase from $435,000 to $480,000.
	STIP AWARD	$360,000	$110,012	Eligible Earnings	x	Target	x	BPF	x	IPF	=	STIP Award
				$488,942		75%		0.30		1.0		$110,012
				Mr. Hacker made leadership and organizational changes that resulted in increasing his team’s impact while achieving cost reductions of 15% compared to last year. He managed significant litigation to favorable resolutions and successfully supported corporate transactions including the sale of the Enterprise business. He also launched talent management initiatives that strengthened the legal, government affairs and communications functions, and drove simplification and increased velocity by implementing changes to legacy processes and policies.
	TOTAL CASH COMPENSATION	$840,000	$598,954
	LTI CASH PAYMENT (2012-2014 LRIP)	$200,187	$0	2012 Cycle Base Salary	x	Target	x	TSR Payout Factor				= LRIP Award
				$290,000		69.03%		0%				$0
				Relative TSR rank of #13 resulted in 0% of target payout
LTI	2014-2016 LRIP	$500,000	–	Base Salary	x	Target	=	LRIP Target
				$435,000		115%		$500,000
				Payout based on relative TSR performance through 2016
	STOCK OPTIONS	$500,000	$499,997	Represents grant date fair value pursuant to ASC Topic 718; actual value realized will be based on stock price when/if the vested options are exercised and when the vested RSUs are sold. As of the record date, the performance hurdle has not been met.
	RSUs	$500,000	$472,031
	2014 TOTAL COMPENSATION	$2,340,000	$1,570,982	Actual Total Compensation is listed in Summary Compensation Table

1 Actual base salary reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

Robert C. Schassler, Executive Vice President, Solutions and Services

Key Talent Management Actions Promoted from within to lead the Solutions and Services business

Mr. Schassler was promoted from within to lead the Solutions and Services business in May 2014. At the time of his promotion, Mr. Schassler received a base salary increase to $500,000, a STIP target increase from 75% to 95% of base salary and a prorated LRIP target increase to 95% for all open performance cycles (2012-2014, 2013-2015 and 2014-2016). In addition, Mr. Schassler was awarded a promotional equity grant of $400,000 delivered $200,000 in stock options and $200,000 in RSUs.

	ELEMENT	TARGET COMPENSATION	ACTUAL COMPENSATION	FACTORS INFLUENCING AMOUNT
	BASE SALARY[1]	$500,000	$499,712	In May 2014, the Committee approved a base salary increase from $465,000 to $500,000 at the time of Mr. Schassler’s promotion.
	STIP AWARD	$419,567	$131,000	Eligible Earnings	x	Target	x	BPF	x	IPF	=	STIP Award
				$499,712		87.38%		0.30		1.0		$131,000
				In early 2014, Mr. Schassler was promoted and elevated to the Executive Committee to prioritize our Services business and to emphasize its importance on the growth of the company. Mr. Schassler successfully restructured the Solutions and Services organization and launched our new Managed Services and Smart Public Safety Solutions businesses.
	TOTAL CASH COMPENSATION	$919,567	$630,712
	LTI CASH PAYMENT (2012-2014 LRIP)	$265,144	$0	2012 Cycle Base Salary	x	Target	x	TSR Payout Factor				= LRIP Award
				$415,000		63.89%		0%				$0
				Relative TSR rank of #13 resulted in 0% of target payout
LTI	2014- 2016 LRIP	$402,948	–	Base Salary	x	Target	=	LRIP Target
				$445,000		90.55%		$402,948
				Payout based on relative TSR performance through 2016
	STOCK OPTIONS[2]	$325,000	$324,989	Represents grant date fair value pursuant to ASC Topic 718; actual value realized will be based on stock price when/if the vested options are exercised and when the vested RSUs are sold
	RSUs[2]	$575,000	$542,891
	2014 TOTAL COMPENSATION	$2,222,515	$1,498,592	Actual Total Compensation is listed in Summary Compensation Table

1 Target base salary reflects new salary as of promotion in May 2014. Actual base salary reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.

2 Target and actual stock option and RSU amounts reflect value of annual and promotional equity.

34	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

OTHER COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines

To ensure strong alignment of our senior management with the interests of our stockholders, the Company maintains stock ownership guidelines for our senior executives, including each of our NEOs. Our stock ownership requirements are expressed as a multiple of base salary as shown below:

Executive Group	Multiple of Base Salary
Chairman and Chief Executive Officer	6x
Executive Vice Presidents and Executive Committee Members	3x
Senior Vice Presidents	2x
Corporate Vice Presidents	1x

Executives subject to the guidelines must meet their ownership requirement within five years from the date they first become subject to their applicable ownership requirement. Executives who do not meet their stock ownership requirement within five years must hold 100% of net shares acquired (net of tax withholding) on the exercise of stock options and the vesting of RSUs until compliance with the stock ownership requirement is achieved.

Shares counted toward guideline achievement include directly owned shares and unvested RSUs.

The Committee reviews compliance with the ownership guidelines annually. In the Committee’s last review, it was determined that all NEOs had met their stock ownership requirement or are within the five year grace period.

Change In Control Plan

The Company maintains the Senior Officer Change In Control Severance Plan (the “CIC Severance Plan”). In November 2014, the Committee amended and restated the plan with no material changes except the elimination of the expiration date for the plan, allowing for indefinite plan duration. The plan continues to provide the Board the ability to amend or terminate the plan with at least one year notice to participants.

The CIC Severance Plan covers our NEOs (except for Mr. Brown, whose employment agreement contains change in control provisions) and our other senior executives. The Board considers the maintenance of an effective and stable management team essential to protecting and enhancing the value of the Company for the benefit of our stockholders. To that end, we recognize that the possibility of a change in control may exist and that this possibility, and the uncertainty and questions it may raise for certain senior executives, may result in the distraction, and potential departure, of senior management employees to the detriment of the Company and our stockholders. The change in control provision helps to encourage the continued attention and dedication of our senior management to their assigned duties without the distraction that may arise from the possibility of a change in control event.

The CIC Severance Plan employs a “double trigger” in order for severance benefits to be paid, meaning both a change in control event must occur and an executive must be involuntarily terminated without “cause” or the executive must leave for “good reason” within 24 months following the change in control.

The table below highlights key provisions of the CIC Severance Plan. For a detailed description of the CIC Severance Plan, please refer to the section Change in Control Arrangements for more information.

CIC Provision	CIC Severance Plan
Eligibility	Executive and Senior Vice Presidents
CIC Cash Severance Multiple	Two times base salary plus target bonus
Medical Benefit Continuation	Two years
LRIP and Equity Treatment (Provision in 2006 Plan)	Equity and LRIP subject to “double trigger” unless awards are not assumed or replaced by acquirer. If not assumed or replaced, equity and LRIP provide for accelerated treatment with LRIP performance at target
Excise Tax Gross-Up	None. Participants receive “best net” after-tax position of either participant’s paying the excise tax or a reduction in severance benefits to a level that eliminates the imposition of excise tax

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	35

Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

If, in the opinion of the independent directors of the Board, the Company’s financial results require restatement due to the misconduct by one or more of the Company’s executive officers (including the NEOs), the independent directors may seek a number of remedies, all of which are subject to a number of conditions including (i) whether the executive officer engaged in the intentional misconduct, (ii) whether the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, and (iii) whether the incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded. The independent directors shall review whether to require one or more remedies by directing the Company to recover all or a portion of any incentive compensation received by the executive as a result of the misconduct, as well as cancel all or a portion of the outstanding equity-based awards held by the executive (commonly referred to as a claw-back policy). In addition, the independent directors may also seek to recoup any gains realized by the executive with respect to their equity-based awards, including exercised stock options and vested RSUs, regardless of when they were issued.

Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our total compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, unless such compensation qualifies as performance-based compensation. Our short-term and long-term incentive programs generally have been designed so that they may qualify as performance-based compensation. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Plan, each year the Committee allocates an incentive pool equal to 5% of our consolidated operating earnings to the covered officers under our STIP. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee can apply “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers, as determined by the amount payable to each covered officer based on the STIP performance criteria and actual results. The Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Securities Trading Policy

Executives and certain other employees, including our NEOs, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. Our securities trading policy is applicable to all employees and is designed to ensure compliance with all applicable insider trading rules.

Anti-Hedging Policy

Directors, executives and certain other employees, including our NEOs, are not permitted to hold any security tied to the performance of our common stock other than equity delivered directly to employees under our equity incentive plans.

36	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

THE FOLLOWING REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION AND RELATED DISCLOSURE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Throughout 2014, Kenneth C. Dahlberg was the Chair of the Compensation and Leadership Committee (the “Committee”) and Bradley E. Singer served as a member of the Committee. Anne R. Pramaggiore joined the Committee on March 10, 2014.

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola Solutions’ 2014 Annual Report on Form 10-K.

Respectfully submitted,

Kenneth C. Dahlberg, Chairman

Anne R. Pramaggiore

Bradley E. Singer

COMPENSATION AND LEADERSHIP COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Kenneth C. Dahlberg, Director and Chair of the Committee and Bradley E. Singer, Director, served on the Committee throughout 2014. Anne E. Pramaggiore, Director, served on the Committee from March 10, 2014 through the end of 2014. No member of the Committee was, during the fiscal year ended December 31, 2014, an officer, former officer, or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2014.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	37

NAMED EXECUTIVE OFFICER COMPENSATION

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Gregory Q. Brown Chairman and Chief Executive Officer
	2014	1,287,500	0	1,848,923	3,916,657	558,370	26,013	331,669	7,969,131
	2013	1,200,000	0	1,572,805	3,334,996	6,207,600	0	306,530	12,621,931
	2012	1,200,000	0	1,263,716	2,667,993	3,370,000	21,352	1,802,112	10,325,173
Gino A. Bonanotte Executive Vice President and Chief Financial Officer
	2014	615,481	0	660,818	799,987	175,412	173,977	20,400	2,446,075
	2013	342,607	0	360,330	243,742	325,023	0	17,200	1,288,902
Mark F. Moon Executive Vice President and President, Sales & Product Operations
	2014	669,712	0	660,881	699,991	210,959	145,767	54,039	2,441,348
	2013	621,096	0	506,086	1,073,199	989,725	0	25,506	3,215,612
	2012	561,462	0	379,081	800,392	680,000	100,264	27,270	2,548,469
Mark S. Hacker Executive Vice President, General Counsel and Chief Administrative Officer
	2014	488,942	0	472,031	499,997	110,012	36,052	27,432	1,634,466
Robert C. Schassler Executive Vice President, Solutions and Services
	2014	499,712	0	542,891	324,989	131,000	93,806	22,502	1,614,900

(1)	Salary includes amounts deferred pursuant to salary reduction arrangements under the 401(k) and Deferred Compensation Plans; reflects two additional weeks of pay due to the timing of the 2014 payroll calendar.
(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in the Company’s Form 10-K for the fiscal year ended December 31, 2014.
(3)	In 2014, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the 2014 STIP. There were no payouts under the 2012-2014 LRIP. In 2013, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the 2013 STIP and under the 2011-2013 LRIP. Earned payments in column (g) during fiscal year 2013 are as follows:

	Mr. Brown	Mr. Bonanotte	Mr. Moon
2013 STIP	$1,557,600	$139,200	$327,100
2011-2013 LRIP	4,650,000	185,823	662,625

TOTAL	$6,207,600	$325,023	$989,725

In 2012, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the Annual Incentive Plan (the “AIP”), under which our annual cash incentives for NEOs were paid prior to 2013; there were no payments under any LRIP in 2012.

38	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

(4)	The amounts in column (h) represent the aggregate change in present value of the respective officer’s benefits under all pension plans. If the aggregate change in value of benefits under all pension plans was negative, the value is reflected as $0. A summary of the specific values for each period are set forth below:

NEO	Period	Change in Present Value of Pension Plan	Above Market Deferred Compensation Earnings	Total
Gregory Q. Brown	Dec. 31, 2013 to Dec. 31, 2014	$23,912	$2,101	$26,013
	Dec. 31, 2012 to Dec. 31, 2013	($12,282)	$0	($12,282)
	Dec. 31, 2011 to Dec. 31, 2012	$21,352	$0	$21,352
Gino A. Bonanotte	Dec. 31, 2013 to Dec. 31, 2014	$162,929	$11,048	$173,977
	Dec. 31, 2012 to Dec. 31, 2013	($76,221)	$0	($76,221)
Mark F. Moon	Dec. 31, 2013 to Dec. 31, 2014	$110,635	$35,132	$145,767
	Dec. 31, 2012 to Dec. 31, 2013	($62,906)	$0	($62,906)
	Dec. 31, 2011 to Dec. 31, 2012	$100,264	$0	$100,264
Mark S. Hacker	Dec. 31, 2013 to Dec. 31, 2014	$30,561	$5,491	$36,052
Robert C. Schassler	Dec. 31, 2013 to Dec. 31, 2014	$73,700	$20,106	$93,806

(5)	The amounts in column (i) for 2014 consist of perquisite costs for personal use of Company aircraft, security system monitoring, costs for financial planning, guest attendance at Company events, Company matching contributions to the 401(k) Plan, executive physicals and payment of legal fees. The incremental cost to the Company for any personal use of Company aircraft is calculated by multiplying the number of hours an NEO travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. Specific perquisites applicable to each NEO are identified below by an “X”. Where such perquisite exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer, the dollar amount is given.

NEO	Personal Aircraft Use	Security System Monitoring	Financial Planning	Guest Attendance at Company Events	401K Plan Match	Executive Physical	Legal Fees
Gregory Q. Brown	$284,490	X	X	X	X	X	X
Gino A. Bonanotte			X		X
Mark F. Moon	$28,805		X	X	X
Mark S. Hacker			X	X	X	X
Robert C. Schassler			X	X	X

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	39

GRANTS OF PLAN-BASED AWARDS IN 2014

					Estimated Future Payouts Under Non-Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)		Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Type	Award Date	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Gregory Q. Brown	STIP		1/1/2014	(4)	0	1,875,000	2,625,000	–		–		–	–
	LRIP		1/1/2014	(5)	781,250	3,125,000	6,250,000	–		–		–	–
	RSUs		3/10/2014		–	–	–	29,479	(6)	–		–	1,848,923
	Options		3/10/2014		–	–	–	–		326,933	(7)	66.43	3,916,657
Gino A. Bonanotte	STIP		1/1/2014	(4)	0	579,500	811,300	–		–		–	–
	LRIP		1/1/2014	(5)	125,000	500,000	1,000,000	–		–		–	–
	RSUs		3/10/2014		–	–	–	7,526	(6)	–		–	472,031
	RSUs		3/10/2014		–	–	–	3,010	(8)	–		–	188,787
	Options		3/10/2014		–	–	–	–		41,736	(7)	66.43	499,997
	Options		3/10/2014		–	–	–	–		25,020	(8)	66.43	299,990
Mark F. Moon	STIP		1/1/2014	(4)	0	682,500	955,500	–		–		–	–
	LRIP		1/1/2014	(5)	175,000	700,000	1,400,000	–		–		–	–
	RSUs		3/10/2014		–	–	–	10,537	(6)	–		–	660,881
	Options		3/10/2014		–	–	–	–		58,430	(7)	66.43	699,991
Mark S. Hacker	STIP		1/1/2014	(4)	0	360,000	504,000	–		–		–	–
	LRIP		1/1/2014	(5)	125,000	500,000	1,000,000	–		–		–	–
	RSUs		3/10/2014		–	–	–	7,526	(6)	–		–	472,031
	Options		3/10/2014		–	–	–	–		41,736	(7)	66.43	499,997
Robert C. Schassler	STIP		1/1/2014	(4)	0	436,900	611,660	–		–		–	–
	LRIP		1/1/2014	(5)	100,737	402,948	805,895	–		–		–	–
	RSUs		3/10/2014		–	–	–	5,645	(8)	–		–	354,054
	RSUs		5/20/2014		–	–	–	3,006	(8)	–		–	188,837
	Options		3/10/2014		–	–	–	–		10,425	(8)	66.43	124,996
	Options		5/20/2014		–	–	–	–		19,047	(8)	66.52	199,994

(1)	In the aggregate, the RSUs described in this table represent approximately 0.031% of the total shares of Common Stock outstanding on January 31, 2015. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under the 2006 Plan. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant. The fair market value for all equity award grants on or after July 28, 2011 is defined as the closing price for a share of our Common Stock on the date of grant less a discount for the dividends not paid on the RSUs.
(2)	In the aggregate, the options described in this table are exercisable for approximately 0.242% of the total shares of Common Stock outstanding on January 31, 2015. Each of these option awards were granted under the 2006 Plan. All options entitle the holder to acquire shares of Common Stock at the exercise price determined on the grant date. The options carry the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. These options expire at the end of ten years; however, they could expire or be cancelled earlier in certain situations.
(3)	The exercise price of option awards is based on the fair market value of our Common Stock at the time of grant, which is the closing price for a share of our Common Stock on the date of grant.
(4)	These grants are made pursuant to the STIP for the 2014 plan year and are payable in cash. The STIP is the Company’s annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and individual performance. For a detailed discussion of the STIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. Threshold payouts assume the minimum individual performance factor of 0.0. Target payouts assume individual and business performance factors of 1.0. Maximum payouts assume the maximum individual and business performance factors of 1.4. Awards under the STIP for NEOs are determined using their base pay and individual incentive target percentages for the plan year.

40	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

(5)	These grants are for the 2014-2016 LRIP. Awards under the 2014-2016 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock. For a discussion of the LRIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. The amounts under Threshold assume the minimum performance level necessary to generate an award was achieved. If final cycle performance is below the minimum performance level at the end of the three-year cycle, awards will be $0. The amounts under Target assume the target level of performance is achieved. The amounts under Maximum will be payable if Motorola Solutions’ three-year total shareholder return ranks first amongst the peer companies.
(6)	The restrictions on the RSUs lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014, and (b) the first, second and third anniversary of the grant date. The average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014 has not yet been exceeded; therefore as of March 20, 2015 the restrictions have not lapsed.
(7)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014, and (b) the first, second and third anniversary of the grant date. The average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014 has not yet been exceeded; therefore as of March 20, 2015 the restrictions have not lapsed.
(8)	The restrictions on the RSUs lapse and the options vest in three equal installments on the first, second and third anniversary of the grant date.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	41

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)

Gregory Q. Brown	5/3/2005	95,235	(2)	0		–		64.98	5/3/2015	5/2/2012	25,949	(3)	1,740,659
	5/3/2006	83,331	(2)	0		–		89.26	5/3/2016	5/13/2013	19,761	(4)	1,325,568
	4/5/2007	95,235	(2)	0		–		73.88	4/5/2017	3/10/2014	29,479	(5)	1,977,451
	1/31/2008	–		–		53,915	(6)	55.91	1/31/2018
	8/27/2008	552,521	(7)	0		–		40.33	8/27/2018
	8/27/2008	134,297	(8)	0		–		40.33	8/27/2018
	5/7/2009	270,826	(9)	0		–		26.13	5/7/2019
	5/5/2010	264,635	(10)	0		–		28.86	5/5/2020
	2/1/2011	665,778	(11)	0		–		39.02	2/1/2021
	2/22/2011	48,489	(12)	0		–		38.04	2/22/2021
	2/22/2011	471,398	(12)	0		–		38.04	2/22/2021
	5/2/2012	0		281,731	(13)	–		51.33	5/2/2022
	5/13/2013	120,965	(14)	241,929	(14)	–		56.17	5/13/2023
	3/10/2014	0		326,933	(15)	–		66.43	3/10/2024
TOTAL		2,802,710		850,593		53,915					75,189		5,043,678
Gino A. Bonanotte	2/22/2011	9,628	(10)	0		–		38.04	2/22/2021	5/2/2012	1,218	(10)	81,703
	5/2/2012	2,137	(10)	2,137	(10)	–		51.33	5/2/2022	5/13/2013	2,448	(10)	164,211
	5/13/2013	2,387	(10)	4,774	(10)	–		56.17	5/13/2023	8/14/2013	2,021	(10)	135,569
	8/14/2013	5,348	(10)	10,692	(10)	–		57.71	8/14/2023	3/10/2014	3,010	(10)	201,911
	3/10/2014	0		25,020	(10)	–		66.43	3/10/2024	3/10/2014	7,526	(5)	504,844
	3/10/2014	0		41,736	(15)	–		66.43	3/10/2024
TOTAL		19,500		84,359							16,223		1,088,239
Mark F. Moon	5/6/2008	8,214	(2)	0		–		43.10	5/6/2018	5/2/2012	2,595	(16)	174,073
	2/2/2009	23,808	(17)	0		–		19.07	2/2/2019	5/13/2013	6,359	(4)	426,562
	5/7/2009	21,428	(2)	0		–		26.13	5/7/2019	3/10/2014	10,537	(5)	706,822
	5/5/2010	20,088	(10)	0		–		28.86	5/5/2020
	2/22/2011	115,495	(10)	0		–		38.04	2/22/2021
	5/3/2011	31,271	(10)	0		–		45.19	5/3/2021
	5/2/2012	56,846	(18)	28,423	(18)	–		51.33	5/2/2022
	5/13/2013	38,926	(14)	77,853	(14)	–		56.17	5/13/2023
	3/10/2014	0		58,430	(15)	–		66.43	3/10/2024
TOTAL		316,076		164,706							19,491		1,307,456
Mark S. Hacker	5/3/2011	2,501	(10)	0		–		45.19	5/3/2021	5/2/2012	1,306	(10)	87,606
	5/2/2012	2,290	(10)	2,291	(10)	–		51.33	5/2/2022	6/1/2012	852	(10)	57,152
	4/1/2013	0		7,411	(19)	–		63.70	4/1/2023	4/1/2013	1,177	(19)	78,953
	5/13/2013	1,938	(10)	3,877	(10)	–		56.17	5/13/2023	5/13/2013	1,988	(4)	133,355
	6/17/2013	12,570	(10)	25,130	(10)	–		57.33	6/17/2023	6/17/2013	2,325	(10)	155,961
	3/10/2014	0		41,736	(15)	–		66.43	3/10/2024	3/10/2014	7,526	(5)	504,844
TOTAL		19,299		80,445							15,174		1,017,872
Robert C. Schassler	5/5/2010	6,250	(10)	0		–		28.86	5/5/2020	5/2/2012	2,436	(10)	163,407
	2/22/2011	16,641	(10)	0		–		38.04	2/22/2021	5/13/2013	4,451	(10)	298,573
	5/2/2012	8,546	(10)	4,274	(10)	–		51.33	5/2/2022	3/10/2014	5,645	(10)	378,667
	5/13/2013	4,340	(10)	8,680	(10)	–		56.17	5/13/2023	5/20/2014	3,006	(10)	201,643
	3/10/2014	0		10,425	(10)	–		66.43	3/10/2024
	5/20/2014	0		19,047	(10)	–		66.52	5/20/2024
TOTAL		35,777		42,426							15,538		1,042,289

(1)	Market value in column (h) is based on the closing price of our Common Stock on December 31, 2014 of $67.08 per share.
(2)	The grant vests in four equal annual installments commencing on the first anniversary of the grant date.
(3)	The restrictions lapse in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the restrictions will lapse on the third anniversary of the grant date.
(4)	The restrictions lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 13, 2013, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of December 31, 2013; therefore the restrictions will lapse on the first, second and third anniversaries of the grant date.

42	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

(5)	The restrictions lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014, and (b) the first, second and third anniversary of the grant date. As of March 20, 2015, the performance measure has not been met and no shares have vested.
(6)	161,745 options were granted to Mr. Brown on January 31, 2008. 53,915 of these options expired on each of January 31, 2011 and January 31, 2013, as the vesting conditions were not met. The remaining 53,915 options vest if the closing price of our Common Stock meets or exceeds $96.60 for ten trading days out of any thirty consecutive trading days from February 1, 2008 until January 31, 2015. As of January 31, 2015, the vesting conditions were not met and the remaining 53,915 options expired.
(7)	The grant vested in three equal annual installments with the first installment having vested on July 31, 2009.
(8)	The grant of SARs vested in three equal annual installments with the first installment having vested on July 31, 2009.
(9)	The grant of options vests in three equal installments on the later of: (a) (1) separation into two independent, publicly traded companies, or (2) announcement by the Company to not effect a separation; or (b) each of May 7, 2010, 2011 and 2012, respectively. The first installment vested upon the Separation and the last two tranches vested on May 7, 2011 and May 7, 2012.
(10)	The grant vests in three equal annual installments commencing on the first anniversary of the grant date.
(11)	The grant of options vested in three equal installments, each vesting date the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period was 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately following the Separation, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of March 30, 2011; therefore the installments vested on the first, second and third anniversaries of the grant date.
(12)	The 48,489 options and 471,398 stock-settled SARs vested in three equal installments, each vesting date the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of April 5, 2011; therefore the installments vested on the first, second and third anniversaries of the grant date.
(13)	These options vest in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the options will vest on the third anniversary of the grant date.
(14)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 13, 2013, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of December 31, 2013; therefore the installments will vest on the first, second and third anniversaries of the grant date.
(15)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on March 10, 2014, and (b) the first, second and third anniversary of the grant date. As of March 20, 2015, the performance measure has not been met and no shares have vested.
(16)	The restrictions lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the restrictions will lapse on the first, second and third anniversaries of the grant date.
(17)	The grant vests in two equal annual installments commencing on the first anniversary of the date of the grant.
(18)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the installments will vest on the first, second and third anniversaries of the grant date.
(19)	The grant vests on the third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Gregory Q. Brown	-	-	86,690	$5,618,046
Gino A. Bonanotte	-	-	5,564	$362,168
Mark F. Moon	-	-	16,435	$1,079,638
Mark S. Hacker	-	-	12,925	$847,216
Robert C. Schassler	2,812	$109,787	8,312	$547,714

(1)	The “Value Realized on Exercise” is computed by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and multiplying such number by the number of options exercised.
(2)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market closing price of the underlying shares on the vesting date. When an award vests on a non-trading day, the most recent previous market closing price is used for the purpose of this calculation.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	43

NONQUALIFIED DEFERRED COMPENSATION IN 2014

The Motorola Solutions Management Deferred Compensation Plan (the “Deferred Compensation Plan”) previously allowed eligible executive participants the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Effective January 1, 2008, because of low participation, the Deferred Compensation Plan was closed to new deferrals. Effective June 1, 2013, the Deferred Compensation Plan was amended and restated to allow eligible participants, including the NEOs, to defer portions of their base salary and cash incentive compensation otherwise payable in 2014. Motorola Solutions provides 100% matching contributions up to 4% of eligible compensation deferred above IRS qualified plan limits ($260,000 in 2014), not to exceed $50,000 in the case of the NEOs. The plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan; however, as described below and pursuant to SEC rules, all above-market earnings on nonqualified deferred compensation in 2014 are shown below. Each of the NEOs participated in the plan in 2014.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Gregory Q. Brown	$50,000	–	$3,721	$0	$53,721
Gino A. Bonanotte	316,181	–	21,293	0	337,474
Mark F. Moon	966,068	–	66,432	0	1,032,500
Mark S. Hacker	217,115	–	12,526	0	229,641
Robert C. Schassler	645,456	–	41,019	0	686,475

(1)	For Mr. Brown, of the $3,721 in earnings, $2,101 was deemed above market earnings, for Mr. Bonanotte, of the $21,293 in earnings, $11,048 was deemed above market earnings, for Mr. Moon, of the $66,432 in earnings, $35,132 was deemed above market earnings, for Mr. Hacker, of the $12,526 in earnings, $5,491 was deemed above market earnings, and for Mr. Schassler, of the $41,019 in earnings, $20,106 was deemed above market earnings, based on the performance of the funds elected in advance by the participant (as described below); for above-market earnings on nonqualified deferred compensation, see the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2014 Summary Compensation Table.

The amounts reported in the “Aggregate Earnings in Last FY” column in the table above represent all earnings on nonqualified deferred compensation in 2014. The portion of earnings reported as “above-market earnings” in the 2014 Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represents the amount in excess of 3.24% (120% of the applicable federal rate threshold established for 2014 pursuant to SEC rules).

The Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The investment fund choices mirror the fund choices available in the Motorola Solutions 401(k) Plan. The participant’s deferrals into the Deferred Compensation Plan are deemed to be invested in one or more of these funds, as per the participant’s election. The participant does not actually own any shares of the investment funds he selects.

Fund Offering	Investment Classification	1-Year Annualized Average Rate of Return on December 31, 2014
* Short-Term Investment Fund	Money Market	0.15%
* Short-Term Bond Fund	Short-Term Bond	0.74%
* Long-Term Bond Fund	Long-Term Bond	6.10%
* Balanced Fund I	Moderate Allocation	8.57%
* Balanced Fund II	Moderate Allocation	9.03%
* Large Company Equity Fund	Large Cap Blend	13.74%
* Mid-Sized Company Equity Fund	Mid Cap Blend	9.80%
* Small Company Equity Fund	Small Cap Blend	5.14%
* International Equity Fund	Foreign Large Blend	(4.67)%

Changes to distribution elections must be filed at least 12 months in advance of a previously elected payment start date. Any change will require that the payment start date be at least five years later than the previously elected payment start date. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of death or, possibly, a change in control of the Company.

44	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

RETIREMENT PLANS

Our defined benefit pension plans were offered to pension-eligible employees (including NEOs) hired before January 1, 2005. We offered the Motorola Solutions Pension Plan (the “Pension Plan”), a qualified pension plan with two different benefit formulas. We also offered a nonqualified plan, the Motorola Solutions Supplemental Pension Plan (the “MSPP”) to highly compensated employees whose qualified pension plan benefits were reduced by annual salary limits imposed by the IRS. No NEOs currently participate in the MSPP. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. As of January 1, 2008, employees in the Pension Plan not yet vested, became vested after three years of service. Effective March 1, 2009, all future benefit accruals and compensation increases under the Pension Plan and the MSPP automatically ceased for all individuals who were participants in those plans as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009, if not already fully vested. In connection with the December 3, 2014 termination of our Pension Plan, a new pension plan was adopted with the same terms and conditions and the benefits for pension-eligible employees have not changed. All references herein to the Pension Plan shall be deemed to refer to the new pension plan.

The Company also maintains a defined contribution 401(k) plan, which permits employee pre-tax deferrals and provides for a discretionary employer matching contribution.

Pension Plan

The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan formula provides an annual pension annuity benefit based on the participant’s average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit at age 65. The Traditional Plan formula is calculated either based on “final average earnings” and estimated Social Security benefit as of December 31, 2007, or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit (both “earnings” definitions are described below). The Portable Plan formula provides a lump-sum pension benefit based on the participant’s average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan also calculates a benefit based on “final average earnings” as of December 31, 2007 or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit.

A participant’s “final average earnings” are his/her average earnings for the five years of his/her highest pay during the last ten calendar years (including years he/she did not work a complete year) of the participant’s employment with the Company. A participant’s “modified average earnings” are: (1) the sum of (a) his/her average earnings for the five (or fewer if hired after 2002) years of his/her highest pay during the ten calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the Pension Plan, divided by (2) the sum of (a) the number of years of the participant’s benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five years (or fewer, if less than five); plus (b) the participant’s total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump sum merit pay, and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

401(k) Plan

The Motorola Solutions 401(k) Plan provides a dollar-for-dollar matching contribution each pay period on employee pre-tax contributions up to the first 4% of eligible compensation. Employees are permitted to contribute up to 30% of eligible compensation on a pre-tax basis and up to 20% of eligible compensation as after-tax contributions, subject to IRS limits. The 401(k) Plan also offers a discretionary matching contribution, which shall be determined annually by a group comprised of certain Company officers and/or their designees.

PENSION BENEFITS IN 2014

Assumptions described in Note 7, “Retirement Benefits” in the Company’s Form 10-K for the fiscal year ended December 31, 2014 are also used below and incorporated by reference.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Gregory Q. Brown	Portable Pension Plan	6 Yrs 2 Months	$117,462	$0
Gino A. Bonanotte	Traditional Pension Plan	21 Years	615,056	0
Mark F. Moon	Portable Pension Plan	23 Yrs 7 Months	512,026	0
Mark S. Hacker	Portable Pension Plan	8 Yrs 1 Month	118,866	0
Robert C. Schassler	Portable Pension Plan	17 Yrs 3 Months	334,535	0

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	45

(1)	When Motorola Solutions acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service. None of the NEOs are eligible to participate in the MSPP.

EMPLOYMENT CONTRACTS

Employment Agreement with Gregory Q. Brown

On August 27, 2008, the Company entered into an employment agreement (the “original employment agreement”) with Gregory Q. Brown, then the Co-Chief Executive Officer of the Company and Chief Executive of the Company’s Broadband Mobility Solutions business and a member of the Board. The original employment agreement memorialized Mr. Brown’s existing base salary of $1,200,000, an annual bonus target of not less than 220% of salary, a long-range incentive award target of not less than 350% of base salary for 2008 and 250% thereafter, and a 2008 special bonus target. The original employment agreement had an initial three-year term, with automatic one-year renewals absent a notice of non-renewal. As previously disclosed on December 17, 2008, Mr. Brown voluntarily decided to forego any 2008 annual or special bonus under the Motorola Incentive Plan. The original employment agreement was amended on December 15, 2008, May 28, 2010 and March 10, 2014 (the original employment agreement, together with the amendments, are collectively referred to as the “employment agreement”).

Under his employment agreement, in August 2008, Mr. Brown was granted 138,835 restricted stock units, 552,521 stock options and 134,297 stock appreciation rights (as adjusted for the separation of Motorola Mobility Holdings, Inc. in 2011 and the resulting 1-for-7 reverse stock split). Each of these contract awards vested ratably in three equal annual installments, on July 31, 2009, 2010 and 2011. Pursuant to the employment agreement, Separation Event Stock Options worth $8,333,333 and Separation Event Restricted Stock worth $4,166,667 were to be granted following the successful Separation of the Mobile Devices business with a minimum market capitalization of at least $2 billion. Accordingly, on February 1, 2011, Mr. Brown received 665,778 Separation Event Stock Options and 106,782 shares of Separation Event Restricted Stock, all of which vested ratably in three equal annual installments on February 1, 2012, 2013 and 2014 following achievement of the stock price appreciation hurdle on March 30, 2011, when the fifteen day closing average stock price of $42.36 exceeded the stock price appreciation hurdle of $42.22.

In the event of Mr. Brown’s termination of employment “without cause” or by Mr. Brown for “good reason,” Mr. Brown is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change in control) or three times (on or after a change in control) the sum of his base salary and target annual bonus; (3) a pro rata annual bonus based on actual performance during the year in which termination occurs; (4) two years (prior to a change in control) or three years (following a change in control) of medical insurance continuation; and (5) two years’ continued vesting of all outstanding equity awards (prior to a change in control) or accelerated vesting of all equity awards (following a change in control). In the event the Company terminates Mr. Brown’s employment for “cause” or Mr. Brown terminates employment without “good reason,” he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Mr. Brown is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding at the date of termination.

“Good reason” for Mr. Brown to terminate his employment and receive the above generally includes: (1) a reduction in salary, bonus targets, or benefits; (2) a failure to continue on the Board of Directors or negative change in reporting structure; (3) a relocation of employment beyond 50 miles of Schaumburg, Illinois; (4) the failure of the successor to what is now Motorola Solutions to assume the employment agreement; or (5) any other breach of the employment agreement.

During his employment term, Mr. Brown is eligible to participate in the health and welfare plan, perquisites, fringe benefits and other arrangements generally available to other senior executives; Mr. Brown is required to use the Company’s aircraft for business and personal travel pursuant to the Company’s security policy. Mr. Brown is not covered by the Company’s change in control severance plans. Previously, Mr. Brown was entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the Code Section 280G safe harbor if the total payments are less than 10% in excess of the Code Section 280G safe harbor). However, Mr. Brown’s employment agreement was amended on March 10, 2014 to remove the gross-up for excise taxes and to reduce the minimum annual bonus target to 150% effective in 2014.

Mr. Brown’s employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company that apply during the employment period and the two-year period following termination of employment.

46	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Change in Control Arrangements

The Company’s 2011 Senior Officer Change in Control Severance Plan (the “CIC Severance Plan”) is applicable to the NEOs, other than Mr. Brown, as well as all officers who are at or above the level of Senior Vice President (“Senior Officers”).

CIC Provision	CIC Severance Plan
Plan Life	No expiration date
Eligibility	All existing or newly elected or promoted executives with the following titles: • Executive Vice Presidents • Senior Vice Presidents
CIC Cash Severance Multiple	Two times base salary and bonus
Definition Of Severance Base Salary	Current base salary
Definition Of Severance Bonus	Current target annual bonus
Medical Benefit Continuation	Two years
Excise Tax Gross-Up	None. In the event change in control benefits are subject to the excise tax under Section 4999 of the Code, either the participant will pay the excise taxes or the benefits will be cut back to an amount that eliminates imposition of the excise taxes, whichever option is more favorable to the participant on an after-tax basis.
Participant Advance Notification of Plan Amendment	One year

In particular, under the CIC Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant terminates employment with the Company within two years subsequent to a Change in Control of the Company for “Good Reason” or if the participant’s employment with the Company is involuntarily terminated within two years subsequent to a Change in Control of the Company for any reason other than termination for “Cause,” Disability, death or normal retirement, or in the event of an anticipatory termination in connection with a Change in Control of the Company;

•

qualifying participants are entitled to receive a lump sum in cash (with limited exceptions) equal to their unpaid salary for accrued vacation days, accrued salary through the termination date and unpaid annual incentive or sales incentive bonuses for the preceding year;

•

qualifying participants are also entitled to receive a lump sum in cash equal to two times the participant’s base salary in effect on the termination date plus two times the participant’s target annual bonus or sales incentive bonus for the year in which termination occurs;

•	qualifying participants will also receive a pro rata target annual or sales incentive for the performance period (year, quarter or month) in which the termination occurs;

•	payments may be made at different times or in different formats depending on the application of Section 409A of the Code;

•

qualifying participants will also receive continued medical, dental and life insurance benefits for up to two years at the active employee premium rate, and two years of age and service credit for retiree medical eligibility; and

•

in the event a qualifying participant is subject to the excise tax under Section 4999 of the Code, either (a) the participant will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (b) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the participant on an after-tax basis.

If a Change in Control occurs during the term, the CIC Severance Plan continues for at least an additional two years from the Change in Control. On November 13, 2014 the Board amended and restated the CIC Severance Plan to provide for an indefinite term as the CIC Severance Plan was scheduled to expire on February 1, 2015. The CIC Severance Plan may not be amended or terminated in a manner adverse to participants except upon one year’s advance written notice.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	47

In addition to plans covering all of the Company’s Senior Officers, there are Change in Control protections for the general employee population under the Motorola Solutions, Inc. Involuntary Severance Plan.

In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Plan, upon a Change in Control of the Company and a qualifying termination (known as a “double trigger”), all equity-based awards granted to employees, including our NEOs, become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions are deemed met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual short-term incentive awards would be paid out at target levels and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. The value of this potential acceleration of awards is the same as the value disclosed for the LRIP, stock options and SARs, and RSUs under the Involuntary Termination Change in Control columns of the Termination and Change in Control Table for 2014. A qualifying termination includes an NEO who is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months following the Change in Control. This treatment also applies for any awards that are assumed or replaced by the successor corporation (or parent thereof) if these awards preserve the value of existing awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are not assumed or replaced, such awards shall immediately vest (“Accelerated Treatment”).

Executive Severance Plan

The Company has maintained an executive severance plan for all U.S. based elected officers and appointed vice presidents since October 1, 2008. On January 24, 2011, the Compensation and Leadership Committee approved and adopted the Company’s 2011 Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan is applicable to the NEOs, other than Mr. Brown, and is the Company’s severance plan for officers of the Company at or above the level of Vice President (“Vice Presidents”), with additional eligibility for certain participants as set forth therein.

Executive Severance Provision	Executive Severance Plan
Plan Term	N/A
Eligibility

Existing or newly elected or promoted executives in the United States with the following titles:

•       Executive Vice Presidents

•       Senior Vice Presidents

•        Corporate Vice Presidents

•       Appointed Vice Presidents

Qualifying Event

Executive must have a qualifying termination and such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, with execution of a general release

Severance Amount	• Appointed Vice President – 9 months base salary • Corporate Vice President and above – 12 months base salary
Definition of Severance Bonus	Pro rata STIP or AIP, as applicable, award based on actual business results for the year in which separation occurred and with an individual performance factor of 1.0, if applicable.
Medical Benefit Continuation	• Appointed Vice President – 9 months medical plan coverage • Corporate Vice President and above – 12 months medical plan coverage
Outplacement Services	Up to 12 months outplacement services or a cash payment in lieu of such services
Financial Planning	Appointed Vice President and above – 12 months or April 30 of calendar year following year of separation
Participant Advance Notification of Plan Amendment	One year

In particular, under the Executive Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant’s employment is terminated by the Company other than: (a) for total and permanent disability; (b) for “Cause”; (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with

48	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); or (e) if the termination of employment is followed by immediate or continued employment by the Company or an affiliate or subsidiary; or (f) if the participant terminates voluntarily for any reason;

•

qualifying participants who execute a prescribed release of claims, are not in breach of any covenants or other agreements with the Company, and comply with non-disparagement, confidentiality and other applicable covenants, are entitled to receive, in addition to accrued salary through the separation date, 12 months (or nine months in the case of appointed vice presidents) of base salary continuation and a pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs;

•

qualifying participants would receive (a) 12 months (nine months in the case of appointed vice presidents) of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) 12 months of financial planning services;

•

any severance pay and benefits paid under the Executive Severance Plan are to be offset against any severance pay and benefits payable under the applicable Change in Control plan and/or other individual severance arrangements;

•

if a qualified participant receives a pro rata annual bonus or pro rata sales incentive under the Executive Severance Plan, the participant is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period; and

•

the Compensation and Leadership Committee, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of a qualifying participant’s severance pay and benefits, including any bonus or incentive.

If a Change in Control occurs, the Executive Severance Plan continues for at least an additional two years from the Change in Control. On November 13, 2014 the Compensation and Leadership Committee amended and restated the New Executive Severance Plan to provide that a cash payment can be provided in lieu of outplacement services in an amount not to exceed the cost of outplacement services. The Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

Termination and Change in Control Tables for 2014

The tables below outline the potential payments to our NEOs upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person. Definitions follow the tables.

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2014. For each NEO, the columns included reflect the triggering events that were theoretically possible on December 31, 2014.

Gregory Q. Brown

Chairman and Chief Executive Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
	Good Reason	Retirement		For Cause	Not For Cause	Change in Control(8)
Compensation
Severance(2)	$6,250,000	$0	$0	$0	$6,250,000	$9,375,000
Short-term Incentive(3)	558,370	0	558,370	0	558,370	558,370
Long-term Incentives
• 2014-2016 LRIP(3)	0	0	1,000,000	0	0	3,000,000
• 2013-2015 LRIP(3)	0	0	2,000,000	0	0	3,000,000
• Stock Options and SARs (Unvested and Accelerated or Continued Vesting)(4)	7,873,736	0	7,891,446	0	7,873,736	7,891,446
• Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(4)	4,878,829	0	5,043,678	0	4,878,829	5,043,678
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	18,377	0	0	0	18,377	27,565
Financial Planning Continuation	0	16,500	16,500	0	16,500	16,500
TOTAL	$19,579,312	$16,500	$16,509,994	$0	$19,595,812	$28,912,559

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	49

Gino A. Bonanotte

Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
	Resign	Retirement		For Cause	Not For Cause	Change in Control(8)
Compensation
Severance(2)	$0	$0	$0	$0	$610,000	$2,379,000
Short-term Incentive(3)	0	0	175,412	0	175,412	584,707
Long-term Incentives
• 2014-2016 LRIP(3)	0	0	166,667	0	0	500,000
• 2013-2015 LRIP(3)	0	0	188,340	0	0	282,510
• Stock Options (Unvested and Accelerated)(4)	0	0	229,318	0	62,338	229,318
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	1,088,239	0	294,682	1,088,239
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	0	15,003	30,006
Financial Planning Continuation	0	15,000	15,000	0	15,000	15,000
Outplacement Services	0	0	0	0	18,000	0
TOTAL	$0	$15,000	$1,862,975	$0	$1,190,435	$5,108,779

Mark F. Moon

Executive Vice President and President, Sales & Product Operations

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
	Resign	Retirement		For Cause	Not For Cause	Change in Control(8)
Compensation
Severance(2)	$0	$0	$0	$0	$650,000	$2,665,000
Short-term Incentive(3)	0	0	210,959	0	210,959	703,197
Long-term Incentives
• 2014-2016 LRIP(3)	0	0	233,333	0	0	700,000
• 2013-2015 LRIP(3)	0	0	527,333	0	0	791,000
• Stock Options (Unvested and Accelerated)(4)	0	0	1,335,018	0	518,363	1,335,018
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	1,319,531	0	414,621	1,319,531
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	0	12,853	25,706
Financial Planning Continuation	0	15,000	15,000	0	15,000	15,000
Outplacement Services	0	0	0	0	18,000	0
TOTAL	$0	$15,000	$3,641,174	$0	$1,839,796	$7,554,452

50	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Mark S. Hacker

Executive Vice President, General Counsel and Chief Administrative Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
	Resign	Retirement		For Cause	Not For Cause	Change in Control(8)
Compensation
Severance(2)	$0	$0	$0	$0	$480,000	$1,680,000
Short-term Incentive(3)	0	0	110,012	0	110,012	366,707
Long-term Incentives
• 2014-2016 LRIP(3)	0	0	166,667	0	0	500,000
• 2013-2015 LRIP(3)	0	0	183,432	0	0	275,148
• Stock Options (Unvested and Accelerated)(4)	0	0	375,576	0	115,309	375,576
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	1,017,872	0	327,552	1,017,872
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	0	12,629	25,258
Financial Planning Continuation	0	16,500	16,500	0	16,500	16,500
Outplacement Services	0	0	0	0	18,000	0
TOTAL	$0	$16,500	$1,870,059	$0	$1,080,001	$4,257,060

Robert C. Schassler

Executive Vice President, Solutions and Services

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
	Resign	Retirement		For Cause	Not For Cause	Change in Control(8)
Compensation
Severance(2)	$0	$0	$0	$0	$500,000	$1,873,800
Short-term Incentive(3)	0	0	130,994	0	130,994	436,648
Long-term Incentives
• 2014-2016 LRIP(3)	0	0	134,316	0	0	402,948
• 2013-2015 LRIP(3)	0	0	221,364	0	0	332,046
• Stock Options (Unvested and Accelerated)(4)	0	0	179,457	0	70,646	179,457
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	1,042,289	0	316,215	1,042,289
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	0	11,864	23,729
Financial Planning Continuation	0	15,000	15,000	0	15,000	15,000
Outplacement Services	0	0	0	0	18,000	0
TOTAL	$0	$15,000	$1,723,420	$0	$1,062,719	$4,305,916

(1)	For purposes of this analysis, we assumed the NEOs’ compensation is as follows: Mr. Brown’s base salary is equal to $1,250,000, his short-term incentive target opportunity under the STIP is equal to 150% of base salary and his long-term incentive target opportunity under the 2014-2016 and 2013-2015 LRIP cycles is equal to 250% of cycle start salary. Mr. Bonanotte’s base salary is equal to $610,000, his short-term incentive target opportunity under the STIP is equal to 95% of actual earnings and his long-term incentive target opportunity under the 2014-2016 and 2013-2015 LRIP cycles is equal to 95% and 94.17% of cycle start salary, respectively. Mr. Moon’s base salary is equal to $650,000, his short-term incentive target opportunity under the STIP is equal to 105% of base salary and his long-term incentive target opportunity under the 2014-2016 and 2013-2015 LRIP cycles is equal to 112% and 140% of cycle start salary, respectively. Mr. Hacker’s base salary is equal to $480,000, his short-term incentive target opportunity under the STIP is equal to 75% of actual earnings and his long-term incentive target opportunity under the 2014-2016 and 2013-2015 LRIP cycles is equal to 115% and 91.67% of cycle start salary, respectively. Mr. Schassler’s base salary is equal to $500,000, his short-term incentive target opportunity under the STIP is equal to 87.38% of actual earnings and his long-term incentive target opportunity under the 2014-2016 and 2013-2015 LRIP cycles is equal to 90.55% and 77.22% of cycle start salary, respectively.
(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Mr. Brown, severance is calculated as two times base salary plus two times target STIP award, as further discussed in Employment Agreement with Gregory Q. Brown. Under Involuntary Termination—Change in Control, severance is calculated as two times base salary plus two times target bonus in the year of termination pursuant to the Senior Officer Change in Control Severance Plan, and pursuant to Mr. Brown’s employment agreement is calculated as three times base salary plus three times target bonus in the year of termination. Actual severance payments may vary. See Executive Severance Plan for further details, including a summary of new severance provisions applicable on a prospective basis.
(3)

Assumes the effective date of termination is December 31, 2014 and that the payment is calculated pursuant to the terms and conditions of the applicable arrangement or plan; the payment under the 2014-2016 LRIP cycle is equal to one-third of the target award and the payment under the 2013-2015 LRIP cycle is equal to two-thirds of the target award for Total and Permanent Disability or Death and the full target award for Involuntary Termination-Change in Control. If the NEO does not meet the rule of retirement under the

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	51

STIP (age 55 plus three years service) or under the LRIP (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If an NEO has not met the applicable rule of retirement, he is not automatically entitled to a pro rata payment under the LRIP in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination.
(4)	Assumes the effective date of termination is December 31, 2014 and the price per share of Common Stock on the date of termination is $67.08 per share, the closing price of the Common Stock on December 31, 2014. If the NEO does not meet the rule of retirement, if applicable, under the equity plans (either age 55 plus 20 years of service, age 60 plus 10 years of service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested equity is pro rata accelerated for full months of service from the grant date to the termination date. For Mr. Brown, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, equity continues to vest for a period of two years following termination. The value of dividend equivalent shares on Mr. Brown’s restricted shares is not included.
(5)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.
(6)	See Nonqualified Deferred Compensation in 2014 for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.
(7)	Health and Welfare Benefits Continuation is calculated as 12 months (except with respect to Mr. Brown, which is calculated as 24 months per his employment agreement) as provided in the Executive Severance Plan under Involuntary Termination—Not for Cause and as 24 months (except with respect to Mr. Brown, which is calculated as 36 months per his employment agreement) under Involuntary Termination—Change in Control. Mr. Brown’s employment agreement also provides for 24 months benefits continuation under Voluntary Termination—Good Reason.
(8)	Mr. Brown’s employment agreement and our Senior Officer Change in Control Severance Plan use a “double trigger.” In other words, in order for severance benefits to be “triggered,” (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “Cause” or must leave for “Good Reason” within 24 months following the change in control. Mr. Brown’s employment agreement has unique definitions of “Cause” and “Good Reason.” The total amounts payable to the NEOs in the event of a change in control of the Company may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

Definitions:

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50-mile radius from the officer’s current location, (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Mr. Brown, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) Mr. Brown is not the sole Chief Executive Officer of Motorola Solutions on and after September 1, 2011, or (3) the failure of the successor to what is now Motorola Solutions to assume his employment agreement.

“Voluntary termination—Retirement” means, apart from any pension plan or STIP, for purposes of the 2006 Plan and the Motorola Solutions Long Range Incentive Plan, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; for purposes of the STIP, retirement after reaching age 55 with 3 years of service; and for purposes of the Motorola Elected Officer Supplementary Retirement Plan, retirement after reaching age 60 (early retirement age for an unreduced benefit) or age 57 for a reduced benefit retirement, if applicable.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause,” Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means

52	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

(1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” (as used in the prior definition of “Involuntary Termination for a Change in Control”) shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	53

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Motorola Solutions stockholders	11,083,953 (2)(3)(4)	$85.28	21,311,084	(5)
Equity compensation plans not approved by Motorola Solutions stockholders(6)	687	$77.96	0
Total	11,084,640	$85.28	21,311,084

(1)	The weighted-average exercise price does not include outstanding restricted or deferred stock units.
(2)	Includes shares subject to outstanding options granted under the 2006 Plan and prior stock incentive plans no longer in effect for new grants.
(3)	Includes an aggregate of 1,753,117 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect for new grants. Each restricted or deferred stock unit is intended to be the economic equivalent of one share of Common Stock. It does not include 262 restricted stock units which provide by their terms for cash settlement.
(4)	Includes 257,630 shares subject to outstanding stock appreciation rights (“SARs”) granted under the 2006 Plan (“2006 Plan SARs”) but does not include 4,212 SARs granted under prior stock incentive plans that are no longer in effect for new grants (“Prior SARs”). These SARs enable the recipient to receive, for each SAR granted, a settlement amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. The settlement amount for the Prior SARs may only be paid in cash. No security is issued upon the exercise of these Prior SARs. The settlement amount of the 2006 Plan SARs is payable in shares of Common Stock. The 257,630 shares subject to the 2006 Plan SARs assumes the exercise of 605,695 2006 Plan SARs on December 31, 2014 at $67.08, the closing price of the Common Stock on December 31, 2014, resulting in 348,065 shares that would not be issued in settlement of the 2006 Plan SARs.
(5)	Of these shares: (i) 1,635,867 shares remain available for future issuance under the Motorola Solutions Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 19,675,217 shares remain available for future issuance under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Common Stock may be issued under the 2006 Plan in payment of awards under the Company’s long-range incentive plans.
(6)	The Company’s non-stockholder approved plan is the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), under which no further grants may be made. Since its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

Compensation/Acquisition Plan of 2000

The C/A Plan was initially adopted on November 7, 2000 by the Board. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. From its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards. Options to acquire shares are the only awards outstanding under the C/A Plan, and all such awards are fully vested and exercisable.

Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options under the C/A Plan expire ten years from the date of grant and vest and became exercisable in 25% increments over four years.

54	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL NO. 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR OMNIBUS INCENTIVE PLAN

On March 9, 2015, the Board of Directors approved the Motorola Solutions 2015 Omnibus Incentive Plan (the “2015 Plan”), which is an amendment and restatement of the Motorola Solutions Omnibus Incentive Plan of 2006 (the “2006 Plan”), subject to your approval. The 2006 Plan reserved for issuance 19,047,120 shares of Motorola Solutions common stock, plus any shares available under certain previously approved Motorola Solutions equity incentive plans (“Prior Plans”) at the time of its adoption, plus any shares that became available for future awards through forfeiture, cancellation or cash settlement of awards outstanding when the 2006 Plan was adopted. The 2015 Plan requests a share authorization of 12 million shares plus any shares that become available for future awards through forfeiture, cancellation or cash settlement of outstanding awards (including outstanding awards issued under the Prior Plans), reducing by approximately 7 million shares the total number of shares reserved and approved for issuance as compared to the number of shares currently reserved and approved for issuance under the 2006 Plan. (All historical share numbers have been adjusted to reflect the Company’s one-for-seven reverse stock split effective January 4, 2011.)

The 2006 Plan was originally adopted by the Board of Directors on February 23, 2006, and subsequently approved by stockholders at the annual meeting of stockholders on May 1, 2006. The 2006 Plan is scheduled to expire in February 2016, which is before our regularly scheduled 2016 annual meeting of stockholders.

As described in more detail below, approval of this proposal will accomplish the following:

•	Extend the term of the 2006 Plan to the ten year anniversary of the 2015 annual meeting of stockholders;

•	Reduce the aggregate number of shares authorized for issuance under 2015 Plan by approximately 7 million shares;

•	Rename the 2006 Plan to the 2015 Omnibus Incentive Plan;

•	Maintain the 2006 Plan’s strong governance features;

•	Permit the Committee to continue to grant awards that are intended to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”); and

•	Reestablish certain award limitations for non-employee directors and performance based compensation under Section 162(m).

Why You Should Vote FOR This Proposal

The Board of Directors, the Compensation and Leadership Committee and management all believe that the effective use of performance-based incentive compensation, including equity awards, has been and will continue to be integral to our success. We believe that equity and other performance-based awards incentivize employees, officers and directors to maximize our growth, profitability and overall success, as well as align their interests with the interests of our stockholders to create long-term, sustainable stockholder value. As a result, we request that stockholders approve this proposal to approve the 2015 Plan, which is an amendment and restatement of the 2006 Plan, which was first approved by stockholders in 2006.

Key features of the 2015 Plan include the following:

Continuation of Good Plan Governance

•	No discounted awards. Awards that have an exercise or base value cannot be granted with an exercise price or base value less than the fair market value on the grant date.

•

No repricing or exchange of stock options or stock appreciation rights. The 2015 Plan does not permit repricing of options or stock appreciation rights or the exchange of underwater options or stock appreciation rights for cash or other awards without stockholder approval, except in connection with certain corporate transactions involving Motorola Solutions or a change in control.

•	No evergreen provision. There is no evergreen feature under which the shares authorized for issuance under the 2015 Plan can be automatically replenished.

•

Material amendments require stockholder approval. Material changes, including increasing the number of shares authorized for issuance and changing the restrictions on repricing require stockholder approval.

•	Dividends subject to restrictions. Dividends, if any, paid on any equity award are subject to the same vesting requirements as the underlying award.

•	Administered by Independent committee. The 2015 Plan is administered by our Compensation and Leadership Committee (“Committee”), which is made up entirely of independent directors.

•

No liberal share counting provision. The following types of shares will not again be available for issuance under the 2015 Plan: (i) shares withheld to cover the exercise price of stock options, including upon “net exercise” of stock options, (ii) the gross number of shares subject to share-settled SARs, regardless of the actual number of shares delivered, and (iii) shares withheld to cover the payment of taxes with respect to any award, including upon “net exercise” of stock options.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	55

Reduced Share Authorization

This proposal does not seek to authorize any additional shares for issuance under the 2015 Plan that are not currently authorized for issuance under the 2006 Plan. Adoption of the proposal will result in a net reduction of shares authorized pursuant to the 2015 Plan. In setting the number of proposed shares issuable under the 2015 Plan, the Committee and Board considered a number of factors, each of which is discussed in greater detail below, including:

•	Shares available under the 2015 Plan and how long the shares available are expected to last.

•	Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as burn rate).

•	Impact of total outstanding equity awards under the 2006 Plan and Prior Plans; expected value transfer and dilution.

•	Compliance with Section 162(m).

Shares Available under the 2015 Plan.

As of March 20, 2015, the proposed 12 million shares represent approximately 5.7% of the then-issued and outstanding shares of common stock. The proposed shares under the 2015 Plan are expected to be sufficient, based on historical granting practices and the recent trading price of the common stock, to cover awards for approximately four years.

Historical Equity Award Granting Practices.

In setting the proposed number of shares to authorize under the 2015 Plan, we considered the historical number of equity awards granted under the 2006 Plan and our projected number of equity awards to be granted under the 2015 Plan prospectively which we believe will be lower than prior years due to our smaller equity eligible population following the divesture of the Enterprise business in 2014. We also considered our three-year average burn rate of 1.08%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Burn Rate
2014	1.05%
2013	1.19%
2012	0.99%
Three-year average	1.08%

Impact of Total Outstanding Equity Awards under the 2006 Plan; Expected Value Transfer and Dilution

This proposal does not contemplate the authorization of additional shares. If this proposal is approved by stockholders, the aggregate number of shares of Motorola Solutions common stock for which awards may be granted under the 2015 Plan may not exceed 12 million shares which is a net reduction of approximately 7.7 million shares from the 19.7 million shares available to be granted as new awards under the 2006 Plan.

In addition, all shares of common stock subject to outstanding awards under the 2006 Plan or the Prior Plans that expire or lapse or are forfeited, surrendered, cancelled, terminated, settled in cash in lieu of common stock or are issued and thereafter reacquired by the Company shall again be available for awards under the 2015 Plan. Upon approval of this proposal, approximately 7.7 million previously authorized shares will cease to be eligible for issuance, resulting in a net reduction of shares authorized for issuance under the 2015 Plan.

We also considered the stockholder value transfer and dilution policies of our investors and major proxy advisory firms. As of December 31, 2014, approximately 31.1 million shares of our common stock were subject to outstanding equity awards or available for future awards under our 2006 Plan (14.0% of fully-diluted shares of common stock outstanding on March 20, 2015). If the proposal is approved, approximately 7.7 million shares previously available for issuance under the 2006 Plan will cease to be available for future awards. As a result, after giving effect to this proposal, as of December 31, 2014, approximately 23.4 million shares of our common stock would have been subject to outstanding equity awards (11.4 million shares under the 2006 Plan and Prior Plans) or available for future awards (12 million shares) under the 2015 Plan, resulting in total dilution of 10.5%.

56	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Set forth below is a summary of the dilutive impact of our 2006 Plan and proposed 2015 Plan (i) on an actual basis and (ii) giving effect to the 2015 Plan:

In millions, except percentages	Actual on December 31, 2014	Assuming Approval of 2015 Plan
Outstanding Shares of Common Stock on March 20, 2015	211.3	211.3
Total Shares Available for Future Issuance under Equity Plans	19.7	12.0
Shares Subject to Outstanding Awards	11.4	11.4
Fully-Diluted Outstanding Shares	222.7	222.7
Percentage of Fully-Diluted Shares Subject to Outstanding Awards or Available for Future Issuance	14.0%	10.5%

Provide for Tax Deductibility of Certain Awards

The 2015 Plan has been structured so that awards made under it may be structured to qualify as “performance-based” compensation within the meaning of Section 162(m). In general, Section 162(m) permits companies to deduct compensation in excess of $1 million paid in any one year to the CEO or certain other listed officers (other than the CFO or any officer who is not subject to U.S. income tax) only to the extent that such compensation qualifies as performance-based. As part of this requirement, the material terms of the performance goals under which compensation may be paid—including the universe of eligible employees, a description of the relevant business criteria, and the maximum compensation payable to an employee pursuant to such goal—must be disclosed to and approved by stockholders at least every five years. The Company’s stockholders last approved the material terms of performance goals for awards under the 2006 Plan in 2011. It is our intention that your approval of this proposal satisfy the stockholder approval requirement of Section 162(m) for purposes of future awards made under the 2015 Plan. Even if stockholders approve the proposal, however, the Internal Revenue Service may determine that particular awards issued under the 2015 Plan do not satisfy the requirements of Section 162(m), and nothing in this proposal precludes the Company from granting awards that do not satisfy these requirements. See Compensation Discussion & Analysis—Other Compensation Policies and Practices—Impact of Favorable Accounting and Tax Treatment on Compensation Program Design for more information.

Grants Under the 2006 Plan

If this proposal is not approved, the Company will continue to make grants under the 2006 Plan until its date of expiration in February 2016, and then the 2006 Plan will terminate in accordance with its terms and no further grants may be made thereunder. Additionally, after termination of the 2006 Plan, the Company will no longer be able to use tax-effective incentives that align employee and stockholder interests. If this proposal is approved, the 2015 Plan will allow us to continue to grant cash and equity awards consistent with our compensation program.

Extension of the Expiration Date of the 2006 Plan

The 2006 Plan is currently scheduled to expire in February 2016, and we are requesting an extension of the expiration to the date of the annual meeting of stockholders in 2025. If this proposal is not approved by stockholders, the 2006 Plan will remain in full force and effect through February 23, 2016 without giving effect to the proposed amendment and restatement.

Revise Certain Award Limitations

The 2015 Plan contains revised limitations on various awards, including annual limitations on awards intended to be performance-based under Section 162(m).

Summary of the Proposal

The principal features of the proposed 2015 Plan, most of which remain unchanged from the 2006 Plan, are summarized below. This summary does not contain all the information about the 2015 Plan, a copy of which is included as Appendix A, such as a number of other technical and non-material revisions to the 2006 Plan. The summary below is qualified in its entirety by reference to the text of 2015 Plan.

Plan Limitations

The 2015 Plan contains the following award limitations, subject to the other terms and conditions set forth therein:

•	no employee may receive awards of stock options or SARs exceeding 1 million shares in any calendar year;

•

no employee may receive awards of restricted stock, restricted stock units or other stock awards (in each case intended to qualify as a Section 162(m) performance-based award) exceeding 500,000 shares in any calendar year;

•	no employee may receive awards of performance shares (intended to qualify as a Section 162(m) performance-based award) exceeding 1 million shares in any calendar year;

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	57

•	no employee may receive awards of deferred stock units (intended to qualify as a Section 162(m) performance-based award) exceeding 15,000 shares in any calendar year;

•	no employee may receive awards of performance cash awards or other cash awards (intended to qualify as a Section 162(m) performance-based award) exceeding $10,000,000 in any calendar year;

•

no employee in the annual management incentive award pool (which is equal to 5% of the Company’s consolidated earnings before income taxes in a given fiscal year) may receive an award that exceeds 30% of the award pool; and

•

no non-employee director may receive awards with an aggregate grant date fair value exceeding $750,000 in any calendar year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees).

The limits on the numbers of shares described above and the number of shares subject to any award under the 2015 Plan are subject to proportional adjustment, to reflect certain stock changes, such as stock dividend, stock splits, recapitalizing, reorganization, merger, consolidation, spin-off or a distribution to the holders of shares other than a regular cash dividend. The following shares of common stock shall not be treated as having been issued under the 2015 Plan: (1) shares covered by an award that is settled in cash, or (2) shares issued pursuant to substitute awards issued in connection with a merger or acquisition.

The closing price per share of Motorola Solutions common stock on March 20, 2015 was $66.83.

Eligibility

Participants may consist of all employees of the Company and its Subsidiaries (approximately 2,200 employees have outstanding equity) and all non-employee directors of the Company (seven persons currently participate); provided, however, the following individuals shall be excluded from participation in the 2015 Plan (i) contract labor regardless of length of service, (ii) employees whose base salary is not processed for payment by the Company or any Subsidiary or any designee which administers the payroll function on behalf of the Company, and (iii) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by the Company and which it consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the 2015 Plan.

Administration

The 2015 Plan will be administered by the Compensation and Leadership Committee of the Board of Directors, unless otherwise determined by the Board. The Board or Committee may delegate the administration of the 2015 Plan, subject to certain limits described therein.

Types of Benefits

Stock Options. The Committee may grant either incentive stock options, which comply with Section 422 of the Internal Revenue Code, or nonqualified stock options. The Committee sets option exercise prices and terms, except that the exercise price of a stock option may be no less than 100% of the fair market value of the shares on the date of grant (for these purposes, fair market value means the closing price for Motorola Solutions common stock on the New York Stock Exchange—Composite Transactions during regular session trading for a single trading day). At the time of grant, the Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years. The Committee may also determine the manner in which stock options may be exercised, including by net exercise, in which the net amount of shares is issued to the participant after deducting any taxes withheld and the amount of the exercise price.

Stock Appreciation Rights. The Committee may grant SARs in substitution of stock options granted under the 2015 Plan or on a stand-alone basis. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in substitution for stock options must be settled in shares. At the time of grant, the Committee in its sole discretion will determine when SARs are exercisable and when they expire, except that the term of an SAR issued in substitution of a stock option cannot exceed the term of the stock option and the term of a stand-alone SAR cannot exceed yen years.

Performance Shares, Performance Restricted Stock or Units, Restricted Stock or Units, Performance Cash Awards, Annual Management Incentive Awards and Other Awards. The Committee may grant awards of restricted stock, restricted stock units, performance shares or performance restricted stock or units denominated in shares of Motorola Solutions common stock, performance cash awards, annual management incentive awards, and other stock and cash-based awards, which may include the payment of stock in lieu of cash (including cash payable under other incentive or bonus programs) or the payment of cash (which may or may not be based on the price of Motorola Solutions common stock). Such awards may be contingent on continued service or the attainment of certain performance goals. Annual management incentive awards are paid from a bonus pool equal to 5% of the Company’s “annual consolidated earnings before income taxes” (as defined in the 2015 Plan). Each participant may not be allocated more than 30% of the bonus pool in any year.

58	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Section 162(m) Awards. The Committee may intend that certain of the awards described above qualify as “performance-based compensation” for purposes of Section 162(m). Such awards may be conditioned upon the attainment of performance goals that are based on one or more of the following: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; gross margin; operating margin; net profit; net sales; sales growth; price of Motorola Solutions common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders. Any performance criteria may include or exclude items deemed by the Committee not to be reflective of the Company’s core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

While the Committee views preserving tax deductibility as an important objective, it believes the primary purpose of the Company’s compensation program is to support its strategy and the long-term interests of its stockholders. As such, the Committee may authorize awards under the 2015 Plan that are not tax-deductible under Section 162(m).

Dividends and Dividend Equivalents. Participants holding awards other than stock options or SARs may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while the awards are so held in a manner determined by the Committee in its sole discretion. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of common stock, restricted stock or stock units. Notwithstanding the foregoing, dividends or dividend equivalents credited in connection with an award shall be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend or dividend equivalents have been credited.

Clawback Policy

The Board of Directors may require reimbursement of any annual incentive payment or long-term incentive payment under any award granted under the 2015 Plan to an executive officer (designated as such by the Board of Directors) where (1) the payment was calculated based on achievement of the original financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that caused or partly caused the need for the restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In such cases, the independent directors will evaluate whether to seek one or more of the following remedies: reimbursement of the gross amount of any bonus or incentive compensation, cancellation of outstanding awards, or reimbursement of gains realized in the exercise of awards.

Amendment and Termination of the 2015 Plan

The Board of Directors or the Committee may amend the 2015 Plan, except that if any applicable law, regulation or stock exchange rule requires stockholder approval with respect to an amendment, then to the extent required, stockholder approval will be obtained. Stockholder approval will also be obtained for any amendment that would delete or limit the scope of the 2015 Plan provisions prohibiting repricing of options or SARs and any amendment that would modify the annual award limitations or that would increase the number of shares stated as available for issuance under the 2015 Plan. We are proposing to extend the term of the 2015 Plan through the date of the annual meeting of stockholders in 2025. The 2015 Plan may be suspended or terminated by the Board of Directors at any time. In the event the 2015 Plan is not approved, the 2006 Plan shall continue in full force and effect through February 23, 2016 without giving effect to the proposed amendment and restatement.

Non-Transferability of Awards

Awards granted under the 2015 Plan generally will not be transferable, except by will and the laws of descent and distribution. However, stock options may be transferable to immediate family members, subject to the approval of the Committee.

U.S. Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to awards under the 2015 Plan. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to awards under the 2015 Plan. Participants are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to any awards under the 2015 Plan.

Nonqualified Stock Options and SARs. A recipient will not have any income at the time a nonqualified stock option or SAR is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of Motorola Solutions common stock), in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option price. When a SAR is exercised, the recipient will recognize ordinary income equal to the sum of (1) any gross cash proceeds payable and (2) the fair market value on the exercise date of any shares received.

Incentive Stock Options. A recipient will not have any income at the time an incentive stock option (“ISO”) is granted. Furthermore, a recipient will not have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	59

exercise over the option price will be a preference item that could create an alternative minimum tax liability for the recipient. If a recipient disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the recipient (i.e. the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Internal Revenue Code. Conversely, if the recipient disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the recipient will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (1) the excess of the fair market value of the stock on the date of exercise over the option price and (2) the excess of the amount received for the shares over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held.

Performance Shares, Performance Restricted Stock or Units, Restricted Stock or Units, Performance Cash Awards, Annual Management Incentive Awards and Other Awards. A participant generally will not have taxable income upon a grant of performance shares, performance restricted stock or units, restricted stock or units, performance cash awards, annual management incentive awards and other awards. Instead, the participant will recognize ordinary income at the time of vesting (in the case of restricted stock, performance shares and performance restricted stock) or payout (in the case of restricted stock units, performance restricted stock units, performance cash awards, annual management incentive awards and other awards) equal to the fair market value (on the vesting or payout date, as applicable) of the shares or cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant under special rules available under Section 83 of the Internal Revenue Code.

The Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Internal Revenue Code.

Section 162(m) Awards. Under Section 162(m), in order for compensation in excess of $1 million paid in any year to certain executive officers to be deductible by the Company, such compensation must qualify as “performance-based.” As discussed above, the 2015 Plan allows the Committee to make awards that are intended to qualify as performance-based for purposes of exemption from the limitations of Section 162(m). However, nothing precludes the Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m).

Payment of Withholding Taxes. We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2015 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy a tax withholding requirement by (i) directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement or (ii) by delivering irrevocable instructions to a broker to sell shares of our common stock and to promptly deliver the sales proceeds to us.

Future Benefits

All awards to employees, officers, directors and other eligible participants under the 2015 Plan will be made at the discretion of the Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any participant or the average annual equity grant rate in the future as there are many variables the Committee considers in granting equity awards, including compensation of our executive officers compared to peer group compensation, share price at the time the Committee sets executive compensation, and, for payouts under our long-term incentive program, performance against pre-determined metrics at the time of settlement. However, in approving the 2015 Plan, the Board did consider that the 2015 burn rate is estimated at 2.1 million shares with an estimated grant date fair value of $63.8 million, compared to 2.6 million shares with a grant date fair value of $67.5 million in 2014. This estimate was based on numerous variables and assumptions that are inherently uncertain and subject to change, including with respect to actual grant date fair values, future dividend amounts and number of participants. Accordingly, stockholders are cautioned not to place undue, if any, reliance on such estimate.

60	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Although future grants under the 2015 Plan are not determinable at this time, for illustrative purposes and not necessarily indicative of the shares that might be awarded in the future under the 2015 Plan, the table below sets forth certain information about performance awards, market stock units, performance options restricted stock units and stock options granted to our NEOs, officers and employees on March 9, 2015 under the 2006 Plan in connection with the Company’s annual grant to employees. With respect to grants made to non-employee directors, typically each director receives an annual award of deferred stock units upon election as a director at the annual meeting of stockholders equal to $140,000. The number of deferred stock units is calculated by dividing $140,000 by the closing price of our common stock on the date of grant. For additional information about grants made to non-employee directors, see Director Compensation.

	Target Award for 2015-2017 Performance Awards	Target Number of Market Stock Units(1)	Target Number of Performance Options(2)	Restricted Stock Units	Stock Options	Deferred Stock Units(3)
Gregory Q. Brown	$3,125,000	38,303	132,749	N/A	N/A	N/A
Gino A. Bonanotte	$666,666	11,042	38,270	N/A	N/A	N/A
Mark F. Moon	$633,334	10,490	36,356	N/A	N/A	N/A
Mark S. Hacker	$500,000	8,281	28,702	N/A	N/A	N/A
Robert C. Schassler	$433,334	7,177	24,875	N/A	N/A	N/A
All executive officers as a group (7 persons)	$5,891,668	84,126	291,568	N/A	N/A	N/A
All non-executive officer employees as a group	$3,336,983	N/A	N/A	596,944	423,637	N/A
All non-employee Directors as a group (7 persons)	N/A	N/A	N/A	N/A	N/A	14,722

(1)	Assumes payout at target of market stock units. Payouts are earned based on the appreciation/depreciation in absolute stock price over the performance period.
(2)	Assumed options earned at target for performance options. Options are earned based on the Company’s three-year total stockholder return as compared to the S&P 500.
(3)	Calculated assuming closing stock price of $66.57 on March 9, 2015, the date the employees of the Company received equity awards; deferred stock units are not granted until after the annual stockholder meeting.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MOTOROLA SOLUTIONS 2015 OMNIBUS INCENTIVE PLAN. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MOTOROLA SOLUTIONS 2015 OMNIBUS INCENTIVE PLAN.

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	61

PROPOSAL NO. 4 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR EMPLOYEE STOCK PURCHASE PLAN

On March 9, 2015, the Board of Directors approved the amendment and restatement of the Motorola Solutions Employee Stock Purchase Plan of 1999 (the “ESPP” formerly called “MOTshare”) subject to your approval.

Stockholder approval is sought to increase the number of shares of our Common Stock available for issuance under the ESPP by 9 million shares from 32,757,142 shares to 41,757,142 shares, which 9 million shares represents approximately 4.3% of our current outstanding shares as of March 20, 2015.

While the terms of the ESPP remain substantially the same, the amended and restated plan includes adjustment provisions for changes in capitalization and Change in Control transactions and other ministerial changes. The terms of the ESPP with regards to employee eligibility, offering period and payroll deductions, the determination of the purchase price, withdrawal rights, transferability and authority to amend and terminate the ESPP, as described below, remain the same.

The purpose of the ESPP is to encourage stock ownership by employees of the Company. We believe ownership of our Common Stock by employees is desirable as an incentive to improve performance, provide an opportunity to share in our growth and success and align their interests with the long-term interest of our stockholders.

Authorization of Additional Shares: The ESPP was initially adopted in 1999 and authorized the sale to employees of up to an aggregate of approximately 7.8 million shares of Common Stock issued under the ESPP. Both the Board of Directors and the stockholders in 2002, 2007 and 2009 approved amending the ESPP to increase the aggregate number of shares of Common Stock available for sale to employees, by approximately 7.1 million shares in each of 2002 and 2007 and by approximately 10.1 million in 2009. (All historical share numbers have been adjusted to reflect the Company’s one-for-seven reverse stock split effective January 4, 2011.)

As of March 1, 2015, the Company had issued and employees had purchased approximately 31.2 million shares of the 32.8 million total shares authorized to date under the ESPP. The Company estimates that a total of an additional 1.1 million shares will be issued and purchased for the six-month purchase periods ending March 31, 2015 and September 30, 2015. Accordingly, there is the possibility that, without this amendment, there would be insufficient authorized shares for all issuances for offering periods that commence prior to the 2016 Annual Meeting. The Company believes that with the approval of the additional authorized shares, there will be sufficient shares for purchases under the ESPP until 2023, depending on the participation rates and the price of our Common Stock.

If the ESPP is approved by stockholders, this approval will satisfy the stockholder approval requirements of Section 423 of the Internal Revenue Code, as amended (“Section 423”), and permit certain participants to receive special tax treatment under Section 423 with respect to the purchase and sale of the shares purchased under the ESPP as described below. The ESPP also provides the Company the flexibility to offer the ESPP to participants in an offering that does not comply with the requirements of Section 423 (“non-Section 423 offering) and to create sub-plans which are designed to meet tax, securities law or other Company compliance objectives in particular locations outside the United States and which are not required to comply with the requirements of Section 423. This expands the Company’s ability to design global compensation programs which permit participation by employees of the Company or its subsidiaries who are employed or reside outside the United States.

A summary of the principal features of the ESPP as administered in the U.S. is provided below, but is qualified in its entirety by reference to the full text of the ESPP attached as Appendix B to this proxy statement.

Administration

The ESPP is administered by the Compensation and Leadership Committee of the Board of Directors (the “Committee”). The Committee has the authority to make rules and regulations governing the administration of the ESPP. The Committee may delegate the administration of the ESPP to an Administrator in accordance with the terms of the ESPP.

The Committee or the Administrator may, in their discretion, designate a subsidiary of the Company as participating in either a Section 423 offering or a non-Section 423 offering and may also adopt rules and procedures relating to the operation and administration of the ESPP, including relating to a non-Section 423 offering to accommodate specific requirements of local laws and procedures for jurisdictions outside the United States. However, the aggregate number of shares of Common Stock available for sale under the ESPP applies in the aggregate to offerings made under either a Section 423 offering or a non-Section 423 offering. The specific terms of any non-Section 423 subplan such as eligibility requirements or method of contribution generally may vary from the terms of the ESPP described below.

Eligibility

Substantially all regular employees of the Company and designated subsidiaries are eligible to participate in the ESPP, unless an employee would own 5% or more of the total combined voting power of the Common Stock at the start of an offering period. Participation in the ESPP is voluntary.

62	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

As of December 31, 2014, approximately 13,495 employees were eligible to participate in the ESPP and approximately 5,822 employees were currently participating in the ESPP.

Offering Periods and Payroll Deductions

An eligible employee may elect to participate in the ESPP as of any Enrollment Date. “Enrollment Dates” occur on the first day of the offering period which is currently set at six-month intervals beginning on approximately April 1 and October 1. To participate in the ESPP, an employee must complete the enrollment process which indicates the percentage amount to be deducted from his or her eligible pay and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction amount may be up to 20% of eligible pay or such other amount as approved by the Committee. Eligible pay generally includes base wages or salary payable in cash. A participant may not purchase more than $25,000 of shares of Common Stock (determined at the fair market value of the shares at the beginning of the offering) for each calendar year in which a right is outstanding and exercisable.

Contributions and Purchase of Shares

A contribution account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee (on an after-tax basis) are credited to each such employee’s respective contribution account. On the last trading day of each offering period (the “Share Purchase Date”), the amount credited to each participating employee’s contribution account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price. The maximum number of shares of common stock that may be purchased during any six-month offering period shall be 14,285 shares of Common Stock.

Purchase Price

The purchase price for the Shares will be the lesser of 85% of the closing price of a share of Common Stock as reported on the New York Stock Exchange on: (i) the first trading day of the applicable offering period, or (ii) the Share Purchase Date. Employees may purchase shares through the ESPP by payroll deductions or other alternative payments that the Committee may approve.

Withdrawal

A participating employee may withdraw from an offering under the ESPP by completing the online withdrawal process by the first trading day of the last month of an offering period. After withdrawal, payroll deductions will be discontinued beginning with the next payroll period, and previously deducted amounts will be refunded without interest as soon as practicable. Once a participating employee withdraws from a particular offering, that employee may not participate again in the same offering period. To participate in a subsequent offering period, the employee must re-enroll in the ESPP.

Termination of Employment

If a participating employee ceases to be an eligible employee for any reason, including death, payroll deductions will be discontinued and any previously deducted amounts will be refunded, without interest, as soon as practicable, unless otherwise provided by the Committee.

Stockholder Rights

A participating employee will have no rights as a stockholder with respect to the shares subject to any rights granted under the ESPP or any shares deliverable under the ESPP until the shares are actually recorded on the participant’s behalf on the books of the securities brokerage firm selected by the Committee or in a participating employee’s plan share account, as determined by the Committee. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Transferability

No rights under the ESPP are transferable by a participating employee, other than by will or the laws of descent and distribution following the participant’s death. Rights are exercisable during the lifetime of the participating employee only by the participating employee.

Changes in Capitalization, Mergers, Consolidations and Change in Control

The number and class of shares of Common Stock available for purchase under the ESPP, as well as the purchase price per share and the number of shares covered by each right under the ESPP that has not yet been exercised, shall be equitably adjusted in the event of any change affecting the number of shares of Common Stock resulting from a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Company subsidiary, combination of shares, exchange of shares, stock rights offering or other similar event.

In the event of a stockholder approved proposed dissolution or liquidation of the Company, the ESPP provides that an offering period in progress shall be shortened by setting a new Share Purchase Date, and such offering period shall terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the Committee.

In the event of certain Change in Control transactions, each participant’s right to purchase shares in the offering period in progress shall be equitably adjusted and assumed or an equivalent right to purchase shall be substituted by the successor corporation. If the successor corporation

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refuses to assume or substitute participants’ rights to purchase shares in the offering period in progress, such offering period shall be shortened by setting a new Share Purchase Date which shall be before the date of the Company’s proposed merger or Change in Control.

Amendment and Termination

The Board of Directors or the Committee may amend the ESPP at any time, provided that if stockholder approval is required for the ESPP to continue to comply with the requirements of the Internal Revenue Code, the United States federal securities laws or regulations or the rules and regulations of the New York Stock Exchange (or any other securities exchange on which the Common Stock is listed or traded), such amendment shall not be effective unless approved by the Company’s stockholders within such time period and manner as may be required.

The ESPP may be suspended or terminated by the Board of Directors or the Committee at any time.

U.S. Federal Income Tax Consequences

The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423, as from time to time amended, with the exception of non-Section 423 sub-plans. As a result, an employee participant will pay no federal income tax upon enrolling in the ESPP or upon purchase of the shares. A participant may recognize gain or loss upon the sale or other disposition of shares purchased under the ESPP, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period.

•

If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price. The Company will be entitled to a tax deduction for the same amount.

•

If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to shares purchased under the ESPP if the shares are held for the requisite two-year period.

•	In addition, at the time of disposition of the shares, the employee may also recognize capital gain or loss, either short-term or long-term, depending on how long the employee held the shares.

Other Information

On March 20, 2015, the closing price of the Common Stock was $66.83.

Participation in the ESPP

The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 and the ESPP and the per share purchase price depends on the future value of the Common Stock. Non-employee directors are not eligible to participate in the ESPP.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING AND RESTATING THE MOTOROLA SOLUTIONS EMPLOYEE STOCK PURCHASE PLAN OF 1999. UNLESS OTHERWISE INDICATED ON YOUR PROXY, THE SHARES WILL BE VOTED FOR AMENDING AND RESTATING THE ESPP.

64	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL NO. 5 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Services provided to the Company and its subsidiaries by KPMG in fiscal years 2013 and 2014 are described under Audit Committee Matters—Independent Registered Public Accounting Firm Fees.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will have the opportunity to respond to appropriate questions from stockholders.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

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AUDIT COMMITTEE MATTERS

THE FOLLOWING “REPORT OF AUDIT COMMITTEE” AND RELATED DISCLOSURE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF AUDIT COMMITTEE

The Audit Committee (the “Committee”) operates pursuant to a written charter that was amended and restated by the Board as of October 17, 2013. A copy of the Committee’s current charter is available at www.motorolasolutions.com/investors. The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

On March 9, 2015, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Solutions, Inc. Director Independence Guidelines. The Board also determined that (1) Ms. Lewent and Mr. Singer are each an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “2015 Director Nominees,” and (2) each member of the Committee is “financially literate.”

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2014, the Committee met 9 times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief ethics officer, the chief legal counsel and, from time-to-time, other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in Auditing Standard No. 16, “Communications with Audit Committees.” With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations. The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2014 with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

66	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2014. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

Judy C. Lewent, Chair

Kenneth C. Dahlberg

Bradley E. Singer

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2014 and December 31, 2013 and is serving in such capacity for the current fiscal year. The Audit Committee appoints and engages the independent registered public accounting firm annually. The decision of the Audit Committee is based on auditor qualifications and performance on audit engagements.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Fees Billed by KPMG

The aggregate fees billed by KPMG for professional services to the Company were $8.9 million in 2014 and $5.9 million in 2013. The fees in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements are listed below under “Audit Fees.” In 2014, this included fees related to the audit of stand-alone financial statements of the Enterprise business prepared in conjunction with the sale of the Enterprise business. The fees for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, are listed below under “Audit-Related Fees.” Finally, the fees billed by KPMG for tax services, which primarily related to multi-national transfer pricing and tax services, are listed below under “Tax Fees.”

The following table further summarizes fees billed to the Company by KPMG during 2014 and 2013.

(In millions)	2014**	2013
Audit Fees	$8.4	$5.4
Audit-Related Fees	$0.4	$0.4
Tax Fees
International Tax Services	$0.1	$0.1
U.S. Tax Services	$0.0	$0.0
	$0.1	$0.1
All Other Fees	$0.0	$0.0
Total	$8.9	$5.9

**	2014 Audit fees include audit work with respect to Enterprise business sale

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AUDIT COMMITTEE PRE-APPROVAL POLICIES

In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for 2014, KPMG and other accounting firms were retained to provide auditing and advisory services in 2014. The Audit Committee has historically engaged KPMG to provide divestiture and acquisition-related due diligence and audit services, audit-related assurance services, and certain tax services. The Audit Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are competitive with other service providers and do not impair the independence of KPMG.

The Audit Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

The Audit Committee pre-approves the annual audit plan and the annual audit fee. The Audit Committee policy includes an approved list of non-audit services that KPMG can provide, including audit-related services, tax services, and other services. The Audit Committee pre-approves the annual non-audit related services and budget. The Audit Committee allows the Company’s Chief Accounting Officer to authorize payment for any audit and non-audit service in the approved budget. The Audit Committee also provides the Company’s Chief Accounting Officer with the authority to pre-approve fees less than $100,000 that were not in the annual budget, but that are in the list of services approved by the Audit Committee. This approval is limited to a cumulative cap of $200,000 between Audit Committee meetings. This authority excludes approval over the annual integrated audit, internal control over financial reporting services, and tax services. The Audit Committee Chair has the authority to pre-approve fees on the list of approved services, outside of the Chief Accounting Officer’s allowable authorization, in advance of the Audit Committee meeting. The Chief Accounting Officer is responsible to report any approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Audit Committee meeting.

In 2014, management did not approve any services that were not on the list of services pre-approved by the Audit Committee.

68	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL NO. 6 — STOCKHOLDER PROPOSAL RE: “LOBBYING DISCLOSURE”

The Company has been advised that Mercy Investment Services, Inc., beneficial owner of 48 shares, intends to submit the following proposal for consideration at the Annual Meeting. We have not modified the language of the stockholder’s proposal.

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of stockholders and long-term value;

Resolved, the stockholders of Motorola Solutions, Inc. (“MSI”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications

2.	Payments by MSI used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	MSI’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which MSI is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on MSI’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. MSI does disclose that it belongs to Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $1 billion on lobbying since 1998. But MSI does not comprehensively disclose its trade association memberships, nor payments and the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to MSI’s long-term interests.

MSI spent $4.43 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures in states, where MSI also lobbies. And MSI does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge stockholders to vote for this proposal.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

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BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board has considered the above proposal and believes that full implementation is not in the best interests of the Company or its stockholders. The Company already discloses information about its lobbying, as required by existing law and regulations. The Company will add disclosure to its website as part of its 2014 Corporate Responsibility Report describing its policies relating to lobbying activity as noted below.

The Company is subject to extensive regulation at the federal, state and local levels. The Company engages with public policymakers at all levels when it believes doing so will serve the best interests of the Company and its stockholders. The Company is committed to participating in the political process as a good corporate citizen. In this regard, the Company has developed effective policies for the appropriate disclosure and oversight of its lobbying activities and is fully committed to complying with all laws governing lobbying activities, including laws requiring registration and reporting.

The Company requires any employee who wishes to engage in lobbying or register as a lobbyist in support of the Company’s objectives to first obtain written approval from the Legal & Government Affairs organization (“L&GA”), who reviews the scope of proposed lobbying activities, justification and applicable laws. Any employee who wishes to retain an independent contractor as a lobbyist must consult with L&GA to identify a suitable contractor and obtain prior written approval. Subcontracting by lobbyists is also subject to pre-approval. Payments to lobbyists must be commensurate with the value of the services provided by the lobbyist to the Company. All lobbyists must enter into a signed consultant services agreement using a pre-approved form. Special lobbying rules may apply when the Company is seeking to do business with a government. L&GA conducts training on applicable laws and the Company’s lobbying policies and processes for independent contractors and employees who engage in lobbying. L&GA is also responsible for ensuring that individual lobbyists acting on behalf of the Company file all of their required reports, registrations, filings and disclosures.

Under the Lobbying Disclosure Act of 1995, as amended, the Company submits quarterly reports to Congress which outline the Company’s federal lobbying activities, including lobbying expenditures for the quarter and the specific legislative items that were the topics of communications, and identifying the individuals who lobbied on behalf of the Company. These reports are available at: http://lobbyingdisclosure.house.gov/ and http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. The Company files similar periodic reports with state agencies reflecting state lobbying activities which are also publicly available.

Like most major corporations, the Company is a member of trade associations that represent its business priorities and that it believes can assist it in achieving its long-term strategic objectives. The primary purpose of membership in these trade associations is the policy, technical, and industry expertise these organizations provide. The Company periodically reviews its memberships in these associations, which may sometimes take positions on legislation or communicate with government officials on public policy issues. Although lobbying is not the primary purpose of many of these associations, the membership dues paid by the Company and other members may be part of the funds they use to engage in lobbying activities. In addition, given the diverse membership in many of these associations, the Company may not agree with every public policy position and/or lobbying action taken by such associations. The Company already discloses, as part of its Corporate Responsibility Report (http://responsibility.motorolasolutions.com/) the names of associations in the U.S. where annual dues are $50,000 or more. The Board believes that additional disclosure would not necessarily present an accurate reflection of the Company’s positions on certain public policy issues.

The Company is involved in a number of legislative initiatives that could dramatically affect its business and operations. The additional disclosures of proprietary and confidential information required by this proposal could place the Company at a competitive disadvantage by revealing its corporate strategies and priorities. Because parties with adverse interests also lobby for their own business reasons, any unilaterally expanded disclosure by the Company regarding its lobbying activities could benefit these parties to the detriment of the Company and its stockholders.

By requiring expanded disclosure of lobbying activity, this proposal disregards the Company’s existing policies and practices with regard to disclosure and compliance with the law. The Board believes the Company has robust policies and procedures in place relating to its lobbying activities, and therefore, this proposal is unnecessary. Furthermore, the Board believes this proposal is not in the best long-term interests of the Company and its stockholders. Accordingly, the Board recommends that you vote AGAINST this proposal.

70	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

IMPORTANT DATES FOR THE 2016 ANNUAL MEETING

Recommending a Director Candidate to the Governance and Nominating Committee

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for consideration should forward the candidate’s name and information about the candidate’s qualifications and the information required by the Company’s Bylaws, including a completed and signed questionnaire, in writing to the Governance and Nominating Committee, c/o Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions’ stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, and is timely received in accordance with the Company’s Bylaws. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive.

Submitting Nominations to the Board

A stockholder wishing to nominate a candidate for election to the Board at the 2016 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than 5:00 pm Central Time on February 1, 2016.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s Bylaws. The notice must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. In addition, to be eligible as a nominee for election, a nominee must submit a completed and signed questionnaire, a written representation and agreement regarding compliance with fiduciary duties and the Company’s Bylaws, among other items as set forth in the Company’s Bylaws. A nomination that does not comply with the above requirements will not be considered.

Submitting Proposals for the 2016 Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2016 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

If the stockholder intends to present the proposal at the Company’s 2016 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than 5:00 pm Central Time on December 2, 2015, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any stockholder proposal in its proxy materials for the 2016 Annual Meeting of Stockholders if the proposal is received after that time.

If a stockholder wishes to present a proposal at the 2016 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than 5:00 pm Central Time on February 1, 2016, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

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OTHER MATTERS

The Board knows of no other business to be transacted at the Annual Meeting, but if any other matters do come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained Alliance Advisors, LLC to aid in soliciting proxies for a fee estimated not to exceed $30,000 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are Motorola Solutions stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola Solutions stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterial@proxyvote.com, or write us at Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

Michelle M. Warner

Secretary

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Appendix A

MOTOROLA SOLUTIONS

OMNIBUS INCENTIVE PLAN OF 2015

(F/K/A THE MOTOROLA SOLUTIONS OMNIBUS INCENTIVE PLAN OF 2006),

AS AMENDED AND RESTATED EFFECTIVE [MAY 18, 2015]

1. Purpose. The purposes of the Motorola Solutions Omnibus Incentive Plan of 2015 (f/k/a The Motorola Solutions Omnibus Incentive Plan of 2006), as amended and restated effective [May 18, 2015] (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) and its Subsidiaries or to serve as directors of Motorola Solutions, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola Solutions’ stockholders by providing them equity-based awards and other stock and cash incentives. Prior to the amendment and restatement on May 18, 2015 (the “Restatement Date”), the Plan was formerly known as the Motorola Solutions Omnibus Incentive Plan of 2006, as Amended and Restated November 8, 2011. All references to the Motorola Solutions Omnibus Incentive Plan of 2006 contained in any (i) future award agreements, other grant materials or correspondence to participants or (ii) other Company plans, after the Restatement Date, shall also be deemed to refer to this Plan.

2. Administration. The Plan will be administered by a Committee (the “Committee”) of the Motorola Solutions Board of Directors (the “Board”) consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a) the Securities and Exchange Commission (the “SEC”) may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) the New York Stock Exchange (the “NYSE”) may establish pursuant to its rule-making authority; and

(c) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation and Leadership Committee shall serve as the Committee administering the Plan until such time as the Board designates a different Committee.

The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of any award or other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola Solutions and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by or electronic confirmation of all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are, or who are reasonably expected to be, “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3. Participants. Participants may consist of all employees of Motorola Solutions and its Subsidiaries and all non-employee directors of Motorola Solutions; provided, however, the following individuals shall be excluded from participation in the plan: (a) contract labor (including without limitation contractors, consultants, contract employees and job shoppers) regardless of length of service; (b) employees whose base wage or base salary is not processed for payment by Motorola Solutions or any Subsidiary or any designee which administers the payroll function on behalf of the Company; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola Solutions and which Motorola Solutions consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4. Shares Available under the Plan. There is hereby reserved for issuance under the Plan as of the Restatement Date an aggregate of 12,000,000 shares of Motorola Solutions’ common stock, which reflects a reduction from the 19,047,120 shares of Motorola Solutions’ common stock previously approved by Motorola Solutions’ stockholders prior to the Restatement Date plus the number of shares approved and available for grant under the Prior Plans as of the May 1, 2006 date of their merger into the Plan. The maximum number of shares reserved for issuance under the Plan shall not exceed (a) the total number of shares reserved for issuance under the Plan as of the Restatement Date plus (b) the

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number of shares subject to outstanding awards granted prior to the May 1, 2006 merger date under the Prior Plans that again become available for issuance after such merger date pursuant to the remainder of this Section 4 plus (c) any shares subject to outstanding awards under the Plan that again become available for issuance pursuant to the remainder of this Section 4. If there is (i) a lapse, expiration, termination, forfeiture or cancellation of any award or other benefit under this Plan or the Prior Plans, prior to the issuance of shares thereunder or (ii) any award or other benefit granted under this Plan or the Prior Plans is settled in cash, then the shares subject to these awards or other benefits shall be added to the shares available for benefits under the Plan. Except as otherwise provided in the Plan, shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Each stock-settled SAR will count as one share of Motorola Solutions common stock, notwithstanding the fact that the net shares delivered upon exercise may be less than the number of stock-settled SARs granted. Any shares of Motorola Solutions’ common stock retained by Motorola Solutions or exchanged by an optionee as full or partial payment of the Exercise Price under any Stock Option exercised under the Plan (including by virtue of a “net exercise” of a Stock Option) and any shares retained by Motorola Solutions to comply with applicable income tax withholding requirements for any award or any other benefit under the Plan (including by virtue of a “net exercise” of a Stock Option), shall be treated as issued and deducted from the aggregate number of shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola Solutions. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 422 of the Code); provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the participant during any calendar year with respect to shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under the Plan), such Stock Options shall be treated as nonqualified Stock Options. For purposes of this Section 4, “Prior Plans” shall mean, collectively, the Motorola Solutions Omnibus Incentive Plan of 2003, the Motorola Solutions Omnibus Incentive Plan of 2002, the Motorola Solutions Omnibus Incentive Plan of 2000 and the Motorola Solutions Amended and Restated Incentive Plan of 1998.

Under the Plan, no employee may receive in any calendar year (i) Stock Options relating to more than 1,000,000 shares, (ii) SARs relating to more than 1,000,000 shares, (iii) Restricted Stock, Restricted Stock Units or Other Stock Awards relating to more than 500,000 shares, to the extent such awards are intended to qualify as performance-based compensation under Code Section 162(m), (iv) Performance Shares relating to more than 1,000,000 shares, to the extent such awards are intended to qualify as performance-based compensation under Code Section 162(m), or (v) Deferred Stock Units relating to more than 15,000 shares, to the extent such awards are intended to qualify as performance-based compensation under Code Section 162(m). No non-employee director may receive in any calendar year awards with an aggregate Fair Market Value greater than $750,000, whether such awards are settled in cash or in shares; provided that this limit shall not apply to any awards a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director’s compensation. Compensation for this purpose includes all cash remuneration payable to a non-employee director, other than reimbursement for expenses, and shall include retainer fees for service on the Board; fees for serving as Chairman of the Board or for serving as Chairman or member of any committee of the Board; compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee of the Board or a Chief Executive Officer or any other kind or other category of fees or payments which may be put into effect in the future .

The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with Section 16 hereof.

5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

6. Stock Options. An option to purchase a specified number of shares of Motorola Solutions’ common stock (“Stock Options”) may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option.

The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of Motorola Solutions’ common stock on the date the Stock Option is granted (the “Exercise Price”).

Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, such period shall not exceed ten years from the date of grant. Stock Options may not include the right to be credited with dividend equivalents.

The Exercise Price, upon exercise of any Stock Option, shall be payable to Motorola Solutions in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a Fair Market Value at the time of exercise equal to the Exercise Price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola Solutions the amount of sale proceeds from the Stock Option shares to pay the Exercise Price and any withholding taxes due to Motorola Solutions, (d) subject to the approval of the Committee, by a “net exercise” arrangement pursuant to which the number of shares issuable upon exercise of the Stock Option shall be reduced by the largest whole number of shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable)

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and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole shares to be issued shall be paid by the participant in cash or other form of payment approved by the Committee, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate.

Except with respect to certain adjustments under Section 16 hereof, the terms of outstanding Stock Options may not be amended to reduce the Exercise Price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other awards or Stock Options with an Exercise Price that is less than the Exercise Price of the original Stock Options (including through a Stock Option exchange) without stockholder approval.

7. Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the Exercise Price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall be equal to the Fair Market Value of Motorola Solutions’ common stock on the date of its grant.

An SAR may not include the right to be credited with dividend equivalents.

An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola Solutions in an amount determined by multiplying the excess of the Fair Market Value of a share of Motorola Solutions’ common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in stock. Except with respect to certain adjustments under Section 16 hereof, the terms of outstanding awards may not be amended to reduce the grant price of outstanding SARs or cancel outstanding SARs in exchange for cash, other awards or SARs with a grant price that is less than the grant price of the original SARs without stockholder approval.

8. Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. “Restricted Stock” provides participants the right to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. “Restricted Stock Units” provide participants the right to receive shares or, if provided in an award agreement, cash, at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b) a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to Motorola Solutions at cost) such shares or units in the event of termination of employment during the period of restriction; or

(c) the attainment of performance goals including without limitation those described in Section 14 hereof.

All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units, which shall not be payable until such time as the award of Restricted Stock or Restricted Stock Unit vests in accordance with the terms of such grant.

9. Deferred Stock Units. “Deferred Stock Units” provide a participant a vested right to receive shares of Motorola Solutions’ common stock, including in lieu of other compensation at termination of employment or service or at a specific future designated date. In the Committee’s discretion, Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units, which shall not be payable until such time as the award of Deferred Stock Units is payable.

10. Performance Shares. The Committee shall designate the participants to whom long-term performance stock (“Performance Shares”) are to be awarded and determine the number of shares, the length of the performance period (“Performance Period”), and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Shares shall entitle the participant to a payment in the form of shares of Motorola Solutions’ common stock upon the attainment of performance goals and other terms and conditions specified by the Committee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Motorola Solutions’ common stock otherwise required to be issued to a participant pursuant to a Performance Share award.

Notwithstanding the satisfaction of any performance goals, the number of shares of Motorola Solutions’ common stock granted under a Performance Share award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion

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shall determine. However, with respect to any participant who is a Covered Employee, the Committee may not, in any event, increase the number of shares of Motorola Solutions’ common stock earned upon satisfaction of any Performance Criteria.

In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Performance Shares, which shall not be payable until such time as the award of Performance Shares vests in accordance with the terms of such grant.

11. Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based upon long-term performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided that the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any Performance Criteria by any participant who is a Covered Employee. The maximum amount of Performance Cash Awards or Other Cash Awards intended to qualify as performance-based compensation under Code Section 162(m) which may be earned by a single participant in any calendar year is $10,000,000. The Committee may, in its discretion, substitute actual shares of Motorola Solutions’ common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

12. Annual Management Incentive Awards. The Committee may designate Motorola Solutions executive officers who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to 5% of Motorola Solutions’ “consolidated earnings before income taxes” (as defined below) for the Plan Year (“Annual Management Incentive Awards”). The Committee shall allocate an incentive pool percentage to each designated executive officer for each Plan Year. In no event may the incentive pool percentage for any one executive officer exceed 30% of the total pool.

For the purposes hereof, “consolidated earnings before income taxes” shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of the following items, if and only if, such items are separately identified in the Company’s quarterly earnings press releases: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business or investment, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger, acquisition or the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary (a “Divestiture”).

As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate the executive officer’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. The executive officer’s incentive award then shall be determined by the Committee based on the executive officer’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to an executive officer who is a Covered Employee (as defined in Section 2 above) be increased in any way, including as a result of the reduction of any other executive officer’s allocated portion. In addition, to the extent necessary to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, no full or partial payment of or pertaining to an Annual Management Incentive Award for a given Plan Year shall be made under any severance plan or arrangement or otherwise to any executive officer designated as a participant under this Section 12 in excess of the amount corresponding to the incentive pool percentage designated hereunder to such executive officer for the applicable Plan Year.

For purposes of this Section 12, “Plan Year” means the 12-month period beginning on the first day of any fiscal year of the Company.

13. Other Stock or Cash Awards. In addition to the incentives described in Sections 6 through 12 hereof, the Committee may grant other incentives payable in cash or in Motorola Solutions’ common stock under the Plan including, without limitation, awards consisting solely of unrestricted shares of Motorola Solutions’ common stock, as it determines to be in the best interests of Motorola Solutions and subject to such other terms and conditions as it deems appropriate (“Other Stock or Cash Awards”).

14. Performance Criteria. Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the Plan (both those granted on or prior to the Restatement Date and those granted after the Restatement Date) to a Covered Employee may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; gross margin; operating margin; net profit; net sales; sales growth; price of Motorola Solutions’ common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial

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statements (including without limitation the Company’s “consolidated earnings before income taxes” as defined in Section 12 hereof), generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of any Performance Criteria.

In the event that, during any Performance Period, any recapitalization, reorganization, merger, acquisition, Divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance goals (including Performance Criteria) involving the Company, including, without limitation, changes in accounting standards, the Committee may adjust or modify, as determined by the Committee, in its sole and absolute discretion, the calculation of the performance goals (including Performance Criteria), to the extent necessary to prevent reduction or enlargement of the participants’ awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. All determinations that the Committee makes pursuant to this Section 14 shall be conclusive and binding on all persons for all purposes.

15. Change in Control. If the participant has in effect an employment, retention, severance or similar agreement with the Company that discusses the effect of a change in control on the participant’s awards (a “Separate Agreement”), then the terms of the Separate Agreement shall control. If no Separate Agreement exists, except as otherwise specified in an award agreement, the provisions of this Section 15 shall apply upon a Change in Control of Motorola Solutions. Upon a Change in Control, each outstanding award under the Plan may be assumed by the successor corporation (or parent thereof) or replaced with an award that preserves the existing value of the award at the time of the Change in Control and shall provide for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards assumed or replaced in relation to a Performance Share or other performance-based award outstanding under the Plan, such award shall be (a) no longer subject to any performance condition, which shall be deemed satisfied at the target performance level for such assumed or replaced award and (b) subject only to a time-based vesting period substantially equivalent to the applicable remaining Performance Period for such award; further provided, however, with respect to any awards that are assumed or replaced, such assumed or replacement awards shall be subject to “double-trigger” vesting as follows: (i) if a participant is involuntarily terminated (for a reason other than “Cause”) or (ii) quits for “Good Reason” within 24 months of the Change in Control, such assumed or replacement awards shall immediately vest upon such termination of employment.

In the event the successor corporation in a Change in Control does not assume the award or substitute for the award an economically equivalent award that meets the requirements of the immediately preceding paragraph of this Section 15 above, notwithstanding any other provision of the Plan to the contrary, immediately upon occurrence of the Change in Control (i) all outstanding Stock Options and SARs shall become vested and exercisable; (ii) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (iii) all performance goals and Performance Criteria shall be deemed achieved at target levels and all other terms and conditions met; (iv) all Performance Shares shall be delivered, all Performance Units, Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable; and (v) all Other Stock or Cash Awards shall be delivered or paid.

The term “Cause” shall have the same meaning as specified in the participant’s Separate Agreement. If no such Separate Agreement exists or such Separate Agreement does not define Cause (or such similar term), then Cause shall mean, with respect to any participant, (i) the participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the participant’s willful engagement in gross misconduct in the performance of the participant’s duties that materially injures the Company or a Subsidiary.

The term “Good Reason” shall have the same meaning as specified in the participant’s Separate Agreement. If no such Separate Agreement exists or such Separate Agreement does not define Good Reason (or such similar term), then Good Reason shall mean, with respect to any participant, without such participant’s written consent, (i) the participant is assigned duties materially inconsistent with his or her position, duties, responsibilities and status with the Company or a Subsidiary during the 90-day period immediately preceding a Change in Control, or the participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a Subsidiary requires the participant regularly to perform his or her duties of employment beyond a fifty (50) mile radius from the location of the participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the participant’s employment other than pursuant to a notice of termination which indicates the participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the participant’s employment.

A “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola Solutions is then subject to such

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reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola Solutions representing 20% or more of the combined voting power of Motorola Solutions’ then outstanding securities (other than Motorola Solutions or any employee benefit plan of Motorola Solutions; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola Solutions’ securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola Solutions in which Motorola Solutions is not the surviving or continuing corporation or pursuant to which shares of Motorola Solutions’ common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola Solutions in which the holders of Motorola Solutions’ common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola Solutions other than any such transaction with entities in which the holders of Motorola Solutions’ common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola Solutions approve any plan or proposal for the liquidation or dissolution of Motorola Solutions, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

In the event that a payment or delivery of an award following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant’s employment or service with the Company or six months after such termination in the case of a “specified employee” as defined in Section 409A(a)(2)(B)(i).

16. Adjustment Provisions.

(a) In the event of any change affecting the number, class, market price or terms of the shares of Motorola Solutions’ common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of Motorola Solutions’ common stock other than a regular cash dividend (any of which is referred to herein as an “equity restructuring”), then the Committee shall make an equitable substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate.

(b) In direct connection with a Divestiture, the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c) In the event of any merger, consolidation or reorganization of Motorola Solutions with or into another corporation which results in the outstanding Motorola Solutions’ common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of Motorola Solutions’ common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Motorola Solutions’ common stock will be entitled pursuant to the transaction.

(d) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the Exercise Price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an Exercise Price that is less than the Exercise Price of the original Stock Options or SARs without stockholder approval.

17. Substitution and Assumption of Benefits. The Board or the Committee may authorize the issuance of benefits under the Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Motorola Solutions or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization. The terms and conditions of the substitute awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any substitute awards granted under the Plan shall not count against the share limitations set forth in Section 4 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the NYSE.

18. Nontransferability. Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate

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family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. “Members of the immediate family” means the participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

19. Taxes. Motorola Solutions shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and Motorola Solutions may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of shares of Motorola Solutions’ common stock hereunder, a participant may pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by electing to have Motorola Solutions withhold shares of Motorola Solutions’ common stock having a Fair Market Value equal to the amount required to be withheld up to the minimum required statutory withholding amount; or (b) by delivering irrevocable instructions to a broker to sell shares of Motorola Solutions’ common stock and to promptly deliver the sales proceeds to Motorola Solutions for amounts up to and in excess of the minimum required statutory withholding amount. For Restricted Stock and Restricted Stock Unit awards, no withholding in excess of the minimum statutory withholding amount will be allowed.

20. Duration of the Plan. No award shall be made under the Plan more than ten years after the Restatement Date; provided, however, that the terms and conditions applicable to any Stock Option or SAR granted on or before the ten year anniversary of the Restatement Date may thereafter be amended or modified by mutual agreement between Motorola Solutions and the participant, or such other person as may then have an interest therein.

21. Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to the Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof in a manner adverse to participants without the participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in shares of Motorola Solutions’ common stock for outstanding Stock Options without a participant’s consent. The Company shall obtain stockholder approval of any Plan amendment (i) which would change the aggregate or annual award limitations set forth in Section 4 hereof or (ii) to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

22. Fair Market Value. The “Fair Market Value” of shares of Motorola Solutions’ common stock at any time shall mean the closing price for a share of Motorola Solutions’ common stock on the date as of which such value is being determined as reported for the NYSE—Composite Transactions in the Wall Street Journal at www.online.wsj.com. In the event the NYSE is not open for trading on such date, or if Motorola Solutions’ common stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of Motorola Solutions’ common stock on the immediately preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

23. Other Provisions.

(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Motorola Solutions’ common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition, nonsolicitation or confidentiality agreements following termination of employment. Awards under the Plan shall be subject to, as applicable, any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policy may be amended from time to time.

(b) In the event any benefit under the Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to participants in any jurisdiction which is not the subject of such sub-plan.

(c) The Committee, in its sole discretion, may require a participant to have amounts or shares of Motorola Solutions’ common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d) Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without Cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

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(e) No fractional shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f) Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.

(g) The Committee may permit participants to defer the receipt of payments of awards pursuant to such rules, procedures or programs it may establish for purposes of the Plan. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. Notwithstanding any provision of the Plan to the contrary, if a participant is a “specified employee” (certain officers of Motorola Solutions or its Subsidiaries or certain employee-stockholders of Motorola Solutions, both within the meaning of U.S. Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time and in accordance with U.S. Treasury Regulation Section 1.409A-1(i)) on the date of the participant’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code that the participant is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of the participant’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the participant’s termination of employment, and (ii) the participant’s death.

(h) All obligations of the Company under the Plan or any award agreement will be binding on any assigns or successors to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.

24. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Illinois (without regard to any state’s conflict of laws principles). Any legal action related to the Plan shall be brought only in a federal or state court located in Illinois.

25. Stockholder Approval. The Plan was originally adopted by the Board on February 23, 2006, and this Amendment and Restatement was adopted by the Board on March 9, 2015, subject to approval by stockholders at the annual meeting of stockholders on [May 18, 2015].

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Appendix B

MOTOROLA SOLUTIONS

EMPLOYEE STOCK PURCHASE PLAN OF 1999

AS AMENDED AND RESTATED EFFECTIVE [MAY 18, 2015]

1. Purpose. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose (a “Non-Section 423 Offering”).

2. Definitions.

(a) “Administrator” means one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under United States state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A in accordance with Regulation 14A of the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing);

(ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Common Stock, directly or indirectly, have at least a 65% ownership interest;

(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means the Compensation and Leadership Committee of the Board or another committee consisting of not less than two directors of the Company appointed by the Board, all of whom shall qualify as “non-employee directors” within the meaning of United States Securities and Exchange Commission Regulation § 240.16b-3 or any successor regulation.

(g) “Common Stock” means the common stock of the Company, $.01 par value per share.

(h) “Company” means Motorola Solutions, Inc., a Delaware corporation.

(i) “Contributions” means the amount of Eligible Pay contributed by a Participating Employee through payroll deductions and other alternative payments that the Committee may permit a Participating Employee to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.

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(j) “Designated Company” means any Subsidiary of the Company, whether now existing or existing in the future, that has been designated by the Committee or the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies; provided, however that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.

(k) “Eligible Employee” means any individual in a employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes, regardless of any subsequent reclassification by the Company or a Designated Company, any governmental agency, or any court. For purposes of clarity, the term “Eligible Employee” shall not include: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract or contingent labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee. The Committee or the Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(l) “Eligible Pay” means an Eligible Employee’s base pay, which shall include base wages or salary payable in cash during the pay period and shall be calculated before (i) deduction required for income tax, social contributions or other similar withholding and (ii) any such amounts deferred by an Eligible Employee under a 401(k) plan or similar deferred compensation program or arrangement established by the Company or any of its Subsidiaries, but shall not include commissions, bonuses, annual awards, equity compensation (such as stock options or restricted stock units), other incentive payments, expense reimbursements, allowances or other compensation directly or indirectly paid during the pay period.

(m) “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring on or before the first day of an Offering Period, as prescribed by the Committee or the Administrator.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o) “Offering” means a Section 423 Offering or a Non-Section 423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in paragraph 6. For purposes of the Plan, the Committee or Administrator may establish separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Companies may participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy the requirements of Section 423 of the Code; a Non-Section 423 Offering need not satisfy such regulations.

(p) “Offering Period” means the six-month period commencing on the first Trading Day on or after April 1 and October 1 of each year continuing thereafter to the Share Purchase Date, or on such other date as the Committee or the Administrator shall determine.

(q) “Parent” means a “parent corporation” as defined under Section 424(e) of the Code, whether now or hereafter existing, which shall be any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the rights under the Plan, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r) “Participating Employee” means an Eligible Employee that elects to Participate in the Plan.

(s) “Plan” means this Motorola Solutions Amended and Restated Employee Stock Purchase Plan of 1999.

(t) “Purchase Price” means an amount equal to the lesser of 85% of the closing price of shares of Common Stock (i) at the beginning of the Offering Period or (ii) on the Share Purchase Date. For purposes of the Plan, the closing price shall be the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions as reported in the Wall Street Journal at www.online.wsj.com; the Committee shall have the authority to establish a different Purchase Price for any Section 423 Offering or Non-Section 423 Offering, provided that such Purchase Price applicable to a Section 423 Offering complies with the provisions of Section 423 of the Code.

(u) “Shares” means the shares of Common Stock subject to the Plan.

(v) “Share Purchase Date” means the last Trading Day of each Offering Period (or such other trading day as the Committee shall determine).

(w) “Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code, whether now or hereafter existing, which shall be any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the rights under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x) “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participating Employee’s participation in the Plan.

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(y) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Shares Subject to Plan. Subject to adjustment pursuant to paragraph 15 hereof, an aggregate of 41,757,142 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. For avoidance of doubt, the limitation set forth in this paragraph may be used to satisfy purchases of Shares under either a Section 423 Offering or a Non-Section 423 Offering.

4. Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries of the Company shall be Designated Companies participating in either a Section 423 Offering or a Non-Section 423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under paragraph 15 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise confirms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator.

Notwithstanding any provision to the contrary in this Plan, the Committee or Administrator may designate a Subsidiary of the Company as a Designated Company participating in either a Section 423 Offering or Non-Section 423 Offering under the Plan. The Committee or the Administrator may also adopt rules or procedures relating to the operation and administration of the Plan, including relating to a Non-Section 423 Offering to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee or the Administrator is specifically authorized to adopt rules, procedures and subplans, which, for purposes of a Non-Section 423 Offering, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Eligible Pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of Share issuances, which may vary according to local requirements. The Committee or Administrator may also adopt rules, procedures or sub-plans applicable to particular Designated Companies or locations under a Non-Section 423(b) Offering of the Plan. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of paragraph 3, but unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

For clarity’s sake, the Committee may not delegate its authority to make adjustments pursuant to paragraph 15(a), to amend or terminate the Plan pursuant to paragraph 18 or enlarge the Shares authorized for issuance under the Plan pursuant to paragraph 3. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

5. Eligibility.

(a) General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of paragraph 6.

(b) Non-U.S. Employees. An Eligible Employee who is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States, for tax purposes or otherwise) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee or Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c) Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary of the Company, or (ii) except as otherwise provided by the Committee, to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues

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at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is both outstanding and exercisable.

6. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after April 1 and October 1 of each year, or on such other date as the Committee or Administrator shall determine, and continuing thereafter to the Share Purchase Date, which shall be the last Trading Day of the respective six month period, or such other date as the Committee or Administrator shall determine or until terminated in accordance with paragraph 18 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings.

7. Participation. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or by contacting the Company during such Enrollment Period, authorizing Contributions in an amount not exceeding 20% of the Eligible Employee’s Eligible Pay for the payroll period to which the deduction applies, or such other amount as may be determined by the Committee. A Participating Employee may elect to increase or decrease the rate such Contributions during any subsequent Enrollment Period by completing a subsequent online enrollment process through the Company’s designated Plan broker or to the Company, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding 20% of the Eligible Employee’s Eligible Pay, or such other amount as may be determined by the Committee. An Eligible Employee may not initiate, increase or decrease Contributions as of any date other than during an Enrollment Period.

8. Contributions. The Company shall establish a contribution account in the form of a bookkeeping entry for each Participating Employee for the purpose of tracking Contributions made by each Participating Employee during the Offering Period, and shall credit all Contributions made by each Participating Employee to such contribution account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Laws. All Contributions received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

9. Purchase of Shares. Subject to the limitations set forth in paragraph 5(c), each Participating Employee shall have the right to purchase as many Shares, including fractional shares, as may be purchased with the Contributions credited to his or her contribution account as of the last day of the Offering Period (or such other date as the Committee shall determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participating Employee may not purchase in excess of 14,285 Shares under the Plan per Offering Period (subject to adjustment pursuant to paragraph 15 hereof). Any amount remaining in a Participating Employee’s contribution account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth herein (or as designated by the Committee) shall be refunded, without interest, to the Participating Employee as soon as practicable.

10. Taxes. At the time a Participating Employee’s purchase right is exercised, in whole or in part, or at the time a Participating Employee disposes of some or all of the Shares acquired under the Plan, the Participating Employee shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Designated Company that employs the Participating Employee may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participating Employee’s compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares, or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.

11. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participating Employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participating Employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by a Participating Employee pursuant to the Plan shall be held in the Participating Employee’s brokerage or Plan share account.

12. Rights as Stockholder. A Participating Employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until such Shares are recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm. Unless otherwise determined by the Committee or required by any Applicable Law, the Company shall not deliver to any Participating Employee any certificates evidencing Shares issued in connection with any purchase under the Plan.

13. Withdrawals. A Participating Employee may withdraw from an Offering Period by completing the online withdrawal process through the Company’s designated Plan broker or contacting the Company. A notice of withdrawal must be received by the first trading day of the last month of an Offering Period in order for such withdrawal to be effective during the current Offering Period. Upon receipt of such notice, Contributions on behalf of the Participating Employee shall be discontinued commencing with the payroll period immediately following the effective date of the

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	B-4

notice of withdrawal, and such Participating Employee may not again be eligible to participate in the Plan until the next Enrollment Period. Amounts credited to a contribution account of any Participating Employee who withdraws by the first trading day of the last month of an Offering Period shall be refunded, without interest, as soon as practicable.

14. Termination of Employment.

(a) General. Upon a Participating Employee ceasing to be an Eligible Employee for any reason, including death or termination of employment with a Designated Company, Contributions for such Participating Employee shall be discontinued and any amounts then credited to the Participating Employee’s contribution account shall be refunded, without interest, as soon as practicable, except as otherwise provided by the Committee.

(b) Leave of Absence. Subject to the discretion of the Committee, if a Participating Employee is granted a paid leave of absence, payroll deductions on behalf of the Participating Employee shall continue and any amounts credited to the Participating Employee’s contribution account may be used to purchase Shares as provided under the Plan. If a Participating Employee is granted an unpaid leave of absence, Contributions on behalf of the Participating Employee shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Administrator or required by Applicable Laws), but any amounts then credited to the Participating Employee’s contribution account may be used to purchase Shares on the next applicable Share Purchase Date.

(c) Transfer of Employment. A Participating Employee whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or any Designated Company (including transfers between Designated Companies) participating in a Section 423 Offering will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participating Employee transfers from a Section 423 Offering to a Non-Section 423 Offering (or vice versa) or between Non-Section 423 Offerings, the Participating Employee will be treated as having withdrawn from the Offering Period in accordance with paragraph 13, unless otherwise determined by the Committee in its sole discretion.

15. Adjustment Provisions.

(a) Changes in Capitalization. In the event of any change affecting the number, class, or terms of the shares of Common Stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, then the Committee shall equitably adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of paragraphs 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each unexercised right under the Plan to give proper effect to the change. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Dissolution or Liquidation. In the event of a Change in Control contemplated under paragraph 2(e)(iii), the Offering Period then in progress shall be shortened by setting a new Share Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participating Employee in writing, at least ten (10) trading days prior to the New Purchase Date, that the Purchase Date for the Participating Employee’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the New Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in paragraph 13 hereof.

(c) Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares shall be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed Change in Control. The Committee shall notify each Participating Employee in writing, at least ten (10) trading days prior to the New Purchase Date, that the Purchase Date for the Participating Employee’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the New Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in paragraph 13 hereof.

16. Rights Not Transferable. Rights granted under this Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during a Participating Employee’s lifetime only by the Participating Employee.

17. Employment Rights. Participation in the Plan shall not be construed as giving any Participating Employee the right to be retained as an employee of the Company or a Subsidiary, as applicable. Furthermore, the Company or a Subsidiary may dismiss any Participating Employee from employment at any time, free from any liability or any claim under the Plan.

18. Amendments and Termination. The Board or the Committee may amend the Plan at any time, provided that, if shareholder approval is required pursuant to the Code, United States federal securities laws or regulations, or the rules or regulations of the New York Stock Exchange (or any

B-5	Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

other securities exchange on which the Common Stock is listed or traded), then no such amendment shall be effective unless approved by the Company’s stockholders within such time period and manner as may be required. The Board or Committee may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all Contributions shall cease and all amounts then credited to a Participating Employee’s contribution account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest, to Participating Employees.

19. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under Applicable Law, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this paragraph 19, the Administrator determines that the Shares will not be issued to any Participating Employee, any Contributions credited to such Participating Employee’s contribution account shall be promptly refunded, without interest, to the Participating Employee, without any liability to the Company or any of its Subsidiaries.

20. Code Section 409A; Tax Qualification.

(a) Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participating Employee’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participating Employee or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including paragraph 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participating Employees under the Plan.

21. Expenses. Unless otherwise set forth in the Plan or determined by the Committee or Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participating Employees, shall be borne by the Company and its Subsidiaries.

22. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof. Any legal action related to the Plan, the purchase rights granted under the Plan or any enrollment form or other instrument or agreement relating to the Plan shall be brought only in a United States federal or state court located in Illinois.

23. Headings. Headings are given to the paragraphs and subparagraphs of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

24. Stockholder Approval. The Plan was originally adopted by the Board on March 9, 1999 and approved by stockholders on May 3, 1999, and this Amendment and Restatement was adopted by the Board on March 9, 2015, subject to approval by stockholders at the annual meeting of stockholders on [May 18, 2015].

Motorola Solutions Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	B-6

Location for the Annual Meeting of Stockholders:

Fairmont Washington, D.C., Georgetown

2401 M Street NW

Washington, DC 20037

May 18, 2014 at 5:00 P.M., EDT

Map to the Fairmont Washington, D.C., Georgetown

Directions from the Metro to the Fairmont Washington, D.C., Georgetown

From Foggy Bottom Metro Station—take the escalators up to street level. Make a U turn and walk away from the escalators. Continue to the corner of 24th Street, NW and make a right turn. Continue north on 24th to M Street, NW. Hotel will be on the left hand corner after crossing over M Street.

From the Dupont Circle Metro Station—Take the Circle South exit. Walk straight south on 19th Street, NW. Make a right turn on N Street, NW. Continue to 24th Street, NW. Make a left on 24th Street, NW. Hotel is on the next corner on the right.

Directions from Ronald Reagan Washington National Airport

Exit the airport to the north. Follow the signs to Memorial Bridge. Cross the Memorial Bridge and stay in the left lane. Take the first ‘legal’ left turn onto 23rd Street, NW. It is not marked at 23rd Street, but there is a left turn lane. Continue up to G Street and make a left turn. Go one block to the stop sign (this is 24th Street, NW) and turn right. Continue on 24th. You will cross M Street, NW. The hotel entrance is on the left.

Directors from Washington Dulles International Airport

Take the Dulles Access Road to Route 66. Take Route 66 East toward Washington. Follow 66 over the Roosevelt Bridge. Stay in the left lane of the bridge and take the exit for E Street. The exit puts you at 20th Street, NW. At 20th Street, NW, make a left turn and follow to M Street, NW. Make a left turn on M Street. Go four blocks and make a right on 24th Street, NW. The hotel entrance will be on the left.

MOTOROLA SOLUTIONS, INC. 1303 E. ALGONQUIN RD. SCHAUMBURG, IL 60196

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday May 17, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday May 17, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66521-TBD	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA SOLUTIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW:		For	Against	Abstain

1.	Election of Directors for a One-Year Term

	1a. Gregory Q. Brown	☐	☐	☐

	1b. Kenneth C. Dahlberg	☐	☐	☐

	1c. Michael V. Hayden	☐	☐	☐

	1d. Clayton M. Jones	☐	☐	☐

	1e. Judy C. Lewent	☐	☐	☐

	1f. Anne R. Pramaggiore	☐	☐	☐

	1g. Samuel C. Scott, III	☐	☐	☐

	1h. Bradley E. Singer	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

3.	Approval of the Amendment and Restatement of our Omnibus Incentive Plan.	☐	☐	☐

4.	Approval of the Amendment and Restatement of our Employee Stock Purchase Plan.	☐	☐	☐

5.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2015.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSAL:		For	Against	Abstain

6.	Stockholder Proposal re: Lobbying Disclosure.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA SOLUTIONS’

2015 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Solutions’ 2015 Annual Meeting of Stockholders. Please present this ticket at one of the registration stations. Please note that seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders:

Fairmont Washington, D.C.

Georgetown

2401 M Street NW

Washington, DC 20037

May 18, 2015 at 5:00 p.m., EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M66522-TBD

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 18, 2015

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Gino A. Bonanotte, Mark S. Hacker, Michelle M. Warner and John K. Wozniak, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Solutions, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola Solutions, Inc. to be held on May 18, 2015, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, AND AGAINST PROPOSAL 6.

IMPORTANT - Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.